UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Metlife, Inc.
(Name of Registrant as Specified In Its Charter)

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MetLife, Inc.
200 Park Avenue, New York, NY 10166

March 23, 2010

Dear Shareholder:

You are cordially invited to attend MetLife, Inc.’s 2010 Annual Meeting, which will be held on Tuesday, April 27, 2010 beginning at 1:00 p.m., Eastern Daylight Time, in the MetLife Auditorium at the 23rd Floor Conference Center, 1095 Avenue of the Americas, New York, New York.

At the meeting, shareholders will act on the election of four Class II Directors, the ratification of the appointment of Deloitte & Touche LLP as MetLife, Inc.’s independent auditor for 2010, a shareholder proposal regarding cumulative voting in the election of Directors, and such other matters as may properly come before the meeting.

The vote of every shareholder is important. You can assure that your shares will be represented and voted at the meeting by signing and returning the enclosed proxy card, or by voting on the Internet or by telephone. If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted. Under recent amendments to New York Stock Exchange rules, brokers no longer have discretion to vote their clients’ shares on a number of important matters, including the election of directors. If you do not instruct your broker how to vote on the election of directors this year, your shares will not be counted.

If you choose to vote by mail, we have included a postage-paid, pre-addressed envelope to make it convenient for you to do so. The proxy card also contains detailed instructions on how to vote on the Internet or by telephone.

Sincerely yours,

C. Robert Henrikson
Chairman of the Board, President
and Chief Executive Officer

MetLife, Inc.
200 Park Avenue
New York, NY 10166

Notice of Annual Meeting

The 2010 Annual Meeting of MetLife, Inc. will be held in the MetLife Auditorium at the 23rd Floor Conference Center, 1095 Avenue of the Americas, New York, New York on Tuesday, April 27, 2010 at 1:00 p.m., Eastern Daylight Time. At the meeting, shareholders will act upon the following matters:

1.	The election of four Class II Directors;

2.	The ratification of the appointment of Deloitte & Touche LLP as MetLife, Inc.’s independent auditor for the fiscal year ending December 31, 2010;

3.	A shareholder proposal regarding cumulative voting in the election of Directors; and

4.	Such other matters as may properly come before the meeting.

Information about the matters to be acted upon at the meeting is contained in the accompanying Proxy Statement.

Holders of record of MetLife, Inc. common stock at the close of business on March 1, 2010 will be entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

Jeffrey A. Welikson
Senior Vice President and Secretary

New York, New York
March 23, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on April 27, 2010

The Proxy Statement, the MetLife, Inc. 2009 Annual Report to Shareholders, and directions to the location of the 2010 Annual Meeting are available at http://investor.metlife.com by selecting the appropriate category under the heading “Related Links.”

MetLife 2010 Proxy Statement

Proxy Statement — 2010 Annual Meeting

This Proxy Statement contains information about the 2010 Annual Meeting of MetLife, Inc. (MetLife or the Company), which will be held in the MetLife Auditorium at the 23rd Floor Conference Center, 1095 Avenue of the Americas, New York, New York on Tuesday, April 27, 2010 at 1:00 p.m., Eastern Daylight Time.

This Proxy Statement and the accompanying proxy card, which are furnished in connection with the solicitation of proxies by MetLife’s Board of Directors, are being mailed and made available electronically to shareholders on or about March 23, 2010.

Information About the 2010 Annual Meeting and Proxy Voting

Matters to be voted on at the Annual Meeting.

The following three proposals will be presented for shareholder consideration and voting at the 2010 Annual Meeting:

1.	The election of four nominees to serve as Class II Directors.

2.	The ratification of the appointment of an independent auditor to audit the Company’s financial statements for the fiscal year ending December 31, 2010.

3.	A shareholder proposal regarding cumulative voting in the election of Directors.

The Board of Directors recommends that you vote FOR proposals one and two, and AGAINST proposal three.

The Board did not receive any notice prior to the deadline for submission of additional business that any other matters might be presented for a vote at the 2010 Annual Meeting. However, if another matter were to be presented, the proxies would use their own judgment in deciding whether to vote for or against it.

Your vote is important.

Whether or not you plan to attend the 2010 Annual Meeting, please take the time to vote your shares as soon as possible. If you wish to return your completed proxy card by mail, the Company has included a postage-paid, pre-addressed envelope for your convenience. You also may vote your shares on the Internet or by using a toll-free telephone number (see the proxy card for complete instructions).

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted. Under recent amendments to New York Stock Exchange rules, brokers no longer have discretion to vote their clients’ shares on a number of important matters, including the election of directors. If you do not instruct your broker how to vote on the election of directors this year, your shares will not be counted.

Holders of record of MetLife common stock are entitled to vote.

All holders of record of MetLife common stock at the close of business on the March 1, 2010 record date are entitled to vote at the 2010 Annual Meeting.

If you are the beneficial owner, but not the record owner, of MetLife common stock, you will receive instructions about voting from the bank, broker or other nominee that is the shareholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions. You must provide your broker with instructions on how to

MetLife 2010 Proxy Statement

vote your shares in order for your shares to be voted. Under recent amendments to New York Stock Exchange rules, brokers no longer have discretion to vote their clients’ shares on a number of important matters, including the election of directors. If you do not instruct your broker how to vote on the election of directors this year, your shares will not be counted.

Voting your shares.

•	If you are a shareholder of record or a duly appointed proxy of a shareholder of record, you may attend the 2010 Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.

•	Shareholders of record also may vote their shares by mail, on the Internet or by telephone. If you choose to vote your shares by mail, your proxy card must be received by MetLife, Inc., c/o BNY Mellon Shareowner Services, P.O. Box 3523, South Hackensack, NJ 07606-9223 prior to the 2010 Annual Meeting. Voting on the Internet or by telephone will be available through 11:59 p.m., Eastern Daylight Time, April 26, 2010.

•	Instructions about these ways to vote appear on your proxy card. If you vote on the Internet or by telephone, please have your proxy card available for reference when you vote.

•	Votes submitted by mail, on the Internet or by telephone will be voted by the individuals named on the proxy card in the manner you indicate. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR the election of the four nominees for Class II Director listed on pages 7 through 9 of this Proxy Statement, FOR the ratification of the appointment of Deloitte & Touche LLP as MetLife’s independent auditor for the fiscal year ending December 31, 2010, and AGAINST the shareholder proposal regarding cumulative voting in the election of Directors.

Attending the 2010 Annual Meeting.

MetLife shareholders of record or their duly appointed proxies are entitled to attend the 2010 Annual Meeting. If you are a MetLife shareholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting systems and an admission card will be sent to you. On the day of the meeting, please bring your admission card with you to present at the entrance to the MetLife Auditorium at the 23rd Floor Conference Center, 1095 Avenue of the Americas, New York, New York.

Beneficial owners also are entitled to attend the meeting. However, because the Company may not have evidence that you are a beneficial owner, you will need to bring proof of your ownership to be admitted to the meeting. A recent statement or letter from your bank, broker or other nominee that is the record owner confirming your beneficial ownership would be acceptable proof.

Changing or revoking your proxy after it is submitted.

You may change your vote or revoke your proxy by:

•	signing another proxy card with a later date and returning it so that it is received by MetLife, Inc., c/o BNY Mellon Shareowner Services, P.O. Box 3523, South Hackensack, NJ 07606-9223 prior to the 2010 Annual Meeting;

•	sending your notice of revocation so that it is received by MetLife, Inc., c/o BNY Mellon Shareowner Services, P.O. Box 3523, South Hackensack, NJ 07606-9223 prior to the 2010 Annual Meeting or sending your notice of revocation to MetLife via the Internet at www.proxyvoting.com/met no later than 11:59 p.m., Eastern Daylight Time, April 26, 2010;

•	subsequently voting on the Internet or by telephone no later than 11:59 p.m., Eastern Daylight Time, April 26, 2010; or

•	attending the 2010 Annual Meeting and voting in person.

MetLife 2010 Proxy Statement

Voting by participants in retirement and savings plans.

The Bank of New York Mellon, as trustee for the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates Trust, the New England Life Insurance Company 401(k) Savings Plan and Trust, the New England Life Insurance Company Agents’ Retirement Plan and Trust, and the New England Life Insurance Company Agents’ Deferred Compensation Plan and Trust, will vote the MetLife shares in these plans in accordance with the voting instructions given by plan participants to the trustee. Instructions on voting appear on the voting instruction form distributed to plan participants. The trustee must receive the voting instructions of a plan participant no later than 6:00 p.m., Eastern Daylight Time, April 23, 2010. The trustee will generally vote the shares held by each plan for which it does not receive voting instructions in the same proportion as the shares held by such plan for which it does receive voting instructions.

Voting of shares held in the MetLife Policyholder Trust.

The beneficiaries of the MetLife Policyholder Trust may direct Wilmington Trust Company, as trustee, to vote their shares held in the trust on certain matters that are identified in the trust agreement governing the trust, including approval of mergers and contested directors’ elections. On all other matters, which would include the three proposals described in this Proxy Statement that are to be voted on at the 2010 Annual Meeting, the trust agreement directs the trustee to vote the shares held in the trust as recommended or directed by the Company’s Board of Directors.

Shares of MetLife common stock outstanding and entitled to vote at the 2010 Annual Meeting.

There were 822,290,495 shares of MetLife common stock outstanding as of the March 1, 2010 record date. Each of those shares is entitled to one vote on each matter to be voted on at the 2010 Annual Meeting.

Quorum.

To conduct business at the 2010 Annual Meeting, a quorum must be present. A quorum will be present if shareholders of record of one-third or more of the shares of MetLife common stock entitled to vote at the meeting are present in person or are represented by proxies.

Vote required to elect Directors and to approve other proposals.

If a quorum is present at the meeting, a plurality of the shares voting will be sufficient under Delaware corporation law to elect the Class II Director nominees. This means that the nominees who receive the largest number of votes cast are elected as Directors, up to the maximum number of Directors to be elected at the meeting. However, the Board has established a majority voting standard in Director elections, which is described below.

Subject to exceptions set forth in the Company’s Certificate of Incorporation, a majority of the shares voting will be sufficient to approve any other matter properly brought before the meeting, including the ratification of the appointment of Deloitte & Touche LLP as MetLife’s independent auditor and the shareholder proposal regarding cumulative voting in the election of Directors.

Majority voting standard in Director elections.

The Company’s By-Laws provide that in an uncontested election, such as the election of Directors at the 2010 Annual Meeting, any incumbent Director who is a nominee for election as Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation. The Governance Committee of the Board will promptly consider the offer to resign and recommend to the Board whether to accept or reject it. The Board of Directors will decide within 90 days following certification of the shareholder vote whether to accept or reject the tendered resignation. The Board’s decision and, if applicable, the reasons for rejecting the tendered resignation, will be disclosed in a Current Report on

MetLife 2010 Proxy Statement

Form 8-K filed with the Securities and Exchange Commission (SEC).

Tabulation of abstentions and broker non-votes.

If a shareholder abstains from voting as to a particular matter, the shareholder’s shares will not be counted as voting for or against that matter. If brokers or other record holders of shares return a proxy card indicating that they do not have discretionary authority to vote as to a particular matter, those shares will not be counted as voting for or against that matter. Under recent amendments to New York Stock Exchange rules, brokers no longer have discretion to vote their clients’ shares on a number of important matters, including the election of directors. If you do not instruct your broker how to vote on the election of directors this year, your shares will not be counted. Abstentions and broker non-votes will be counted to determine whether a quorum is present.

Inspector of Election and confidential voting.

The Board of Directors has appointed Lawrence E. Dennedy, Executive Vice President, MacKenzie Partners, Inc., to act as Inspector of Election at

the 2010 Annual Meeting. The Company’s By-Laws provide for confidential voting.

Directors’ attendance at annual meetings.

Directors are expected to attend annual meetings of shareholders. All 14 Directors attended the 2009 Annual Meeting, including one Director who was newly elected to the Board at the 2009 Annual Meeting.

Cost of soliciting proxies for the 2010 Annual Meeting.

The Company has retained Georgeson Inc. to assist with the solicitation of proxies from the Company’s shareholders of record. For these services, the Company will pay Georgeson Inc. a fee of approximately $12,500, plus expenses. The Company also will reimburse banks, brokers or other nominees for their costs of sending the Company’s proxy materials to beneficial owners. Directors, officers or other MetLife employees also may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication, but will not receive any additional compensation for such services.

MetLife 2010 Proxy Statement

Other Information

Shareholder proposals — deadline for submission of shareholder proposals for the 2011 Annual Meeting.

Rule 14a-8 of the Securities Exchange Act of 1934, as amended (Exchange Act), establishes the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in a public company’s proxy materials. Under the Rule, proposals submitted for inclusion in MetLife’s 2011 proxy materials must be received by MetLife, Inc. at 1095 Avenue of the Americas, New York, NY 10036, Attention: Corporate Secretary, on or before the close of business on November 23, 2010. Proposals must comply with all the requirements of Rule 14a-8.

A shareholder who wishes to present a matter for action at MetLife’s 2011 Annual Meeting, but chooses not to do so under Rule 14a-8, must deliver to the Corporate Secretary of MetLife on or before December 28, 2010, a notice and accompanying disclosure questionnaire containing the information required by the advance notice and other provisions of the Company’s By-Laws. Copies of the By-Laws and disclosure questionnaire may be obtained by directing a written request to MetLife, Inc., 1095 Avenue of the Americas, New York, NY 10036, Attention: Corporate Secretary. The By-Laws and disclosure questionnaire also are available on MetLife’s website at www.metlife.com/corporategovernance by selecting the appropriate category under the heading “Related Links.”

Where to find the voting results of the 2010 Annual Meeting.

The preliminary voting results will be announced at the 2010 Annual Meeting. The final voting results will be published in a Form 8-K filed by the Company with the SEC within four business days following the 2010 Annual Meeting.

Electronic delivery of the Proxy Statement and Annual Report to Shareholders.

If you are a shareholder of record, you may elect to receive future annual reports to shareholders and proxy statements electronically by consenting to electronic delivery online at: www.bnymellon.com/ shareowner/isd. If you choose to receive your proxy materials electronically, your choice will remain in effect until you notify MetLife that you wish to discontinue electronic delivery of these documents. You may provide your notice to MetLife via the Internet at www.bnymellon.com/shareowner/isd or by writing to MetLife, Inc., c/o BNY Mellon Shareowner Services, P.O. Box 3523, South Hackensack, NJ 07606-9223. In the United States, you also may provide such notice by calling toll free 1-800-649-3593.

If you hold your MetLife shares through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Principal executive offices.

The principal executive offices of MetLife, Inc. are located at 200 Park Avenue, New York, NY 10166.

MetLife’s Annual Report on Form 10-K.

To obtain without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, address your request to MetLife Investor Relations, MetLife, Inc., 1095 Avenue of the Americas, New York, NY 10036, or call 1-800-753-4904. The 2009 Form 10-K may also be accessed on the Internet at http://investor.metlife.com by selecting Financial Information, SEC Filings, MetLife, Inc. View SEC Filings, and at the SEC’s website at www.sec.gov.

MetLife 2010 Proxy Statement

Communications with the Company’s Directors.

The Board of Directors provides procedures through which security holders may send written communications to individual Directors or the Board of Directors, as well as procedures through which interested parties may submit communications to the Non-Management

Directors and the Audit Committee of the Board of Directors. Information about these procedures is available on MetLife’s website at www.metlife.com/corporategovernance by selecting Corporate Conduct and then the appropriate link under the “Corporate Conduct” section.

MetLife 2010 Proxy Statement

Proposal One — Election of Directors

At the 2010 Annual Meeting, four Class II Directors will be elected for a term ending at the Company’s 2013 Annual Meeting. Each Class II nominee is currently serving as a Director of MetLife and has agreed to continue to serve if elected. The Board of Directors has no reason to believe that any nominee would be unable to serve if elected; however, if for any reason a nominee should become unable to serve at or before the 2010 Annual Meeting, the Board could reduce the size of the Board or nominate someone else for election. If the Board were to nominate someone else to stand for election at the 2010 Annual Meeting, the proxies could use their discretion to vote for that person.

Burton A. Dole, Jr., a Class II Director, and William C. Steere, Jr., a Class III Director, are retiring from the Board of Directors effective as of the commencement of the 2010 Annual Meeting (see page 31 for a discussion of the Board’s retirement policy and a waiver of the policy that permitted Mr. Steere to continue as a Director until the 2010 Annual Meeting). As a result, the size of the Board is being set at 13 members effective as of the commencement of the 2010 Annual Meeting and biographies for Mr. Dole and Mr. Steere are not presented below.

For additional information about the classes of Directors, see “Information About the Board of Directors — Classification of the Board” beginning on page 17.

The Board of Directors recommends that you vote FOR the election of each of the following Class II Director Nominees:

R. Glenn Hubbard, Ph.D., age 51, has been the Dean of the Graduate School of Business at Columbia University since 2004 and the Russell L. Carson Professor of Economics and Finance since 1994. Dr. Hubbard has been a professor of the Graduate School of Business at Columbia University since 1988 and a professor of the Faculty of Arts and Sciences of Columbia

University since 1997. From 2001 to 2003, Dr. Hubbard served as Chairman of the President’s Council of Economic Advisers and Chairman of the Economic Policy Committee of the Organization for Economic Cooperation and Development. He was Deputy Assistant Secretary of the Treasury for Tax Analysis from 1991 to 1993. Dr. Hubbard is a member of the Boards of Directors of Automatic Data Processing, Inc., BlackRock Closed-End Funds and KKR Financial Holdings LLC. He also is a member of the Panel of Economic Advisors for the Federal Reserve Bank of New York, Trustee and Chairman of the Economic Club of New York, member of the Council on Foreign Relations, and a member of the Advisory Board of the National Center on Addiction and Substance Abuse, and serves as an Elder of Fifth Avenue Presbyterian Church, New York. He previously served as a Director of Capmark Financial Corporation (2006-2008), Information Services Group, Inc. (2006-2008), Duke Realty Corporation (2004-2008), Dex Media, Inc. (2004-2006), and R.H. Donnelly Corporation (2006). Dr. Hubbard holds a Ph.D. and master’s degree in economics from Harvard University, and a bachelor of arts degree and a bachelor of sciences degree from the University of Central Florida. He has been a Director of MetLife and Metropolitan Life Insurance Company since February 2007.

Dr. Hubbard’s experience as an economic policy advisor to the highest levels of governmental, academic and financial regulatory bodies demonstrates his recognized deep knowledge and understanding of the significance and impact of regulatory and economic policy on business operations and management, which is relevant to the Board’s understanding of the impact of global economic conditions and economic and regulatory policies on MetLife, a global provider of insurance and financial products and services.

MetLife 2010 Proxy Statement

Alfred F. Kelly, Jr., age 51, is President of American Express Company, where he has day-to-day responsibility for the company’s global consumer businesses, which include consumer and small business cards, customer service, global banking, prepaid products, consumer travel and risk and information management. He has announced his retirement from this position, effective April 10, 2010. Prior to his current position, he was a Group President responsible for several key businesses, including U.S. consumer and small business cards, U.S. customer service and risk management. From 1985 to 1987, Mr. Kelly served as head of information systems at the White House where he oversaw the information processing functions for several government agencies that comprise the Executive Office of the President. Prior to that, he held various positions in information systems and strategic and financial planning at PepsiCo. Mr. Kelly holds bachelor of arts and masters degrees in business administration from Iona College. He is a member of the Boards of Trustees of New York-Presbyterian Hospital and St. Joseph’s Seminary and College, and a member of the Board of Directors of Concern Worldwide USA. He also serves as Vice Chairman of the Wall Street Charity Golf Classic, an event that benefits the Cystic Fibrosis Foundation. He previously served as a Director of The Hershey Company from 2005 to 2007. Mr. Kelly has been a Director of MetLife and Metropolitan Life Insurance Company since June 2009.

Mr. Kelly’s experience as a senior executive of a global financial services business together with his government service have given him a sophisticated understanding of risk management and mitigation, marketing, information technology and data management and the considerations of shareholder value creation that are relevant to the Board’s oversight of the management of an insurance company with global businesses and operations.

James M. Kilts, age 62, has been a Partner, Centerview Partners Management, LLC, a private equity and financial advisory firm, since October 2006. He had been Vice Chairman of the Board of The Procter & Gamble Company from October 2005, following the merger of The Gillette

Company with Procter & Gamble, until October 2006. Previously and, until October 2005, he had served as Chairman of the Board, Chief Executive Officer and President of Gillette since January 2001, February 2001 and November 2003, respectively. Prior to joining Gillette, Mr. Kilts was President and Chief Executive Officer of Nabisco Group Holdings Corp. from December 1999 until it was acquired in December 2000 by Philip Morris Companies Inc., now Altria Group Inc. He was President and Chief Executive Officer of Nabisco Holdings Corp. and Nabisco Inc. from January 1998 to December 1999. Before that, he was an Executive Vice President, Worldwide Food, Philip Morris, from 1994 to 1997 and served as President of Kraft USA from 1989 to 1994. Previously, he served as President of Kraft Limited in Canada and as Senior Vice President of Kraft International. Mr. Kilts began his business career with General Foods Corporation in 1970. Mr. Kilts is a member of the Boards of Directors of Pfizer, Inc. and MeadWestvaco Corporation, and Chairman of the Supervisory Board of the Nielsen Company, a leading global and information media company. He also is a member of the Board of Overseers of Weill Cornell Medical College. He serves on the Boards of Trustees of Knox College and the University of Chicago and is a member of the Advisory Council of the University of Chicago Booth School of Business. Mr. Kilts previously served as a Director of Whirlpool Corporation from 1999 to 2005, Director of May Department Stores Company from 1998 to 2005, and Director of The New York Times Company from 2005 to 2008. He also is a past Chairman of the Grocery Manufacturers Association. He is a graduate of Knox College and earned a master of business administration degree from the University of Chicago. Mr. Kilts has been a Director of MetLife and Metropolitan Life Insurance Company since 2005.

Mr. Kilts’ experience as a senior executive of several major consumer product companies with global sales and operations together with his experience as the founding partner of a private equity and financial advisory firm have given him a perspective on and a deep understanding of the business challenges and opportunities of diversified global enterprises and the related financial, risk management and shareholder value creation

MetLife 2010 Proxy Statement

considerations that are relevant to the Board’s oversight of the management of an insurance company with global businesses and operations.

David Satcher, M.D., Ph.D., age 69, is the Director of the Satcher Health Leadership Institute and the Center of Excellence on Health Disparities at the Morehouse School of Medicine (MSM), where he also occupies the Poussaint-Satcher-Cosby Chair in Mental Health. From December 2004 to July 2006, Dr. Satcher served as the President of MSM. From September 2002 to December 2004, Dr. Satcher was the Director of the National Center for Primary Care at MSM. Dr. Satcher completed his four-year term as the 16th Surgeon General of the United States in February 2002, after which he served as a Senior Visiting Fellow with the Kaiser Family Foundation until he assumed the post of Director of the National Center for Primary Care. Dr. Satcher served as the U.S. Assistant Secretary for Health from 1998 to January 2001, and from 1993 to 1998, he was the Director of the Centers for Disease Control and Prevention and the administrator of the Agency for Toxic Substances and Disease Registry. Dr. Satcher is a member of the Boards of Directors of Johnson & Johnson, the Kaiser Family Foundation, the Community Foundation of Greater Atlanta and the United Way of Metropolitan Atlanta. Dr. Satcher has been a Director of MetLife and Metropolitan Life Insurance Company since February 2007.

Dr. Satcher’s background in public health issues and administration and his business and government service provide him with a broad knowledge of health matters from a public policy perspective, with expertise in fields that include the study of aging and mortality profiles, which are relevant to the Company’s operations as a provider of life and dental insurance, and to an understanding of the impact of governmental health and insurance initiatives.

The following Class III Directors have previously been elected to terms that expire as of the 2011 Annual Meeting:

Sylvia Mathews Burwell, age 44, is President of the Global Development Program at The Bill and Melinda Gates Foundation. Ms. Burwell joined the Foundation in 2001 as Executive Vice

President and served as its Chief Operating Officer from 2002 to April 2006. Prior to joining the Foundation, she served as Deputy Director of the Office of Management and Budget in Washington, D.C. from 1998. Ms. Burwell served as Deputy Chief of Staff to President Bill Clinton from 1997 to 1998, and was Chief of Staff to Treasury Secretary Robert Rubin from 1995 to 1997. She also served as Staff Director for the National Economic Council from 1993 to 1995. Ms. Burwell was Manager of President Clinton’s economic transition team. Prior to that, she was an Associate at McKinsey and Company from 1990 through 1992. She is a member of the Board of Directors of the Council on Foreign Relations, a member of the Aspen Strategy Group, the Trilateral Commission and the Nike Foundation Advisory Group, a member of the Board of the Alliance for a Green Revolution in Africa, an Advisory Board member for the Next Generation Initiative and the Peter G. Peterson Foundation, and a member of the Professional Advisory Board for the ALS Evergreen Chapter. Ms. Burwell received a bachelor’s degree in government, cum laude, from Harvard University in 1987 and a bachelor’s degree in philosophy, politics and economics from Oxford University, where she was a Rhodes Scholar. Ms. Burwell has been a Director of MetLife and Metropolitan Life Insurance Company since 2004.

Ms. Burwell’s unique combination of experience in financial consulting, government service and as a senior executive of a charitable foundation with activities around the world give her an informed perspective on global financial, business and philanthropic activities and diverse cultural considerations that may impact MetLife as a global provider of insurance and financial products and services. Her background and experience also enhance her understanding of the Company’s and MetLife Foundation’s contributions to civic, educational and charitable organizations.

Eduardo Castro-Wright, age 55, is Vice Chairman of Wal-Mart Stores, Inc. Mr. Castro-Wright joined Wal-Mart in 2001 and worked in Mexico through 2005, first as President and later as Chief Executive Officer of Wal-Mart de Mexico. He then joined Wal-Mart in the U.S. as Chief Operating Officer of the Wal-Mart Stores division in early 2005 and was

MetLife 2010 Proxy Statement

promoted later that year to President and Chief Executive Officer of the Wal-Mart Stores division. In November 2008, he was appointed Vice Chairman of Wal-Mart Stores, Inc. Previously, he was the President and Chief Executive Officer of Honeywell Transportation and Power Systems Worldwide. Prior to that, he was President of Honeywell Asia/Pacific. Mr. Castro-Wright also held several leadership positions at Nabisco, Inc., including President of Nabisco Asia/Pacific, as well as President and Chief Executive Officer of the company’s businesses in Venezuela and Mexico. Mr. Castro-Wright is a member of the Boards of Directors of the Hispanic Scholarship Fund, the Retail Industry Leaders Association, and CARE USA. He previously served as a Director of Dow Jones & Company from 2006 to 2007. He received a bachelor of science degree in mechanical engineering from Texas A&M University. Mr. Castro-Wright has been a Director of MetLife and Metropolitan Life Insurance Company since March 2008.

Mr. Castro-Wright’s experience as a senior executive of one of the world’s largest companies and as a leader of businesses in a variety of countries and industries has given him global experience and an understanding of issues, challenges and risks of doing business in multiple jurisdictions in the United States and internationally. In addition, as a senior executive of a corporation with hundreds of thousands of employees, he is knowledgeable about employee benefits. His particular combination of knowledge and experience is relevant to the Board’s oversight of the management of the Company, which is a major global provider of insurance and employee benefit products and services.

Cheryl W. Grisé, age 57, was Executive Vice President of Northeast Utilities, a public utility holding company, from December 2005 until her retirement effective June 2007, Chief Executive Officer of its principal operating subsidiaries from September 2002 to January 2007, President of the Utility Group of Northeast Utilities Service Company from May 2001 to January 2007, President of the Utility Group of Northeast Utilities from May 2001 to December 2005, and Senior Vice President, Secretary and General Counsel of Northeast Utilities from 1998 to

2001. Ms. Grisé is a Director of Pall Corporation and Pulte Homes, Inc. She also serves on the Boards of the University of Connecticut Foundation and the Kingswood-Oxford School, and is a Senior Fellow of the American Leadership Forum. She previously served as a Director of Dana Corporation from 2002 to 2008. She received a bachelor of arts degree from the University of North Carolina at Chapel Hill and a law degree from Thomas Jefferson School of Law, and has completed the Yale Executive Management Program. Ms. Grisé has been a Director of MetLife and Metropolitan Life Insurance Company since 2004.

Ms. Grisé’s experience as the chief executive officer of a major enterprise subject to complex and multiple regulatory requirements and constraints provided her with a substantive understanding of the challenges of managing a highly regulated business such as MetLife. The combination of her executive experience and her earlier experience as a general counsel and corporate secretary provide her with a unique perspective on the Board’s responsibility for overseeing the management of a regulated business with global operations as well as the Board’s roles and responsibilities with respect to the effective functioning of the Company’s corporate governance structures.

Lulu C. Wang, age 65, is Chief Executive Officer of Tupelo Capital Management LLC, an investment management firm which she founded in 1997. Ms. Wang has been engaged in professional money management since 1972. Prior to founding Tupelo Capital Management, she served as Director and Executive Vice President of Jennison Associates Capital Corporation. Before joining Jennison in 1988, Ms. Wang oversaw equities management at Equitable Capital Management as Senior Vice President and Managing Director. Ms. Wang serves on the Boards of the Asia Society, Columbia Business School, Metropolitan Museum of Art, Rockefeller University, WNYC Public Radio and the Committee of 100. She also serves as Trustee Emerita of Wellesley College and as a Consulting Director of the New York Community Trust. Ms. Wang received her bachelor of arts degree from Wellesley College and a masters in business administration from Columbia Business School.

MetLife 2010 Proxy Statement

She is a chartered financial analyst. Ms. Wang has been a Director of MetLife and Metropolitan Life Insurance Company since March 2008.

Ms. Wang’s extensive experience in investment management and financial services, her knowledge and understanding of global markets for financial products, particularly in Asia, and her service on the boards and investment committees of major educational and civic organizations have given her a perspective that is particularly relevant to the MetLife Board of Directors’ oversight of the Company, a global provider of insurance and financial products and services, as well as a deep understanding of the importance of MetLife’s and MetLife Foundation’s contributions to community institutions.

The following Class I Directors have previously been elected to terms that expire as of the 2012 Annual Meeting:

C. Robert Henrikson, age 62, has been Chairman, President and Chief Executive Officer of MetLife and Metropolitan Life Insurance Company since April 25, 2006. Previously, he was President and Chief Executive Officer of MetLife and Metropolitan Life Insurance Company from March 1, 2006, President and Chief Operating Officer of the Company from June 2004, and President of its U.S. Insurance and Financial Services businesses from July 2002 to June 2004. He served as President of Institutional Business of MetLife from September 1999 to July 2002 and President of Institutional Business of Metropolitan Life Insurance Company from May 1999 to June 2002. During his more than 37-year career with MetLife, Mr. Henrikson has held a number of senior positions in the Company’s Individual, Group and Pension businesses. Mr. Henrikson is a Director and Chairman of the American Council of Life Insurers, former Chairman and current Board member of the Financial Services Forum, a Director Emeritus of the American Benefits Council, Chairman of the Board of the Wharton School’s S.S. Huebner Foundation for Insurance Education, and a Trustee of the American Museum of Natural History. He also serves on the Board of Trustees of Emory University and the Boards of Directors of The New York Philharmonic, The New York Botanical Garden, and the Partnership for New

York City. Mr. Henrikson received a bachelor’s degree from the University of Pennsylvania and a law degree from Emory University School of Law. In addition, he is a graduate of the Wharton School’s Advanced Management Program. He has been a Director of MetLife since April 26, 2005 and a Director of Metropolitan Life Insurance Company since June 1, 2005.

Mr. Henrikson’s more than 37 years of experience with the Company, which includes diverse positions of increasing responsibility, leading to his role as Chief Executive Officer, have provided him with an in-depth understanding of the Company’s businesses and global operations and given him insight into the Company’s strategic direction and leadership selection.

John M. Keane, age 67, is a Senior Partner of SCP Partners, a venture capital firm, and President of GSI, LLC, an independent consulting firm. General Keane served in the U.S. Army for 37 years. He was Vice Chief of Staff and Chief Operating Officer of the Army from 1999 until his retirement in October 2003. He is a Director of General Dynamics Corporation, MacAndrews & Forbes Holdings, Inc. and Cyalume Technologies Holdings, Inc. He also is a military contributor and analyst with ABC News, member of the United States Department of Defense Policy Board, member of the Council on Foreign Relations, and Chairman of the Senior Executive Committee of the Army Aviation Association of America. He also serves on the Boards of the Knollwood Foundation, the Army Heritage Foundation, the George C. Marshall Foundation, the Rand Corporation, the Welcome Back Veterans Foundation, American Corporate Partners, the Center for Strategic and Budgetary Assessments, and the Institute for the Study of War. He previously served as a member of the Board of Managers of Allied Security Holdings LLC from 2005 to 2008. General Keane received a bachelor’s degree in accounting from Fordham University and a master’s degree in philosophy from Western Kentucky University. General Keane has received honorary doctorate degrees in law and public service from Fordham University and Eastern Kentucky University, respectively. General Keane has been a Director of MetLife and Metropolitan Life Insurance Company since 2003.

MetLife 2010 Proxy Statement

General Keane’s roles as chief operating officer of one of the world’s largest military organizations and as an advisor to high levels of government demonstrate and reflect his recognized ability to understand, assess and communicate the strategic leadership, organizational dynamics and managerial capabilities which are particularly relevant to the Board’s role in overseeing the process for selecting, developing and assuring appropriate continuity of the senior executive leadership which is responsible for managing the Company’s businesses and operations.

Catherine R. Kinney, age 58, retired from NYSE Euronext in March 2009. She had served in Paris, France from July 2007 until 2009, responsible for overseeing the company’s global listing program, marketing and branding. She was President and Co-Chief Operating Officer of the New York Stock Exchange from 2002 to 2008. Ms. Kinney joined the New York Stock Exchange in 1974 and held management positions in several divisions, including responsibility for all client relationships from 1996 to 2007, trading floor operations and technology from 1987 to 1996, and regulation from 2002 to 2004. Ms. Kinney serves on the Boards of Directors of NetSuite, Inc., MSCI, Inc., Georgetown University, Catholic Charities, The New York City Ballet, and Sharegift USA. She served on the Board of Directors of Depository Trust Company from 2003 to 2007. She is a member of the Economic Club of New York. Ms. Kinney graduated Magna Cum Laude from Iona College and completed the Advanced Management Program, Harvard Graduate School of Business. She has received honorary degrees from Georgetown University, Fordham University, and Rosemont College. Ms. Kinney became a Director of MetLife and Metropolitan Life Insurance Company in April 2009 after having previously served on those Boards from 2002 to 2004.

Ms. Kinney’s experience as a senior executive and chief operating officer of a multinational regulated entity and her key role in transforming the New York Stock Exchange to a publicly held company together with her leadership in developing and establishing the NYSE corporate governance standards for its listed companies, including the Company, demonstrate a knowledge of and experience with issues of corporate development and transformation and corporate governance that are relevant to assuring that the Board establishes and maintains effective governance structures that are appropriate for a global provider of insurance and financial products and services.

Hugh B. Price, age 68, has been the John L. Weinberg/Goldman Sachs Visiting Professor of Public and International Affairs at the Woodrow Wilson School of Princeton University since August 2008. He also has been a Senior Fellow of the Brookings Institution since February 2006. Previously, he was a Senior Advisor to the law firm of DLA Piper Rudnick Gray Cary US LLP from September 2003 until September 2005 and served as President and Chief Executive Officer of the National Urban League, Inc. from 1994 to April 2003. Mr. Price is a Director of Verizon Communications, Inc. He is a Trustee of the Mayo Clinic and a Director of the Jacob Burns Film Center. Mr. Price received a bachelor’s degree from Amherst College and received a law degree from Yale Law School. He has been a Director of MetLife since 1999 and a Director of Metropolitan Life Insurance Company since 1994.

Mr. Price’s management and leadership positions as the chief executive officer of an historic civil rights organization and at for-profit business enterprises and his prominence as an advisor and expert on the development of positive community values promoting achievement, diversity and inclusion as business imperatives have provided Mr. Price with expertise in enterprise management and corporate responsibility that is relevant to the Board’s oversight of the Company’s business management as well as its historic and current commitment to community and civic values and development.

Kenton J. Sicchitano, age 65, was a Global Managing Partner of PricewaterhouseCoopers LLP, an audit/assurance, business advisory and tax services firm, until his retirement in June 2001. Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in 2001. He is a Director of PerkinElmer, Inc. and Analog Devices, Inc. At various times from

MetLife 2010 Proxy Statement

1986 to 1995, he served as a Director and/or officer of a number of not-for-profit organizations, including as President of the Harvard Business School Association of Boston, Director of the Harvard Alumni Association and the Harvard Business School Alumni Association, Director and Chair of the Finance Committee of New England Deaconess Hospital and a Trustee of the New England Aquarium. Mr. Sicchitano received a bachelor’s degree from Harvard College and a master’s degree in business administration from Harvard Business School. Mr. Sicchitano has been a Director of MetLife and Metropolitan Life Insurance Company since 2003.

Mr. Sicchitano’s experience as a managing partner in a global advisory services firm and his oversight of the firm’s audit practices as well as his oversight of the firm’s Audit/Assurance, Business Advisory and Tax Services have provided him with an understanding of the challenges and opportunities of managing a global business enterprise and a broad knowledge of the accounting and tax issues that are relevant to the Board’s oversight of the management of MetLife, a global insurance and financial services firm.

MetLife 2010 Proxy Statement

Proposal Two — Ratification of Appointment of the Independent Auditor

The Board of Directors recommends that you vote to ratify the appointment of Deloitte & Touche LLP as MetLife’s independent auditor for the fiscal year ending December 31, 2010.

The Audit Committee has appointed Deloitte & Touche LLP (Deloitte) as the Company’s independent auditor for the fiscal year ending December 31, 2010, subject to shareholder ratification. Deloitte has served as independent auditor of MetLife and most of its subsidiaries, including Metropolitan Life Insurance Company, for many years. Its long term knowledge of the MetLife group of companies, combined with its insurance industry expertise, has enabled it to carry out its audits of the Company’s financial statements with effectiveness and efficiency.

In considering Deloitte’s appointment, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:

•	Deloitte’s status as a registered public accounting firm with the Public Company Accounting Oversight Board (United States) (PCAOB) as required by the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and the Rules of the PCAOB;

•	Deloitte’s independence and its processes for maintaining its independence;

•	the results of the independent review of the firm’s quality control system;

•	the key members of the engagement team for the audit of the Company’s financial statements;

•	Deloitte’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office; and

•	Deloitte’s reputation for integrity and competence in the fields of accounting and auditing.

The Audit Committee assures the regular rotation of the audit engagement team partners as required by law.

The Audit Committee approves Deloitte’s audit and non-audit services in advance as required under

Sarbanes-Oxley and Securities and Exchange Commission rules. Each year before the annual engagement of the independent auditor, and under procedures adopted by the Audit Committee, the Audit Committee reviews a schedule of particular audit services that the Company expects to be performed in connection with the audit of the Company’s financial statements for the current fiscal year and an estimated amount of fees for each particular audit service. The Audit Committee also reviews a schedule of audit-related, tax and other permitted non-audit services that the Company may engage the independent auditor to perform during the twelve month period following such review and an estimated amount of fees for each of those services.

Based on this information, the Audit Committee pre-approves the audit services that the Company expects to be performed by the independent auditor in connection with the audit of the Company’s financial statements for the current fiscal year, and the audit-related, tax and other permitted non-audit services that management may desire to engage the independent auditor to perform during the twelve month period following such pre-approval. In addition, the Audit Committee approves the terms of the engagement letter to be entered into by the Company with the independent auditor.

If the audit, audit-related, tax and other permitted non-audit fees for a particular period exceed the amounts previously approved, the Audit Committee determines whether or not to approve the additional fees. The Audit Committee or a designated member of the Audit Committee to whom authority has been delegated may, from time to time, pre-approve additional audit and non-audit services to be performed by the Company’s independent auditor.

Representatives of Deloitte will attend the 2010 Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

MetLife 2010 Proxy Statement

The following table presents fees for professional services rendered by Deloitte for the audit of the Company’s annual financial statements, audit-related services, tax services and all other services for the years ended December 31, 2009 and 2008.

Independent Auditor’s Fees for 2009 and 2008(1)

	2009	2008

Audit Fees(2)	$40.7 million	$41.5 million
Audit-Related Fees(3)	7.2 million	5.9 million
Tax Fees(4)	3.0 million	1.2 million
All Other Fees(5)	0.3 million	0.9 million

(1)	All fees shown in the table related to services that were approved by the Audit Committee. The fees shown in the table for 2008 include fees billed to Reinsurance Group of America, Incorporated (RGA), a publicly traded company that was a majority-owned subsidiary of MetLife until September 12, 2008, when MetLife divested substantially all of its ownership interest in RGA, for services performed prior to the date of the divestiture.

(2)	Fees for services to perform an audit or review in accordance with auditing standards of the PCAOB and services that generally only the Company’s independent auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

(3)	Fees for assurance and related services that are traditionally performed by the Company’s independent auditor, such as audit and related services for employee benefit plan audits, due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with proposed or consummated acquisitions and divestitures, control reviews, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

(4)	Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds and tax payment planning services. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax audits and filing appeals, tax advice related to mergers, acquisitions and divestitures, advice related to employee benefit plans and requests for rulings or technical advice from taxing authorities.

(5)	Fees for other types of permitted services.

MetLife 2010 Proxy Statement

Proposal Three — Shareholder Proposal Regarding Cumulative Voting in the Election of Directors

Mrs. Evelyn Y. Davis, with an office at the Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, the holder of 200 shares of the Company’s common stock, has proposed the adoption of the following resolution and has furnished the following statement in support of her proposal:

“RESOLVED: That the stockholders of MetLife, assembled in Annual meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

REASONS:  Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. A Director elected through cumulative voting might be more open to having a better date for the annual meeting, which now is on one of the busiest dates of the year, where many other cos. including several TARP financial service companies meet.

If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Board of Directors believes that cumulative voting would not be in the best interests of the Company or its shareholders.

Each share of MetLife common stock has always been entitled to one vote for each nominee for Director. The Board of Directors believes that this approach produces a Board that represents the interests of the Company’s shareholders as a whole rather than a special interest. However, cumulative voting could allow a small number of shareholders with a small ownership interest in the Company to have a disproportionate effect on the election of Directors, possibly leading to the election of Directors who advocate the special interests of the groups responsible for their election, rather than positions which are in the best interests of all shareholders. As a result, cumulative voting could lead to factionalism within the Board of Directors, undermining its ability to work effectively on behalf of all shareholders. The Board of Directors believes that cumulative voting would not be in the best interests of the Company or its shareholders.

The Board already has acted to enhance the voice of our shareholders in Director elections by adopting majority voting.  (See “Majority voting standard in Director elections” on page 3.) We believe that the combination of a majority voting standard and the fact that each share of common stock is entitled to one vote for each nominee standing for election is a better way for shareholders to demonstrate their voting preferences than cumulative voting would be.

For the reasons stated above, the Board of Directors recommends that you vote AGAINST the adoption of this shareholder proposal.

MetLife 2010 Proxy Statement

Corporate Governance

Corporate Governance Guidelines.

The Board of Directors has adopted Corporate Governance Guidelines that set forth the Board’s policies on a number of governance-related matters. Topics covered by the Guidelines include:

•	Director qualifications, independence and responsibilities;

•	the identification of candidates for Board positions;

•	the Committees of the Board;

•	management succession;

•	Director access to management and outside advisors, including certain restrictions on the retention by Directors of an outside advisor that is otherwise engaged by the Company for another purpose;

•	Director compensation;

•	Director stock ownership guidelines;

•	the appointment of a Lead Director by the Independent Directors; and

•	the Board’s majority voting standard in uncontested Director elections, which is also reflected in the Company’s By-Laws.

A printable version of the Corporate Governance Guidelines may be found on MetLife’s website at www.metlife.com/corporategovernance under the link “Corporate Governance Guidelines.”

Information About the Board of Directors.

Responsibilities, Independence and Composition of the Board of Directors.  The Directors of MetLife are individuals upon whose judgment, initiative and efforts the success and long-term value of the Company depend. As a Board, these individuals review MetLife’s business policies and strategies and oversee the management of the Company’s businesses by the Chief Executive Officer and the other most senior executives of the Company (Executive Officers or Executive Group). The Board currently consists of

15 Directors, 14 of whom are both Non-Management Directors and Independent Directors. Effective as of the commencement of the 2010 Annual Meeting, two Directors are retiring and the size of the Board will be set at 13 members, 12 of whom will be both Non-Management Directors and Independent Directors. A Non-Management Director is a Director who is not an officer of the Company or of any entity in a consolidated group with the Company. An Independent Director is a Non-Management Director who the Board of Directors has affirmatively determined has no material relationships with the Company or any of its consolidated subsidiaries and is independent within the meaning of the New York Stock Exchange Corporate Governance Standards. An Independent Director for Audit Committee purposes meets additional requirements of Rule 10A-3 under the Exchange Act.

The Board of Directors has adopted categorical standards to assist it in making determinations regarding Director independence. The Board has determined that the Independent Directors satisfy all applicable categorical standards. The categorical standards are included in the Corporate Governance Guidelines of the Company, which are available on MetLife’s website at www.metlife.com/corporategovernance under the link “Corporate Governance Guidelines.”

The Board has affirmatively determined that Sylvia Mathews Burwell, Eduardo Castro-Wright, Burton A. Dole, Jr., Cheryl W. Grisé, R. Glenn Hubbard, John M. Keane, Alfred F. Kelly, Jr., James M. Kilts, Catherine R. Kinney, Hugh B. Price, David Satcher, Kenton J. Sicchitano, William C. Steere, Jr. and Lulu C. Wang are all Independent Directors who do not have any material relationships with the Company or any of its consolidated subsidiaries.

Classification of the Board.  The Company’s Board of Directors is divided into three classes. One class is elected each year to hold office for a

MetLife 2010 Proxy Statement

term of three years. Of the 15 current Directors, five are Class I Directors with terms expiring at the 2012 Annual Meeting, five are Class II Directors with terms expiring at the 2010 Annual Meeting, and five are Class III Directors with terms expiring at the 2011 Annual Meeting. As a result of the retirement of two Directors and the setting of the size of the Board at 13 members, effective as of the commencement of the 2010 Annual Meeting, the size of Class II and Class III will be reduced to four Directors each.

Plan to Declassify the Board and Elect All Directors Annually.  At the 2011 Annual Meeting, the Company expects to seek shareholder approval to amend the Company’s Certificate of Incorporation in order to declassify the Board and provide for the annual election of all Directors. Declassifying the Board would be phased in so that Directors could serve the full terms to which they would have been elected before the change to annual elections; however, beginning with the Company’s 2014 Annual Meeting, all Directors would be elected for terms that would end at the following year’s Annual Meeting.

Board Leadership Structure.  After careful consideration, in 2006, the Board of Directors determined that the best leadership structure for MetLife is a Chairman of the Board who also is the Company’s Chief Executive Officer and a separate empowered Lead Director. The Board believes that its experience with this structure over the course of the last four years has confirmed that it made the right decision. Experience has shown that the Chairman of the Board and Chief Executive Officer has partnered effectively with the Lead Director.

The Company’s Chief Executive Officer is responsible for the day-to-day operations of the Company and setting its strategic business direction. The performance of his responsibilities as Chairman of the Board is informed by his in-depth knowledge of the business, its opportunities and challenges and the capabilities and talents of the Company’s senior leadership team. Establishing the complementary roles of Lead Director and Chairman of the Board and Chief Executive Officer has brought assurance to MetLife Directors that they will be provided with the information about the Company’s businesses and operations, have the access to senior management of MetLife and have robust and appropriate corporate governance processes and procedures that they need in order to effectively oversee the management of the Company and to perform their roles and responsibilities as Directors of a global provider of insurance products and services.

Mr. William C. Steere, the Company’s first Lead Director from January 2006 through January 2010, and Ms. Cheryl W. Grisé, the Company’s second Lead Director since February 1, 2010, were each appointed as Lead Director by the Company’s Independent Directors, as provided by the Company’s Corporate Governance Guidelines. The Guidelines establish an empowered independent Lead Director whose responsibilities include:

•	presiding at executive sessions of the Non-Management Directors (which are held at each regularly scheduled Board meeting);

•	conferring with the Chairman of the Board and Chief Executive Officer about Board meeting schedules, agendas and information to be provided to the Directors;

•	conferring with the Chairman of the Board and Chief Executive Officer on issues of corporate importance that may involve action by the Board;

•	participating in the Compensation Committee’s annual performance evaluation of the Chairman of the Board and Chief Executive Officer; and

•	in the event of the incapacity of the Chairman and Chief Executive Officer, directing the Secretary of the Company to take all necessary and appropriate action to call a special meeting of the Board as specified in the By-Laws to consider the action to be taken under the circumstances.

The Board of Directors has six standing committees (described on pages 20 through 25): Audit, Compensation, Executive, Finance and Risk Policy, Governance, and Corporate Responsibility and Compliance. Each of those Committees, other than the Executive Committee, is chaired by an Independent Director. The Investment Committee of Metropolitan Life Insurance Company is also chaired by an Independent Director.

MetLife 2010 Proxy Statement

Executive Sessions of Non-Management Directors.  At each regularly scheduled meeting of the Board of Directors, the Non-Management Directors of the Company (all of whom were also Independent Directors of the Company during 2009) meet in executive session without the presence of the Company’s management. The Lead Director presides at the executive sessions of the Non-Management Directors.

Director Nomination Process.  Under the Company’s Corporate Governance Guidelines, the following specific, minimum qualifications must be met by any candidate whom the Governance Committee would recommend for election to the Board of Directors:

•	Financial Literacy. Such person should be “financially literate,” as such qualification is interpreted by the Company’s Board of Directors in its business judgment.

•	Leadership Experience. Such person should possess significant leadership experience, such as experience in business, finance, accounting, law, education or government, and shall possess qualities reflecting a proven record of accomplishment and an ability to work with others.

•	Commitment to the Company’s Values. Such person shall be committed to promoting the financial success of the Company and preserving and enhancing the Company’s reputation as a leader in American business and shall be in agreement with the values of the Company as embodied in its codes of conduct.

•	Absence of Conflicting Commitments. Such person should not have commitments that would conflict with the time commitments of a Director of the Company.

•	Reputation and Integrity. Such person shall be of high repute and recognized integrity, and shall not have been convicted in a criminal proceeding or be named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses). Such person shall not have been found in a civil proceeding to have violated any federal or state securities or commodities law, and shall not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity.

•	Other Factors. Such person shall have other characteristics considered appropriate for membership on the Board of Directors, including significant experience and accomplishments, an understanding of finance, sound business judgment, and an appropriate educational background.

In recommending candidates for election as Directors, the Governance Committee will take into consideration the need for the Board to have a majority of Directors that meet the independence requirements of the New York Stock Exchange Corporate Governance Standards, the ability of candidates to devote the time necessary for service on the MetLife Board, their ability to enhance the perspective and experience of the Board as a whole, and such other criteria as shall be established from time to time by the Board of Directors.

Potential candidates for nomination as Directors are identified by the Governance Committee and the Board of Directors through a variety of means, including search firms, Board members, Executive Officers and shareholders. Potential candidates for nomination as Director provide information about their qualifications and participate in interviews conducted by individual Board members. Candidates are evaluated based on the information supplied by the candidates and information obtained from other sources.

The Governance Committee will consider shareholder recommendations of candidates for nomination as Director. To be timely, a shareholder recommendation must be submitted to the Governance Committee, MetLife, Inc., 1095 Avenue of the Americas, New York, NY 10036, Attention: Corporate Secretary, not later than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. Recommendations for nominations of candidates for election at the 2011 Annual Meeting must be received by the Corporate Secretary no later than December 28, 2010.

MetLife 2010 Proxy Statement

The Governance Committee makes no distinctions in evaluating nominees based on whether or not a nominee is recommended by a shareholder. Shareholders recommending a nominee must satisfy the notification, timeliness, consent and information requirements set forth in the Company’s By-Laws concerning Director nominations by shareholders.

The shareholder’s recommendation must set forth all the information regarding the person recommended that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and related regulations, and must include the recommended nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a Director if elected. The recommendation must also be accompanied by a completed disclosure questionnaire on a form posted on the Company’s website. In addition, the shareholder’s recommendation must include (i) the name and address of, and class and number of shares of the Company’s securities owned beneficially and of record by, the recommending shareholder and any other person on whose behalf the shareholder is acting or with whom the shareholder is acting in concert; (ii) a description of all arrangements or understandings between any shareholder and the person being recommended and any other persons (naming them) pursuant to which the nominations are to be made by the shareholder; (iii) satisfactory evidence that each shareholder is a beneficial owner, or a representation that the shareholder is a holder of record, of the Company’s stock entitled to vote at the meeting, and a representation that the shareholder intends to appear in person or by a qualified representative at the meeting to propose the nomination; and (iv) if the recommending shareholder intends to solicit proxies, a statement to that effect.

Board Meetings and Director Attendance in 2009.  In 2009, there were 14 regular and special meetings of the Board of Directors. All Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the Committees on which they served during 2009.

Oversight of Risk by the Board of Directors.

The Board of Directors has allocated responsibilities for overseeing risks associated with the Company’s business among the Board as a whole and the Committees of the Board. In performing its risk oversight functions, the Board of Directors:

•	oversees management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the Company and its shareholders or that such strategies will motivate management to take excessive risks; and

•	oversees the development and implementation of processes and procedures to mitigate the risk of failing to assure the orderly succession of the Chief Executive Officer and the senior executives of the Company.

In addition, as a financial holding company, MetLife is subject to the “umbrella” jurisdiction of the Federal Reserve Bank of New York (FRBNY). In this role, the FRBNY evaluates the risk management control processes of MetLife and its key business lines and monitors MetLife’s risk profile and financial performance. The MetLife Board of Directors receives an annual report from the FRBNY regarding the FRBNY’s detailed risk management assessment of the Company, including an assessment of Board and senior management oversight, risk policies, procedures and limits, risk monitoring and management information systems and internal controls.

Risk oversight functions performed by Board Committees are included in the discussions of Committee roles and responsibilities set forth in the next section under “Board Committees”.

Board Committees.

MetLife’s Board of Directors has designated six standing Board Committees. These Committees perform essential functions on behalf of the Board. The Committee Chairs review and approve agendas for all meetings of their respective Committees. The responsibilities of each of these Committees are summarized below. Only Independent Directors may be members of

MetLife 2010 Proxy Statement

the Audit, Compensation, Governance, and Finance and Risk Policy Committees. Metropolitan Life Insurance Company also has designated Board Committees, including an Investment Committee. Each Committee of the Board of Directors has a Charter that defines the Committee’s purposes and responsibilities. The Charters for the Audit, Compensation and Governance Committees incorporate the requirements of the SEC and the New York Stock Exchange to the extent applicable. Current, printable versions of these Charters are available on MetLife’s website at www.metlife.com/corporategovernance by selecting Board of Directors and then the appropriate link under the heading “Board Committee Information.”

The Audit Committee

The Audit Committee, which consists entirely of Independent Directors,

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor;

•	assists the Board in fulfilling its responsibility to oversee the Company’s accounting and financial reporting processes, the adequacy of the Company’s internal control over financial reporting and the integrity of its financial statements;

•	pre-approves all audit and non-audit services to be provided by the independent auditor, reviews reports concerning significant legal and regulatory matters, discusses the Company’s guidelines and policies with respect to the process by which the Company undertakes risk management and risk assessment, and reviews the performance of the Company’s internal audit function;

•	discusses with management, the Company’s General Auditor and the independent auditor, the Company’s filings on Forms 10-K and 10-Q and the financial information in those filings;

•	discusses with management the Company’s practices regarding earnings press releases and the provision of financial information and earnings guidance to analysts and rating agencies;

•	prepares an annual report to the shareholders for presentation in the Company’s proxy statement, the 2010 report being presented on pages 33 and 34 of this Proxy Statement; and

•	has the authority to obtain advice and assistance from, and to receive appropriate funding from the Company for the retention of, outside counsel and other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee also oversees management’s development and implementation of policies and procedures related to the following matters and the management and mitigation of the associated risks:

•	the preparation of the Company’s financial statements and disclosures;

•	the Company’s critical accounting policies and estimates;

•	establishing and maintaining effective internal control over financial reporting;

•	the appointment and performance of the internal auditor;

•	the Company’s compliance with legal and regulatory requirements; and

•	the effectiveness of the Company’s disclosure controls and procedures.

The Audit Committee met eleven times during 2009. A more detailed description of the role and responsibilities of the Audit Committee is set forth in the Audit Committee Charter.

Financial Literacy and Audit Committee Financial Expert.  The Board of Directors has determined that the members of the Audit Committee, all of whom are Independent Directors and meet the additional independence requirements of Rule 10A-3 under the Exchange Act, are financially literate, as such qualification is interpreted by the Board of Directors. The Board of Directors has also determined that the following members of the Audit Committee would qualify as “audit committee financial experts,” as such term is defined by the SEC: Kenton J. Sicchitano, the Chair of the Committee, Burton A. Dole, Jr., Cheryl W. Grisé, John M. Keane and Catherine R. Kinney.

MetLife 2010 Proxy Statement

The Compensation Committee

The Compensation Committee, which consists entirely of Independent Directors,

•	assists the Board in fulfilling its responsibility to oversee the compensation and benefits of the Company’s executives and other employees of the MetLife enterprise;

•	approves the goals and objectives relevant to the Chief Executive Officer’s total compensation, evaluates the Chief Executive Officer’s performance in light of such goals and objectives, and endorses, for approval by the Independent Directors, the Chief Executive Officer’s total compensation level based on such evaluation;

•	reviews and recommends approval by the Board of Directors of the total compensation of each person who is an “executive officer” of the Company under the Exchange Act and related regulations, or an “officer” of the Company under Section 16 of the Exchange Act and related regulations, or the Company’s Chief Risk Officer, including their base salaries, annual incentive compensation and long-term equity-based incentive compensation;

•	has sole authority to retain, terminate and approve the fees and other retention terms of any compensation consultants retained to assist the Committee in evaluating executive compensation; and

•	reviews and discusses with management the Compensation Discussion and Analysis to be included in the proxy statement (and incorporated by reference in the Annual Report on Form 10-K), and, based on such review and discussions, (i) recommends to the Board of Directors whether the Compensation Discussion and Analysis should be included in the proxy statement (and incorporated by reference in the Annual Report on Form 10-K) and (ii) issues the Compensation Committee Report for inclusion in the proxy statement (the 2010 Report appears on page 35 of this Proxy Statement).

The Compensation Committee also oversees the management and mitigation of risks associated with (i) the development and administration of the Company’s compensation and benefit programs, and (ii) assuring that the Company’s incentive plans do not encourage or reward excessive risk taking.

A more detailed description of the role and responsibilities of the Compensation Committee is set forth in the Compensation Committee Charter. Under its Charter, the Compensation Committee may delegate to a subcommittee or to the Chief Executive Officer or other officers of the Company any portion of the Committee’s duties and responsibilities, if the Committee believes such delegation is in the best interests of the Company and the delegation is not prohibited by law, regulation or the New York Stock Exchange Corporate Governance Standards. Management’s delegated authority does not include granting salary increases or incentive compensation to any Executive Officer or Section 16 officer of the Company or to the Company’s Chief Risk Officer.

To assist the Committee in carrying out its responsibilities, the Compensation Committee, at its sole initiative without seeking a recommendation from MetLife management, selected and retained Hewitt Associates, Inc. (Hewitt) as its executive compensation consultant. Hewitt has provided the Committee with competitive market compensation data and overall market trends about executive compensation, has advised the Committee about the overall design and implementation of MetLife’s executive compensation programs, and has advised the Committee about regulatory, governance and accounting developments that may affect the Company’s executive compensation programs. Hewitt has provided similar consulting services to the Governance Committee regarding compensation and benefits provided to Non-Management Directors (see page 25 for additional information). The fees paid to Hewitt for providing such consulting services to the Compensation Committee and Governance Committee in 2009 were $416,308.

With the knowledge and concurrence of the Committee, management had previously retained a separate and distinct unit of Hewitt to provide recordkeeping and call center services for the Company’s retirement programs, as well as benefits analyses, communications, and other

MetLife 2010 Proxy Statement

general human resources consulting. The bulk of these services are provided under a written contract between the Company and Hewitt. In light of this contract, the Committee did not adopt a formal resolution approving the provision of these services by Hewitt in 2009. However, the Committee was informed of the services being performed in 2009 and the estimated fees expected to be incurred for such services. The aggregate fees for Hewitt’s services to the Company and its affiliates (other than those for consulting services to the Compensation Committee and Governance Committee) for 2009 were $7,826,553.

The Committee believes that its compensation consultant must be able to provide candid, direct, independent and objective advice to the Committee that is not influenced by any other relationship that the consultant might have with the Company. To that end:

•	the Committee on its own initiative selected and retained Hewitt as its consultant;

•	Hewitt has reported directly to the Committee about executive compensation matters;

•	Hewitt has met with the Committee in executive sessions that were not attended by any of the Company’s Executive Officers at the time and Hewitt has had direct access to the Chair and members of the Committee between meetings; and

•	the Committee has not directed Hewitt to perform its services in any particular manner or under any particular method.

The Committee annually has received information relating to all services that Hewitt has provided to the Company and the fees that Hewitt has received for such services. The Committee closely examined the steps that were taken by Hewitt to ensure the independence of its executive compensation consulting practice. The Committee was informed that:

•	Hewitt had segregated the executive compensation consulting practice into a single, separate business unit within Hewitt;

•	Hewitt paid its executive compensation consultants based solely on the results of individual performance and that of the executive compensation practice, and not based on the performance of any other part of Hewitt;

•	Hewitt ensured that the compensation of its executive compensation consultants was not impacted by the overall performance of Hewitt by eliminating equity awards from their compensation; and

•	Hewitt ensured that its executive compensation consultants did not oversee, sell, or manage other Hewitt services for their board-level clients.

For these reasons, the Committee believes that it has received independent and objective executive compensation advice from Hewitt.

After 2009 year end, but prior to the filing of this proxy statement, Hewitt announced that it had spun off a portion of its executive compensation practice into a separate, entirely independent entity named Meridian Compensation Partners, LLC. In light of this development, the Compensation Committee has retained Meridian going forward as its independent executive compensation consultant.

To help ensure that the Committee continues to receive independent and objective advice in the future, the Company’s Corporate Governance Guidelines provide that from and after August 2011, any consultant retained to advise the Compensation Committee on executive compensation matters should not be retained to provide any other services to the Company. Meridian Compensation Partners, LLC does not provide any services to the Company other than executive compensation consulting services to the Compensation Committee.

For information about the key factors that the Compensation Committee considers in determining the compensation of the members of the Executive Group, as well as the role of the Chief Executive Officer in setting such compensation, see “Compensation Discussion and Analysis” beginning on page 36. Also see the Compensation Discussion and Analysis for information about compensation paid to the persons listed in the Summary Compensation Table (Named Executive Officers) on page 52.

MetLife 2010 Proxy Statement

The Compensation Committee met seven times during 2009.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of MetLife or any of its subsidiaries. During 2009, no Executive Officer of MetLife served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers is or has been a Director of MetLife or a member of MetLife’s Compensation Committee.

The Executive Committee

The Executive Committee may exercise the powers and authority of the Board of Directors during intervals between meetings of the Board of Directors. The Executive Committee did not meet during 2009.

The Finance and Risk Policy Committee

The Finance and Risk Policy Committee, which consists entirely of Independent Directors,

•	assists the Board in overseeing the Company’s financial policies and strategies, capital structure and dividend policies, and internal risk management functions;

•	approves or recommends for Board consideration financial matters such as the issuance or repurchase of the Company’s securities, payment of dividends on the Company’s securities, acquisitions or dispositions of businesses, and funding of the Company’s subsidiaries; and

•	reviews the Company’s policies, practices and procedures regarding risk assessment, management, and mitigation.

The Finance and Risk Policy Committee also oversees the Company’s policies and procedures to manage and mitigate risks related to

•	maintaining adequate liquidity;

•	maintaining appropriate credit ratings;

•	undertaking and executing corporate transactions; and

•	pricing the Company’s products and services.

The Finance and Risk Policy Committee met six times during 2009.

The Governance Committee

The Governance Committee, which consists entirely of Independent Directors,

•	assists the Board by identifying individuals qualified to become members of the Board, consistent with the criteria established by the Board;

•	assesses, and advises the Board with respect to, the experience, qualifications, attributes or skills of each Director that the Board should consider in concluding whether the person should serve as a Director;

•	develops and recommends corporate governance guidelines to the Board;

•	recommends to the Board policies and procedures regarding shareholder nomination of Director candidates;

•	recommends to the Board policies and procedures regarding communication with Non-Management Directors;

•	reviews, approves or ratifies, in accordance with applicable policies and procedures established by the Company, related person transactions involving Directors, Director nominees and the Chief Executive Officer or any of their immediate family members, as well as any transactions referred to the Committee by the Chief Executive Officer; and

•	performs other duties and responsibilities, including recommending the appointment of Directors to serve as the Chairs and members of the Committees of the Board, overseeing the Board’s self-evaluation process, reviewing the compensation and benefits of the Non-Management Directors, and recommending modifications of such compensation and benefits as may be appropriate.

The Governance Committee also oversees the management and mitigation of risks related to failure to comply with required or appropriate corporate governance standards.

MetLife 2010 Proxy Statement

A more detailed description of the role and responsibilities of the Governance Committee is set forth in the Governance Committee Charter.

The Governance Committee reviews the compensation and benefits provided to Non-Management Directors, with the assistance of its independent compensation consultant. The Committee engaged Hewitt in 2009 to advise the Committee on its review of the current compensation program for Non-Management Directors, including Director compensation levels and amounts paid to Directors for service as a Committee Chair or as the Lead Director. Hewitt also provided the Committee with market data on director compensation at comparator companies. For additional information about compensation paid to Non-Management Directors in 2009, see “Compensation of Non-Management Directors — 2009 Director Compensation Table” and the accompanying narrative beginning on page 28.

The Governance Committee met five times during 2009.

The Corporate Responsibility and Compliance Committee

The Corporate Responsibility and Compliance Committee

•	reviews the Company’s goals and strategies for its contributions in support of health, education, civic and cultural activities and initiatives, and annually reviews and recommends for approval by the Board of Directors the Company’s contribution budget;

•	reviews the Company’s social investment program in which loans and other investments are made to support affordable housing, community, business and economic development, and health care services for low and moderate income communities;

•	reviews the ethics and compliance programs of the Company and its subsidiaries;

•	reviews the Company’s activities and initiatives related to diversity and environmental issues; and

•	reviews the Company’s goals and strategies concerning legislative and regulatory initiatives that impact the interests of the Company.

The Corporate Responsibility and Compliance Committee also oversees management’s policies and procedures to manage and mitigate risk related to the Company’s compliance with laws and regulations and the Company’s contributions to charitable, civic and cultural organizations.

The Corporate Responsibility and Compliance Committee met three times during 2009.

The Investment Committee of Metropolitan Life Insurance Company

The Investment Committee of Metropolitan Life Insurance Company

•	oversees the investment activities of Metropolitan Life Insurance Company and certain of its subsidiaries;

•	at the request of MetLife, also oversees the management of investment assets of MetLife and certain of MetLife’s subsidiaries and, in connection therewith, reviews reports from the investment officers on the investment activities and performance of the investment portfolio of such companies and submits reports about such activities and performance to MetLife;

•	authorizes designated investment officers, within specified limits and guidelines, to make and sell investments for Metropolitan Life Insurance Company’s general account and separate accounts consistent with applicable laws and regulations and applicable standards of care;

•	reviews reports from the investment officers regarding the conformity of investment activities with the Committee’s general authorizations, applicable laws and regulations and applicable standards of care; and

•	reviews and approves Metropolitan Life Insurance Company’s derivatives use plans and reviews reports from the investment officers on derivative transaction activity; reviews and approves Metropolitan Life Insurance Company’s high return program plan and reviews reports from the investment officers on high return program activity; reviews reports from the investment officers on the investment activities and performance of investment advisors that are engaged to manage certain investments of Metropolitan Life Insurance Company; reviews reports from the investment

MetLife 2010 Proxy Statement

officers on the non-performing assets in Metropolitan Life Insurance Company’s investment portfolio; and reviews Metropolitan Life Insurance Company’s investment plans and receives periodic updates of performance compared to projections in the investment plans.

At the request of MetLife, the Investment Committee also oversees the management and mitigation of risks associated with the investment portfolios of MetLife and certain of MetLife’s subsidiaries, including

•	credit risk;

•	interest rate risk;

•	portfolio allocation and diversification risk;

•	derivatives risk;

•	counterparty risk;

•	duration mismatch risk; and

•	compliance with insurance laws and regulations that govern insurance company investments.

The Investment Committee met nine times during 2009.

MetLife 2010 Proxy Statement

The following table lists the Directors who currently serve on the Committees described above.

MEMBERSHIP ON BOARD COMMITTEES

						Corporate	Investment
						Responsibility	(Metropolitan
				Finance and		and	Life Insurance
	Audit	Compensation	Executive	Risk Policy	Governance	Compliance	Company)
C. R. Henrikson			◆			•	•

S. M. Burwell	•			•	•	•

E. Castro-Wright		•		•	•

B. A. Dole, Jr.	•			•			•

C.W. Grisé	•	•			◆		•

R.G. Hubbard			•	•	•		◆

J. M. Keane	•				•	•

A. F. Kelly, Jr.	•	•		◆

J. M. Kilts		◆		•	•

C. R. Kinney	•					•	•

H. B. Price	•					◆

D. Satcher			•		•	•

K. J. Sicchitano	◆	•		•			•

W. C. Steere, Jr.	•	•	•	•	•	•

L. C. Wang					•	•	•

(◆ = Chair  ● = Member)

MetLife 2010 Proxy Statement

Compensation of Non-Management Directors

2009 DIRECTOR COMPENSATION TABLE

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Sylvia M. Burwell	$112,500	$112,500	$0	$1,584	$226,584
Eduardo Castro-Wright	$112,500	$112,500	$0	$6,574	$231,574
Burton A. Dole, Jr.	$137,500	$112,500	$0	$0	$250,000
Cheryl W. Grisé	$137,500	$112,500	$0	$6,199	$256,199
R. Glenn Hubbard	$157,500	$112,500	$0	$6,584	$276,584
John M. Keane	$132,500	$112,500	$0	$1,584	$246,584
Alfred F. Kelly, Jr.	$93,750	$93,750	$0	$924	$188,424
James M. Kilts	$137,500	$112,500	$0	$1,584	$251,584
Catherine R. Kinney	$132,500	$112,500	$0	$6,188	$251,188
Hugh B. Price	$137,500	$112,500	$0	$15,484	$265,484
David Satcher	$112,500	$112,500	$0	$1,584	$226,584
Kenton J. Sicchitano	$137,500	$112,500	$0	$1,584	$251,584
William C. Steere, Jr.	$137,500	$112,500	$0	$19,186	$269,186
Lulu C. Wang	$112,500	$112,500	$0	$1,584	$226,584

(1)	C. Robert Henrikson was compensated in 2009 in his capacity as an Executive Officer of the Company, but received no compensation in his capacity as a member of the Board of Directors. For information about Mr. Henrikson’s compensation in 2009, see the Summary Compensation Table on page 52 and the accompanying narrative disclosure.

(2)	The amounts reported in this column represent the cash component of the annual retainer paid to the Non-Management Directors in 2009, as well as additional fees paid for service as a Committee Chair or Lead Director. The amounts reported for Mr. Hubbard, Mr. Keane and Ms. Kinney include a one-time $20,000 cash retainer for additional service on a Special Committee of the Board of Directors. The amount reported for Mr. Kelly constitutes the cash component of a prorated retainer fee paid for his service as a Director from the time of his initial election to the Board of Directors on June 23, 2009 to the time of the 2010 Annual Meeting. For additional information, see “Directors’ Retainer Fees” on page 30.

(3)	The 2005 Directors Stock Plan, which was approved by the Company’s shareholders in 2004, authorizes the Company to issue shares of common stock in payment of Director retainer fees. On April 28, 2009, each Non-Management Director (other than Mr. Kelly) was granted 4,084 shares of the Company’s common stock, which was the stock component of the annual retainer paid to the Non-Management Directors in 2009. Mr. Kelly was granted 3,190 shares on June 23, 2009 as the stock component of the prorated retainer payment for his service as a Director from the time of his initial election to the Board of Directors on June 23, 2009 to the time of the 2010 Annual Meeting. The dollar amounts reported in this column represent the grant date fair value of such stock awards as computed for financial statement reporting purposes in accordance with FASB ASC Topic 718. The grant date fair value represents the number of shares awarded multiplied by the closing price of the Company’s common stock on the date of grant. The closing price of the Company’s common stock on the New York Stock Exchange was $27.55 on April 28, 2009 and $29.39 on June 23, 2009. Stock awards granted to the Non-Management Directors as part of their annual retainer vest immediately upon their grant. As a result, no stock awards were outstanding for any of the Non-Management Directors as of December 31, 2009.

MetLife 2010 Proxy Statement

For information about the security ownership of the Non-Management Directors as of March 1, 2010, see “Security Ownership of Directors and Executive Officers” beginning on page 77. For additional information about the Directors’ annual retainer, see “Directors’ Retainer Fees” on page 30.

(4)	The following table shows the aggregate number of stock option awards outstanding for each Non-Management Director as of December 31, 2009. These awards vested but had not been exercised as of December 31, 2009. The awards were issued pursuant to the 2000 Directors Stock Plan, which was in effect until April 15, 2005 when it was replaced by the 2005 Directors Stock Plan.

	Number of		Number of		Number of
	Option Awards		Option Awards		Option Awards
Name	Outstanding	Name	Outstanding	Name	Outstanding

Burwell	553	Keane	1,210	Satcher	0
Castro-Wright	0	Kelly	0	Sicchitano	1,536
Dole	6,836	Kilts	0	Steere	6,836
Grisé	178	Kinney	0	Wang	0
Hubbard	0	Price	6,836

(5)	The amounts reported in this column include the dollar value of life insurance premiums paid by Metropolitan Life Insurance Company in 2009 for individual life insurance coverage for Messrs. Price and Steere, as well as a proportionate share of a $20,000 service fee paid to administer the policies. These amounts totaled as follows: Price: $9,096; Steere: $12,798. The amounts reported in this column also include the dollar value of life insurance premiums paid by Metropolitan Life Insurance Company in 2009 for group life insurance coverage for Ms. Burwell, Mr. Castro-Wright, Ms. Grisé, Mr. Hubbard, Mr. Keane, Mr. Kelly, Mr. Kilts, Ms. Kinney, Dr. Satcher, Mr. Sicchitano, and Ms. Wang. These amounts totaled as follows: Burwell, Castro-Wright, Grisé, Hubbard, Keane, Kilts, Satcher, Sicchitano and Wang: $1,584 each; Kelly: $924; Kinney: $1,188. See “Directors’ Benefit Programs” on page 30 for additional information.

Also included in this column are payments made by Metropolitan Life Insurance Company pursuant to the charitable gift program for Non-Management Directors. Under this program, Non-Management Directors elected as Directors of Metropolitan Life Insurance Company prior to October 1, 1999 may recommend one or more charitable or educational institutions to receive, in the aggregate, a $1 million contribution from Metropolitan Life Insurance Company in the name of that Director following the Director’s death. The amounts reported in this column for Mr. Price and Mr. Steere include their proportionate shares of a $25,000 service fee paid by Metropolitan Life Insurance Company in 2009 to administer the program. The premiums for the insurance policies under the program were paid in full prior to 2009.

This column also includes charitable contributions made by the MetLife Foundation to colleges and universities under the matching gift program for employees and Non-Management Directors. In 2009, the matching gifts made by the MetLife Foundation on behalf of Non-Management Directors totaled as follows: Castro-Wright: $4,990; Grisé: $4,615; Hubbard: $5,000; Kinney: $5,000; Price: $5,000; Steere: $5,000.

The Company paid for personal expenses of certain Non-Management Directors in connection with Company business conferences or other events attended by such Directors in 2009. For each Non-Management Director for whom such expenses were paid, the aggregate amount paid by the Company in 2009 was less than $10,000.

MetLife 2010 Proxy Statement

The following discussion will assist in understanding the information reported in the 2009 Director Compensation Table:

Directors’ Retainer Fees.  The Company pays each Non-Management Director an annual retainer in the amount of $225,000, 50% of which is paid in shares of the Company’s common stock and 50% of which is paid in cash. In addition, the Company pays an annual cash retainer fee of $25,000 to each Non-Management Director who serves as Chair of a Board Committee, the Company’s Lead Director, and the Non-Management Director who serves as Chair of the Metropolitan Life Insurance Company Investment Committee.

Annual retainer fees are paid in advance at the time of the Company’s Annual Meeting. A Non-Management Director who serves for only a portion of the year is paid a prorated retainer fee in advance at the time of commencement of service to reflect the period of such service.

The Company paid a one-time $20,000 cash retainer in 2009 to each of R. Glenn Hubbard, Catherine R. Kinney and John M. Keane for additional service on a Special Committee of the Board of Directors.

Director Fee Deferrals.  A Non-Management Director may defer the receipt of all or part of his or her fees payable in cash or shares (and any imputed dividends on those shares) until a later date or until after he or she ceases to serve as a Director. From 2000 to 2004, such deferrals could be made under the terms of the 2000 Directors Stock Plan (share awards) or the MetLife Deferred Compensation Plan for Outside Directors (cash awards). Since 2005, any such deferrals are made under the terms of the MetLife Non-Management Director Deferred Compensation Plan, which was adopted in 2004 and amended in 2005, and is intended to comply with Internal Revenue Code Section 409A.

Directors’ Benefit Programs.  Non-Management Directors who joined the Board on or after January 1, 2003 receive $200,000 of group life insurance. Non-Management Directors who joined the Board prior to January 1, 2003 are eligible to continue to receive $200,000 of individual life insurance coverage under policies then in existence, for which MetLife would pay the Directors a cash amount sufficient to cover the cost of premiums. MetLife provides each Non-Management Director with business travel accident insurance coverage for travel on MetLife business. Non-Management Directors are also eligible to participate in MetLife’s Long Term Care Insurance Program on a fully contributory basis.

Stock Ownership Guidelines for Non-Management Directors

The Board of Directors has established stock ownership guidelines for Non-Management Directors. Each is expected to own MetLife common stock-based holdings equal in value to at least three times the cash component of the MetLife Non-Management Directors annual retainer. Each Non-Management Director is expected to achieve this level of ownership by December 31 of the year in which occurs the third anniversary of his or her election to the Board.

MetLife 2010 Proxy Statement

The share ownership of the Non-Management Directors is reported below:

	Current Ownership Guideline	Ownership as a Multiple of
	as a Multiple of	Annual Cash Retainer Fee
Name	Annual Cash Retainer Fee	as of December 31, 2009
Sylvia M. Burwell	3	5.0
Eduardo Castro-Wright	3	2.0
Burton A. Dole, Jr.	3	6.6
Cheryl W. Grisé	3	5.5
R. Glenn Hubbard	3	5.0
John M. Keane	3	5.0
Alfred F. Kelly, Jr.	3	3.8
James M. Kilts	3	6.7
Catherine R. Kinney	3	3.3
Hugh B. Price	3	13.7
David Satcher	3	3.2
Kenton J. Sicchitano	3	6.1
William C. Steere, Jr.	3	19.5
Lulu C. Wang	3	2.0

Mr. Castro-Wright and Ms. Wang were first elected to the Board as of March 3, 2008 and are expected to achieve the minimum ownership threshold by December 31, 2011.

Directors’ Retirement Policy

The retirement policy adopted by the Board of Directors provides that no Director may stand for election as a member of MetLife’s Board after he or she reaches the age of 72, and that a Director may continue to serve until the Annual Meeting coincident with or immediately following his or her 72nd birthday. The Board of Directors waived its retirement policy to permit Mr. Steere, who reached the age of 72 prior to the 2009 Annual Meeting, to continue as a Director until the 2010 Annual Meeting. No Director who is also an officer of MetLife may serve as a Director after he or she retires as an officer of MetLife or Metropolitan Life Insurance Company. In addition, each Director must offer to resign from the Board upon a change or discontinuance of his or her principal occupation or business responsibilities. The Director’s retirement policy is set forth in the Company’s Corporate Governance Guidelines.

Director Indemnity Plan

The Company’s By-Laws provide for the Company to indemnify, and advance expenses to, a person who is threatened with litigation or made a party to a legal proceeding because of the person’s service as a Director of the Company. In addition, the Company’s Director Indemnity Plan affirms that a Director’s rights to this indemnification and expense advancement are contract rights. The indemnity plan also provides for expenses to be advanced to former Directors on the same basis as they are advanced to current Directors. Any amendment or repeal of the rights provided under the indemnity plan would be prospective only and would not affect a Director’s rights with respect to events that have already occurred.

Procedures for Reviewing Related Person Transactions.

The Company has established written procedures for the review, approval or ratification of related person transactions. A related person transaction includes certain financial transactions, arrangements or relationships in which the Company is or is proposed to be a participant and in which a Director, Director nominee or Executive Officer of the Company or any of their immediate family members has or will have a

MetLife 2010 Proxy Statement

material interest. Related person transactions may include:

•	Legal, investment banking, consulting or management services provided to the Company by a related person or an entity with which the related person is affiliated;

•	Sales, purchases and leases of real property between the Company and a related person or an entity with which the related person is affiliated;

•	Material investments by the Company in an entity with which a related person is affiliated;

•	Contributions by the Company to a civic or charitable organization for which a related person serves as an executive officer; and

•	Indebtedness or guarantees of indebtedness involving the Company and a related person or an entity with which the related person is affiliated.

Under the procedures, Directors, Director nominees and Executive Officers of the Company are required to report related person transactions in writing to the Company. The Governance Committee reviews, approves or ratifies related person transactions involving Directors, Director nominees and the Chief Executive Officer or any of their immediate family members. A vote of a majority of disinterested Directors of the Governance Committee is required to approve or ratify a transaction. The Chief Executive Officer reviews, approves or ratifies related person transactions involving Executive Officers of the Company (other than the Chief Executive Officer) or any of their immediate family members. The Chief Executive Officer may refer any such transaction to the Governance Committee for review, approval or ratification if he believes that such referral would be appropriate.

The Governance Committee or the Chief Executive Officer will approve a related person transaction if it is fair and reasonable to the Company and consistent with the best interests of the Company, taking into account the business purpose of the transaction, whether the transaction is entered into on an arm’s-length basis on terms fair to the Company, and whether the transaction is consistent with applicable codes of conduct of the Company. If a transaction is not approved or ratified, it may be referred to legal counsel for review and consultation regarding possible further action by the Company. Such action may include terminating the transaction if not yet entered into or, if it is an existing transaction, rescinding the transaction or modifying it in a manner that would allow it to be ratified or approved in accordance with the procedures.

Codes of Conduct

Financial Management Code of Professional Conduct.  The Company has adopted the MetLife Financial Management Code of Professional Conduct, a “code of ethics” as defined under the rules of the SEC, that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Corporate Controller and all professionals in finance and finance-related departments. A current, printable version of the Financial Management Code of Professional Conduct is available on the Company’s website at www.metlife.com/corporategovernance by selecting Corporate Conduct and then the appropriate link under the heading “Codes of Conduct.” No amendments to, or waivers of, any provisions of the Financial Management Code of Professional Conduct that apply to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Corporate Controller were entered into or made in 2009. If any such amendments or waivers were entered into or made, the Company would post information about them on the Company’s website at the address given above.

Employee Code of Business Conduct and Ethics and Directors’ Code of Business Conduct and Ethics.  The Company has adopted the Employee Code of Business Conduct and Ethics, which is applicable to all employees, including the Executive Officers of the Company, and the Directors’ Code of Business Conduct and Ethics, which is applicable to the Directors of the Company. A current, printable version of the Employee Code and the Directors’ Code is available on the Company’s website at www.metlife.com/corporategovernance by selecting Corporate Conduct and then the appropriate link under the heading “Codes of Conduct.”

Stockholder Rights Plan

In September 1999, the Company adopted a stockholder rights plan. The rights plan is scheduled to expire at the close of business on April 4, 2010. The Board of Directors does not currently intend to renew it.

MetLife 2010 Proxy Statement

Audit Committee Report

This report is submitted by the Audit Committee of the MetLife Board of Directors. No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this Report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee, on behalf of the Board, is responsible for overseeing management’s conduct of MetLife’s financial reporting and internal control processes. For more information on the Audit Committee, see “Board Committees — The Audit Committee” on page 21.

Management has the responsibility for the preparation of MetLife’s consolidated financial statements and the reporting process. Deloitte & Touche LLP (Deloitte), as MetLife’s independent auditor, is responsible for auditing MetLife’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (PCAOB).

Deloitte has discussed with the Audit Committee those matters described in the PCAOB Standard, Communications with Audit Committees (AU 380), Statement on Auditing Standards No. 114, and Rule 2-07 of Regulation S-X promulgated by the Securities and Exchange Commission. Deloitte has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte its independence from MetLife.

During 2009, management updated its internal control documentation for changes in internal control and completed its testing and evaluation of MetLife’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received updates provided by management and Deloitte at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management’s assessment of the effectiveness of internal control over financial reporting contained in the Company’s 2009 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission. The Audit Committee also reviewed Deloitte’s report regarding its audit of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee reviewed and discussed with management and with Deloitte MetLife’s audited consolidated financial statements for the year ended December 31, 2009 and Deloitte’s Report of Independent Registered Public Accounting Firm dated February 26, 2010 regarding the 2009 audited consolidated financial statements included in the Company’s 2009 Annual Report on Form 10-K. The Deloitte report states that MetLife’s 2009 audited consolidated financial statements present fairly, in all material respects, the consolidated financial position of MetLife and its subsidiaries as of December 31, 2009 and 2008 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America and includes an explanatory paragraph on the adoption of certain recently issued accounting standards. In reliance upon the reviews and discussions with

MetLife 2010 Proxy Statement

management and Deloitte described in this Audit Committee Report, and the Board of Directors’ receipt of the Deloitte report, the Audit Committee recommended to the Board that

MetLife’s 2009 audited consolidated financial statements be included in the Company’s 2009 Annual Report on Form 10-K.

Respectfully,

Kenton J. Sicchitano, Chair
Sylvia Mathews Burwell
Burton A. Dole, Jr.
Cheryl W. Grisé
John M. Keane
Alfred F. Kelly, Jr.
Catherine R. Kinney
Hugh B. Price
William C. Steere, Jr.

MetLife 2010 Proxy Statement

Compensation Committee Report

This report is furnished by the Compensation Committee of MetLife’s Board of Directors. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that is set forth on pages 36 through 51 of this Proxy Statement and, based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this Report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Respectfully,

James M. Kilts, Chair
Eduardo Castro-Wright
Cheryl W. Grisé
Alfred F. Kelly, Jr.
Kenton J. Sicchitano
William C. Steere, Jr.

MetLife 2010 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives and policies underlying MetLife’s executive compensation program. It also describes key factors that the Compensation Committee considered in determining the compensation of the members of the Executive Group. The Executive Group includes the Named Executive Officers as well as the other Executive Officers of the Company.

Executive Summary and Overview of 2009 Compensation

Beginning in 2008 and continuing through 2009, MetLife, the life insurance industry and the broader financial services industry faced an environment of global economic recession, turbulent capital markets, and an uncertain regulatory and legal environment. Despite these challenges, MetLife continued to maintain its focus on creating long-term shareholder value and growing its businesses without taking excessive risks during 2009.

MetLife’s Operating Earnings for 2009 were $2.365 billion, reflecting strong operating performance in a number of areas. MetLife:

•	grew overall premiums, fees and other revenues to $34 billion from $32.9 billion in 2008;

•	held or gained market share; and

•	achieved strong results on the Federal Reserve’s Supervisory Capital Assessment of the 19 largest financial holding companies (the “stress test”), and was the only one of the 19 companies that did not participate in the Troubled Asset Relief Program.

In light of the above achievements and others, compensation for MetLife’s Executive Group members for 2009 performance reflects the Company’s solid operational performance balanced with marginal shareholder return. MetLife has maintained its commitment to its compensation philosophy and objectives, and has continued to emphasize variable performance-based compensation. For 2009, variable compensation to Executive Group members was nearly six times fixed compensation, and stock-based incentive compensation for 2009 performance to Executive Group members was nearly double cash incentive compensation.

As a result, Executive Group members’ interests are aligned with those of shareholders, as much of their compensation depends on increases in the price of MetLife, Inc. common stock (Shares) that benefit shareholders. For example, Share prices had a significant impact on the final payment of Shares to the Executive Group and others resulting from the grant of Performance Shares for the 2006-2008 performance period. Although the number of Shares paid was slightly above target (based on three-year performance relative to competitors), the price of Shares at payout was considerably lower than on the date of grant due to the tumultuous stock market. As a result, the payment value was 57% of original target value.

Further, the Company’s Share ownership guidelines align executives’ interests with those of shareholders and reinforce the focus on long-term shareholder value. The Named Executive Officers have maintained significant Share ownership.

During 2009, the Compensation Committee conducted a thorough review of the Company’s executive compensation practices. This analysis showed that MetLife’s program aligns with Company strategies and has a number of features that contribute to prudent decision making and avoid providing executives with an incentive to take excessive risks. One important feature is the use of Operating Earnings as a metric in incentive programs. Operating Earnings excludes investment gains and losses, which removes incentives to take excessive risk in MetLife’s investment portfolio. In addition, the Company uses three-year performance periods and vesting for long-term incentive compensation, so that time horizons for compensation reflect the extended time horizons for the results of many business decisions.

MetLife 2010 Proxy Statement

Even so, based on the review, MetLife made several changes to its executive compensation programs in light of current and emerging trends in market practices. Specifically, the Company:

•	strengthened its risk management by adopting a recoupment policy to recover performance-based compensation where an officer-level employee has engaged in fraud or other wrongful conduct leading to a restatement of financial results;

•	changed its auxiliary pension program so that the same benefits formula applies to all participants regardless of position;

•	placed a cap on final average pay for purposes of auxiliary pension benefits;

•	eliminated several perquisites; and

•	reduced the severance pay and other benefits that could be paid to Executive Group members after a change of control.

Compensation Philosophy and Objectives

MetLife’s executive compensation program is designed to:

•	provide competitive Total Compensation opportunities that will attract, retain and motivate high-performing executives;

•	align the Company’s compensation plans with its short- and long-term business strategies;

•	align the financial interests of the Company’s executives with those of its shareholders through stock-based incentives and stock ownership requirements; and

•	reinforce the Company’s pay for performance culture by making a significant portion of Total Compensation variable, and differentiating awards based on Company, business unit and individual performance.

The program motivates Executive Group members to achieve the Company’s business goals, and rewards executives for achieving these goals. At the same time, the program is designed to avoid providing incentives for Executive Group members to make business decisions that expose the Company to excessive risk. Each Executive Group member’s Total Compensation reflects the

Compensation Committee’s assessment of performance and competitive market data. However, the Compensation Committee does not structure particular elements of compensation to relate to separate individual goals or performance.

The Company’s Chief Risk Officer has advised the Compensation Committee that risks arising from the compensation policies and practices for employees of the Company and its affiliates are not reasonably likely to have a material adverse effect on the Company as a whole, in light of the features of those policies and practices and the controls in place to limit and manage risk.

Overview of Compensation Program

MetLife uses a competitive total compensation structure that consists of base salary, annual incentive awards and stock-based long-term incentive award opportunities. For purposes of this discussion and MetLife’s compensation program, Total Compensation for an Executive Group member means the total of those three elements. The Independent Directors approve the Total Compensation for the Chief Executive Officer and the other Executive Group members.

The Compensation Committee reviews each Executive Group member’s Total Compensation and recommends Total Compensation amounts for approval by the Independent Directors. When determining an Executive Group member’s Total Compensation, the Committee considers the three elements of Total Compensation together. As a result, decisions on the award or payment amount of one element impact the decisions on the amount of other elements.

The Compensation Committee also reviews other compensation and benefit programs, such as retirement benefits and potential payments that would be made were an Executive Group member’s employment to end. Benefits such as retirement and medical programs do not impact Total Compensation decisions since they apply to substantially all employees. As a result, decisions about those benefits do not vary based on decisions

MetLife 2010 Proxy Statement

about an Executive Group member’s base salary or annual or stock-based awards.

Generally, the forms of compensation and benefits provided to the Executive Group members are similar to those provided to other officer-level employees. None of the Executive Group members is a party to any agreement with the Company that governs the executive’s employment.

The Compensation Committee engaged an independent compensation consultant, Hewitt, to assist it in its design and review of the Company’s compensation program. For more information on the role of Hewitt regarding the Company’s executive compensation program, see “Board Committees — The Compensation Committee” beginning on page 22.

A substantial portion of the Executive Group members’ Total Compensation for 2009 performance was variable and dependent upon the attainment of performance objectives or the value of Shares.

VARIABLE VS. FIXED COMPENSATION

To align executive and shareholder interests, the Compensation Committee allocated a greater portion of the Executive Group members’ variable compensation to stock-based incentives than it allocated to annual cash incentives as part of their overall Total Compensation for 2009 performance:

STOCK-BASED INCENTIVES VS. ANNUAL CASH INCENTIVES

For purposes of the above calculations, Performance Shares were valued at the closing price of Shares on the date of the grants and each Stock Option was valued at one-third of that price. See “Stock-Based Long-Term Incentive Awards” beginning on page 46. All of the long-term incentive compensation awarded to the Executive Group members consisted of Stock Options that vest over three years (or later) and awards normally payable in the form of Shares that cannot be acquired by the executive for at least three years.

MetLife 2010 Proxy Statement

Benchmarking Compensation

The Compensation Committee periodically reviews the competitiveness of MetLife’s Total Compensation structure using benchmark data reflecting a comparator group of companies in the insurance and broader financial services industries with which MetLife competes for executive talent (Comparator Group). Likewise, the Compensation Committee reviews the composition of the Comparator Group from time to time to assure that it remains an appropriate benchmark for the Company. The Compensation Committee reviewed and modified the Comparator Group in 2009 in light of the significant changes in the financial services industry. The following changes were made:

•	American International Group, Inc. was eliminated in light of the U.S. government’s acquisition of majority ownership.

•	Merrill Lynch & Co., Inc., Wachovia Corporation, and Washington Mutual, Inc. were eliminated because each was acquired by another company.

•	John Hancock Life Insurance Company was eliminated due to addition of its parent company to the Comparator Group.

•	In order to increase the emphasis on insurance companies in the composition of the Comparator Group as a whole, Aflac, Incorporated, Manulife Financial Corporation, Sun Life Financial Inc., and The Travelers Companies, Inc. were added.

The current Comparator Group consists of the 15 insurance companies and 9 financial services companies listed under “Comparator Group” below. Companies were chosen for the Comparator Group in light of their size relative to MetLife, or their similarity to MetLife in the importance of investment and risk management to their business, or both. MetLife was above the 80th percentile of the insurance companies in the Comparator Group, and between the 50th and 75th percentile of the Comparator Group as a whole, in each of assets (as of year-end 2008), revenue (for 2008), and market capitalization (as of June, 2009).

The Compensation Committee has determined that Total Compensation opportunities are competitive if they fall between the 75th percentile of insurance companies in the Comparator Group and the 50th percentile of the entire Comparator Group, based on Comparator Group data from recent periods. The percentile for insurance companies is in recognition of MetLife’s size and market position in the insurance industry. The Compensation Committee does not benchmark compensation on a separate element-by-element basis, but rather focuses on Total Compensation.

Comparator Group data is used to develop a Total Compensation opportunity range for each Executive Group member’s grade level. An Executive Group member’s Total Compensation is expected to fall within this range. For 2009 performance, the Total Compensation of Mr. Wheeler and Mr. Kandarian fell within the upper-third of the range for their respective grade levels, and the Total Compensation of Mr. Toppeta and Mr. Mullaney fell within the approximate middle third of the range for their respective grade levels. Mr. Henrikson’s Total Compensation was above the market data range for his level. The Compensation Committee considered the fact that the range for Chief Executive Officer Total Compensation in the financial services industry had been temporarily affected by the credit crisis, and that it expected future compensation ranges to be higher.

MetLife 2010 Proxy Statement

COMPARATOR GROUP

Insurance Companies	Financial Services Companies
AEGON N.V.
Aflac Incorporated
The Allstate Corporation
AXA Financial, Inc.
The Hartford Financial Services Group, Inc.
ING Groep N.V.
Lincoln National Corporation
Massachusetts Mutual Life Insurance Company
Manulife Financial Corporation
Nationwide Financial Services, Inc.
New York Life Insurance Company
Principal Financial Group, inc.
Prudential Financial, Inc.
Sun Life Financial Inc.
The Travelers Companies, Inc.	American Express Company Bank of America Corporation Citigroup Inc. HSBC Holdings plc JPMorgan Chase & Co. Morgan Stanley Suntrust Banks, Inc. U.S. Bancorp Wells Fargo & Company

Setting Compensation

CEO Compensation.  At the beginning of 2009, the Chief Executive Officer and the Compensation Committee established goals and objectives that were designed to drive Company performance. For a description of these goals, see “Annual Incentive Awards” beginning on page 42.

In early 2010, the Compensation Committee recommended to the Independent Directors the Total Compensation for the Chief Executive Officer, including annual and stock-based awards for 2009. The Committee’s Total Compensation recommendations for 2009 reflected its assessment of Mr. Henrikson’s performance relative to his established goals and objectives in his role as Chief Executive Officer, and took into account Mr. Henrikson’s performance relative to additional business challenges and opportunities that arose during the year. The Committee also considered competitive market data provided by the Compensation Committee’s independent compensation consultant. The consultant’s report included a comparison and analysis of Mr. Henrikson’s compensation to chief executive officer compensation at Comparator Group companies. The comparison included historical information on Comparator Group companies’ size (measured by revenue, market capitalization and assets) and performance (measured by 3-year and 1-year growth in operating earnings, book value, operating return on equity, and total shareholder return) compared to MetLife. The application of these practices and processes for 2009 resulted in relatively higher compensation being awarded to Mr. Henrikson than to other Executive Group members due to Mr. Henrikson’s broader responsibilities and higher levels of accountability as the most senior executive in the Company, as well as competitive market data.

Compensation of Other Executive Group Members.  At the beginning of 2009, the Chief Executive Officer and each Executive Group member agreed on the respective executive’s goals. In early 2010, the Chief Executive Officer provided to the Compensation Committee an assessment of the other Executive Group members’ performance during 2009 relative to their goals and the additional business challenges and opportunities that arose during the year. He also recommended to the Committee Total Compensation amounts for each Executive Group member taking into account performance during the year as well as available competitive data and compensation opportunities for each position. The Committee reviewed these recommendations and endorsed the components of each Executive Group member’s Total Compensation to the Board of Directors. Other than the Chief Executive Officer, no Executive Group member played a role in determining the compensation of any of the other Executive Group members. The Chief Executive Officer did not take part in the Board’s consideration of his own compensation.

MetLife 2010 Proxy Statement

Components of Compensation and Benefits

The primary components of the Company’s executive compensation and benefits program play various strategic roles:

	Description	Strategic Role
Total Compensation	Base Salary: Fixed based on position, scope of responsibilities, individual performance, and competitive data	Compensation for services during the year

	Annual Incentive Awards: Variable based on performance relative to Company, business unit, and individual goals and (when applicable) additional business challenges or opportunities that arose during the year that were not reflected in previously established goals for the year; the Compensation Committee determines awards using its judgment of all of these factors as a whole, and not by using a formula	Primary compensation vehicle for recognizing and differentiating individual performance each year; designed to motivate Executive Group members and other employees to achieve strong annual business results that will contribute to the Company’s long-term success, without creating an incentive to take excessive risk

	Stock-Based Long-Term Incentive Awards: Amount of awards based on discretionary assessment of individual level of responsibility, performance, relative contribution, and potential for assuming increased responsibilities; ultimate value of awards depends exclusively on increases in the price of Shares (Stock Options), or on MetLife’s performance relative to its competition as well as the value of Shares (Performance Shares); generally, 50% of Stock-Based Long-Term Incentive Awards to Executive Group members are allocated to Stock Options and 50% to Performance Shares, by compensation planning value; that value reflects a Share price based on recently-prevailing Share prices at time of grant (for Performance Shares), and a fraction of that Share price (for Stock Options)	Ensures that Executive Group members have a significant continuing stake in the long-term financial success of the Company (see “Stock Ownership” on page 48); aligns executives’ interests with those of shareholders; encourages decisions and rewards performance that contribute to the long-term growth of the Company’s business and enhance shareholder value; motivates Executive Group members to outperform MetLife’s competition in terms of key performance measures over a three-year period; encourages executives to remain with MetLife

Benefits	Retirement Program and Other Benefits: Post-retirement income (pension) or the opportunity to save a portion of current compensation for retirement and other future needs (savings and investment program and nonqualified deferred compensation)	Attracts and retains executives and other employees

MetLife 2010 Proxy Statement

	Description	Strategic Role
Potential Payments	Severance Pay and Related Benefits: Transition assistance if employment ends due to job elimination or, in limited circumstances, poor performance	Encourages focus on transition to other opportunities and allows the Company to obtain a release of employment-related claims

	Change-in-control Benefits: Replacement or vesting of stock-based long-term incentive awards; severance and related benefits also paid if the Executive Group member’s employment is terminated without cause or for good reason following a change-in-control	Retains Executive Group members through a change-in-control and allows executives to act in the best interests of shareholders in a change-in-control without distractions due to concerns over personal circumstances; promotes the unbiased and disinterested efforts of the Executive Group members to maximize shareholder value during and after a change-in-control; keeps executives whole in situations where Shares may no longer exist or awards otherwise can not or will not be replaced

The primary components of the Company’s executive compensation and benefits program are further discussed below.

Base Salary.  The base salaries earned by the Named Executive Officers in 2009 are reported in the Summary Compensation Table on page 52. In February, 2009 the Compensation Committee approved the following base salary increases for the following Named Executive Officers in light of their levels of responsibility, their performance, and the competitive market:

	Base Salary	Effective
Executive	Increase	Date

William J. Wheeler	$25,000	September 1, 2009
Steven A. Kandarian	$50,000	November 1, 2009
William J. Mullaney	$50,000	August 1, 2009

Annual Incentive Awards.  The MetLife Annual Variable Incentive Plan (AVIP) provides eligible employees, including the Executive Group members, the opportunity to earn annual cash incentive awards. AVIP is administered as a Cash-Based Awards program under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (Stock and Incentive Plan).

Determining the Amount Available for Awards.  Each year, the Compensation Committee approves the maximum amount available for AVIP awards to all 23,000 covered employees, including the Named Executive Officers. In January 2009, the

Compensation Committee approved a methodology it would use to determine the amount available for 2009, subject to its exercise of discretion. This methodology is as follows:

The amount available for AVIP awards is determined by multiplying the sum of all target-performance planned awards by an AVIP performance factor. The AVIP performance factor is based primarily on the Company’s Operating Earnings for 2009 compared to the Company’s business plan. Achievement of the business plan target Operating Earnings results in an AVIP performance factor of 100%. For each 1% by which the Company’s Operating Earnings is above or below the business plan target, the AVIP performance factor is adjusted up or down by 1%. For this purpose, Operating Earnings is adjusted by eliminating the impact of the Company’s after-tax variable investment income available to common shareholders to the extent that such income is more than 10% higher or lower than the business plan target. If the Company’s Operating Earnings does not exceed 40% of the business plan target, the AVIP performance

MetLife 2010 Proxy Statement

factor is zero. The maximum possible AVIP performance factor related to the Company’s Operating Earnings is 150%.

In addition, the AVIP performance factor is increased if the Company’s Return on Equity for 2009 exceeds the Company’s business plan. For each 0.1% by which the Return on Equity exceeds the business plan, 0.3% is added to the AVIP performance factor, up to a maximum possible increase of 15%. The highest possible AVIP performance factor is 165%.

The formula avoids providing employees with an incentive to take excessive risk in several ways. Operating Earnings does not include investment gains or losses. In addition, the impact of after-tax variable investment income is limited to no more than a 10% variation from the business plan. As a result, the formula does not provide any incentive to take additional risk in the Company’s investment portfolio. Nor is the formula an unlimited function of revenues; rather, the formula caps the amount that can be generated for AVIP awards, and is a function of financial measures that account for the Company’s costs and liabilities.

The Committee ultimately reviewed and followed this methodology with respect to AVIP, with the following results. The Company’s 2009 Operating Earnings was 91% of the Company’s 2009 business plan, after adjustment to eliminate the impact of after-tax variable investment income that was lower than the business plan target by more than 10%. The Company’s Return on Equity did not exceed the Company’s business plan, so no adjustment on account of Return on Equity was made. As a result, the AVIP performance factor was 91%, which was multiplied by the total target-performance planning amount of all awards of $319 million to produce the amount available for AVIP awards of $290 million. The maximum amount available was higher for 2009 than it had been for 2008, when $246 million was available for AVIP awards to all covered employees, determined under a substantially different method than the one used for 2009.

Section 162(m) of the United States Internal Revenue Code limits the deductibility of compensation paid to four of the Company’s most highly-compensated executives, but exempts certain “performance-based” compensation from those limits. Early in 2009, the Compensation Committee established limits for awards under the AVIP to the Company’s Executive Group members. These limits were established for the purpose of qualifying AVIP awards to four of the Company’s most highly-compensated executives for 2009 for tax deductibility under Section 162(m), and were based on the Company’s net income for 2009. Since the Company had negative net income, the Committee was precluded from making deductible AVIP awards to four of the Company’s most highly-compensated executives. However, for the reasons discussed below, the Compensation Committee approved annual incentive awards for Executive Group members for 2009 (the 2009 Annual Awards) that were not made under AVIP and, with respect to those four executives, will not be deductible. The estimated value of the lost deduction is approximately $2 million.

The Committee took into account the Company’s and each Named Executive Officer’s performance against the performance goals discussed below, as well as the fact that the Company would have derived positive net income but for a net investment loss of $3.2 billion that was related largely to derivative positions the Company held as part of its overall risk management and asset-liability management strategies. The risk management derivatives are part of the Company’s risk-mitigation strategy to hedge interest rate, equity, currency, and credit risks. If the Company had not used the risk management derivatives, management believes the Company may have been exposed to excessive risks and may not have been managing its risks in a prudent manner. Accordingly, the Committee concluded that these net losses were significantly related to prudent risk management.

MetLife 2010 Proxy Statement

Common Financial Performance Goals.  The Executive Group members’ key common financial goals for 2009 included Operating Earnings, Earnings Per Share, Return on Equity, and Book Value, as set forth in the Company’s business plan. The Company’s business plan was adjusted in early 2009 to take account of increases in pension expenses. Under the leadership of Mr. Henrikson and the Executive Group, the Company achieved the results in 2009 compared below to its results for 2008. The Compensation Committee considered these results in determining the Named Executive Officers’ 2009 Annual Awards.

	2009		2009 Business Plan	2008(2)

Operating Earnings ($ billions)	$2	.365(1)	$3.003	$2.694
Earnings Per Share	$2.87		$3.64	$3.62
Return on Equity	6.7%		8.0%	7.9%
Book Value	$41.69		$47.79	$45.29

(1)	The Company’s 2009 Operating Earnings, after adjustment to eliminate the impact of after-tax variable investment income that was lower than the business plan target by more than 10%, was $2.729 billion.

(2)	The 2008 performance measures above differ from those shown in the Company’s 2009 Proxy Statement because they reflect the policy the Company adopted in 2009 to adjust, on an operating earnings basis, net investment income related to operating joint ventures reported under the equity method of accounting.

These performance measures are not calculated based on accounting principles generally accepted in the United States of America (GAAP). They should be read in conjunction with Appendix A to this Proxy Statement, which includes reconciliations to the most directly comparable GAAP measures, which are income (loss) from continuing operations, net of income tax (for Operating Earnings), net income (loss) available to common shareholders per diluted common share (for Earnings Per Share), return on the Company’s common equity (for Return on Equity), and book value per actual common share (for Book Value).

Other Performance Goals.  The Executive Group members’ performance goals are aligned with the Company’s performance objectives. The achievement of these goals drives the Company to meet its business objective of providing insurance and employee benefits products and services that meet customers’ financial needs. The Company accomplishes this through prudent risk-taking, investment portfolio management, and effectively deploying capital resources to ensure that the enterprise meets its obligations to policyholders while promoting and enhancing shareholder value.

The Executive Group led the Company through a difficult and challenging environment in 2009. In addition to the common financial goals described above, Executive Group members’ goals included maintaining the Company’s solid financial performance with appropriate liquidity and capital levels. All of the Executive Group members were also focused on sound risk management and mitigation in order to prevent the Company from being exposed to excessive risk.

At the same time, the Executive Group members’ objectives also included adapting the Company’s strategies and market position to changing market conditions, through product development, senior executive talent development, innovation, and a focus on strategic growth and cost savings. Each of the Executive Group members’ goals also included effective representation of MetLife and its interests (or the broader perspective of the life insurance industry generally) to key regulators, analysts, investors, customers, sales personnel, and other stakeholders.

Under the leadership of Mr. Henrikson and the other members of the Executive Group, MetLife’s premiums, fees and other revenues increased to $34 billion from $32.9 billion in 2008. In addition, net after-tax investment losses continued to decline in 2009, the value of separate account balances continued to recover, and variable annuity sales increased. MetLife maintained its leading market share in group life and variable annuities, and continued to have strong market share in group

MetLife 2010 Proxy Statement

dental and disability. MetLife also achieved strong results on the Federal Reserve’s Supervisory Capital Assessment of the 19 largest financial holding companies. As a result of MetLife’s successful management of its capital and liquidity, the Company was the only one of 19 companies subject to the Federal Reserve’s assessment not to participate in the Troubled Asset Relief Program.

For 2009, key goals for Mr. Henrikson also included refining and implementing strategic growth and expense reduction initiatives to sustain financial strength and business operational excellence, drive growth, and enhance long-term shareholder value. These goals included the achievement of cumulative expense savings of $300 million on a pre-tax basis. Through the Executive Group’s attention to improving efficiency and business processes, MetLife exceeded the $300 million goal and achieved annual expense savings of $400 million on a pre-tax basis, which was a year ahead of plan. In addition, MetLife simplified its business processes and strengthened its strategic planning processes. Under Mr. Henrikson’s leadership, MetLife also formed a unified U.S. Business organization to accelerate growth, expand margins, eliminate redundancies, reduce costs, take advantage of distribution capabilities and synergies within the business, and leverage talent.

Mr. Henrikson’s objectives also included development of leadership to assure executive succession consistent with promoting and sustaining leadership excellence. During 2009, Mr. Henrikson refined a senior leadership structure that promotes effective teamwork while also preserving individual accountability. Mr. Henrikson also sponsored and endorsed the development of programs to attract and retain associates who will provide the future senior leadership for the Company and maintained and improved MetLife’s corporate governance structure, including by recruiting two new Board members with extensive experience in financial services and international markets.

Mr. Henrikson employed strategic communications with associates to promote common objectives and shared values, including ethical standards and compliance with laws. During 2009, Mr. Henrikson successfully communicated to internal and external stakeholders about many issues, including MetLife’s favorable results on the Federal Reserve’s stress test, the Company’s decision not to participate in the Troubled Asset Relief Program, and the formation of the U.S. Business organization. Mr. Henrikson also served as the chairman of the Financial Services Forum during a very challenging time for the financial services industry, and began service as the Chairman of the American Council of Life Insurers. Finally, Mr. Henrikson effectively presented MetLife’s perspective and interests to regulators and other government leaders whose decisions could affect MetLife’s businesses.

For 2009, other key goals for Mr. Wheeler included continued development and financial performance of MetLife Bank, maintenance of appropriate capital levels, sustained excellence in accounting practices, and sound risk management. Under Mr. Wheeler’s leadership, MetLife Bank’s financial performance exceeded its goals of $731 million in operating revenue, $63 million in operating earnings, and return on equity of 13%. In addition, MetLife Bank completed the acquisition and integration of two key businesses, transforming the bank’s business strategy to emphasize mortgage and reverse mortgage business. At the same time, MetLife divested several non-core businesses during 2009. MetLife, through its insurance subsidiaries, achieved a strong consolidated risk-based capital position and completed securities issuances and borrowing arrangements with an aggregate value of $4.7 billion. Mr. Wheeler also recruited a new Chief Accounting Officer to lead the Company’s financial reporting organization, and who maintained and improved the Company’s disclosure practices and transparency and clarity in its financial reporting. Mr. Wheeler directed the Company’s risk management and asset-liability management strategies to hedge interest rate, equity, currency, and credit risks, avoiding exposure to excessive risk and managing those risks prudently. Under Mr. Wheeler’s leadership, the Financial Management organization achieved savings of just under its goal of $36 million.

Mr. Kandarian’s other key goals in 2009 included effectively managing MetLife’s investment portfolio to meet changing market conditions, producing net

MetLife 2010 Proxy Statement

investment income without taking excessive risk, managing the investment portfolio’s liquidity, and establishing the Company’s Enterprise Strategy Group and continuing to lead the Company’s enterprise strategic initiative. In addition, Mr. Kandarian assumed responsibility for the Company’s Global Brand and Marketing Services. During 2009, under Mr. Kandarian’s leadership, the Company’s investment portfolio was successfully rebalanced to maintain appropriate portfolio liquidity and moderate the recession’s impact. Net investment income was down in 2009 primarily due to the low interest rate environment, while strong securities lending and hedge fund returns partially offset negative returns on real estate funds. A continued focus on lower-leveraged, quality commercial mortgages enabled the company’s commercial mortgage portfolio to perform better than the overall market. In Global Brand and Marketing Services, a new mix of advertising and non-traditional promotional vehicles increased brand preference for the Company. Under Mr. Kandarian’s leadership, Investments and Global Brand and Marketing exceeded their combined goal of $19.6 million in cost savings.

For 2009, Mr. Toppeta’s additional key goals included financial performance of the International business unit. Mr. Toppeta also focused on continuing the development of International to take advantage of the Company’s growth opportunities outside the United States by evaluating strategic opportunities, developing market share, introducing new products, and maintaining prudent risk and financial management through product modifications, strategic pricing decisions, and careful management of foreign exchange volatility. Under Mr. Toppeta’s leadership, International maintained its position as the leading life insurance company in Mexico based on market share in direct premium life, medical and personal accident, expanded the dental business in Brazil, and met or exceeded its $28 million goal for pre-tax cost savings. However, International did not meet its goals for return on equity (goal of 13.9%), operating earnings (goal of $545 million), operating revenue (goal of $6.157 billion), premiums, fees and other revenues (goal of $4.79 billion), or sales (goal without Japan of $5.320 billion and with Japan of $11.839 billion). Mr. Toppeta also completed a review of senior executive talent throughout the International business unit, identifying and developing potential leaders, appointing new management, acquiring new talent, and putting succession plans in place where appropriate. Finally, Mr. Toppeta took on an increasingly high-profile role representing MetLife in international insurance organizations and in international service trade organizations.

Mr. Mullaney’s additional goals for 2009 included maintaining and advancing Institutional Business’ market position in products such as group life, dental, and others. After the formation of the U.S. Business organization was announced, Mr. Mullaney successfully led the integration of various businesses into the new organization, determining its management structure and setting its strategic and operational plan. U.S. Business exceeded its pre-tax cost savings goal of $87 million, but did not meet its goals for premiums, fees, and other revenues (goal of $28.846 billion), expense ratio (goal of 18.7%), operating earnings (goal of $2.795 billion), or return on equity (goal of 11.9%). Mr. Mullaney also developed MetLife’s health care policy statement and advanced analysts’ and investors’ understanding of the Company.

The Compensation Committee considered each Named Executive Officer’s accomplishments in determining the Named Executive Officers’ 2009 Annual Awards. The 2009 Annual Awards are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 52.

Stock-Based Long-Term Incentive Awards.  The Company awards Stock Options and Performance Shares and determines the amount of such awards as part of its Total Compensation program.

Stock Options.  Stock Options are granted at an exercise price equal to the closing price of Shares on the date of grant. The ultimate value of Stock Options depends exclusively on increases in the price of Shares. One-third of each award of Stock Options vests on each of the first three anniversaries of the date of grant.

MetLife 2010 Proxy Statement

Performance Shares.  Performance Shares are units that may become payable in Shares at the end of a three-year performance period, depending on specified Company performance relative to MetLife’s competition over that time. MetLife’s competition is defined for this purpose as the Fortune 500® companies included in the Standard & Poor’s Insurance Index (Insurance Index Comparators). These comparators were chosen to measure MetLife’s performance because insurance is the predominant portion of the Company’s overall business mix. The final number of Performance Shares paid is determined by the Company’s performance in total shareholder return and change in annual net operating earnings per share (as defined by the Company for each year) compared to the other comparators. The amount paid can be as low as zero and as high as twice the number of Performance Shares granted. For additional information about the Performance Share formula, see “Equity Incentive Plan Awards” beginning on page 60.

Beginning with the 2009-2011 performance period, MetLife added a further, non-discretionary, more restrictive performance condition to new grants of Performance Shares. If the Company does not produce a positive total shareholder return for the performance period, the number of Shares to be paid out, if any, will be reduced by 25%.

The Performance Shares for the 2006-2008 performance period became payable during 2009. Based on MetLife’s performance relative to the Insurance Index Comparators for that period, the Company paid 110% of each vested Performance Share award. For information about these payments, see the table entitled, “Option Exercises and Stock Vested in 2009” on page 65.

Vesting, Tax, and Accounting.  Performance Shares and Stock Options are normally forfeited if the executive leaves the Company voluntarily before the end of the applicable performance period or vesting period and is not Retirement Eligible, as defined in the Metropolitan Life Retirement Plan for United States Employees (Retirement Plan) or eligible for post-retirement medical benefits (Bridge Eligible). See “Pension

Program” beginning on page 48 for more information about the Retirement Plan.

The Company has designed Performance Shares and Stock Options to meet the Section 162(m) requirements for Performance-Based Compensation. As designed, these awards also qualify as equity-classified instruments whose fair value for determining compensation expense under current accounting rules is fixed on the date of grant. This allows the Company to provide stock-based incentive opportunities while limiting the volatility of the related accounting cost of such compensation. For information about the specific grants of Stock Options and Performance Shares to the Named Executive Officers in 2009, see the table entitled “Grants of Plan-Based Awards in 2009” on page 60.

Special Grants.  In early 2009, the Compensation Committee approved special grants of Stock Options and Performance Shares to Mr. Wheeler and Mr. Kandarian. The special grants were approved in recognition of their critical roles at the Company, their sustained high performance, and to encourage them to continue to provide a high level of performance that will create value for Company shareholders. The grants were in addition to grants determined under the Company’s general executive compensation practices. The special grant Stock Options will normally become exercisable on the third anniversary of their grant date, rather than at a rate of one-third on each of the first three anniversaries of their grant date as do the Stock Options determined under the Company’s general executive compensation practices.

Performance-Based Compensation Recoupment Policy

In December, 2009 the Compensation Committee and Board adopted a performance-based compensation recoupment policy. The policy applies to all officers and officer-equivalent employees of the Company and its affiliates and subsidiaries. The policy provides that the Company (and its affiliates or subsidiaries) will seek the recovery of performance-based compensation purportedly earned by or paid to such an employee where the compensation was based on Company financial results that were subsequently restated due to the employee’s fraudulent or other

MetLife 2010 Proxy Statement

wrongful conduct, and the restated financial results would have resulted in lower or no compensation. The policy was adopted in order to reinforce the Company’s intent to seek recovery of performance-based compensation under such circumstances.

Equity Award Timing Practices

The Committee grants Stock Options and Performance Shares to the Executive Group members at its regularly scheduled meeting in February of each year. This meeting is on the same day that the Compensation Committee and the Board of Directors approve annual incentive compensation awards and any base salary increases. The exercise price of these Stock Options is the closing price of a Share on the day the Stock Options are granted. The Company has never granted, and has no plans to grant, any stock-based awards to current or new employees in coordination with the release of non-public information about the Company or any other company. The Chief Executive Officer does not have any authority to grant stock-based awards of any kind to any Executive Group members, the Chief Accounting Officer, the Chief Risk Officer, or Directors of the Company.

Stock Ownership

To further promote alignment of management’s interests with shareholders, the Company has established minimum Share ownership guidelines for officers at the Senior Vice-President level and above, including the Executive Group members. Each is expected to own Shares in an amount that is equal to a percentage or multiple of annual base salary rate depending on position.

Employees may count toward these guidelines the value of Shares they or their immediate family members own directly or in trust. They may also count Shares held in the Company’s savings and investment program, Shares deferred under the Company’s nonqualified deferred compensation program and deferred cash compensation or auxiliary benefits measured in Share value.

Each employee subject to the guidelines is expected to retain the net stock acquired through the exercise of Stock Options or from long-term incentive plan award payments until the employee meets the guidelines. The Company’s policy prohibits all employees, including the Executive Group members, from engaging in short swing sales, hedging, and trading in put and call options, with respect to the Company’s securities.

The Share ownership of the active Named Executive Officers, as a multiple of their respective annual base salary rates, is reported below as of December 31, 2009:

Name	Ownership	Guideline

C. Robert Henrikson	8.7	7
William J. Wheeler	5.1	4
Steven A. Kandarian	1.1	4
William J. Toppeta	7.3	4
William J. Mullaney	2.7	4

Mr. Kandarian’s and Mr. Mullaney’s Share ownership guidelines increased in 2009 from two times annual base salary rate to four times annual base salary rate.

Retirement and Other Benefits

MetLife recognizes the importance of providing comprehensive, cost-effective employee benefits to attract, retain and motivate talented associates. The Company reviews its benefits program from time to time and makes adjustments to meet these objectives and to remain competitive with other employers.

Benefits plans in which the Executive Group members participate will be amended in 2010 so that the 2009 Annual Awards will be included as part of the compensation used to determine benefits on the same basis as AVIP awards.

Pension Program.  The Company sponsors a pension program in which all eligible U.S. employees, including Executive Group members, participate after one year of service. The program includes the Retirement Plan and the MetLife Auxiliary Pension Plan (Auxiliary Pension Plan), an unfunded nonqualified plan.

The program rewards employees for the length of their service and, indirectly, for their job performance, because the amount of benefits increases with the length of employees’ service with the Company and the salary and annual bonuses they earn. Benefits under the Company’s

MetLife 2010 Proxy Statement

pension program are determined under two separate benefit formulas. For any given period of time, an employee’s benefit is determined under one or the other formula. In no event do benefits accrue for the same period under both formulas. The Traditional Formula is based on length of service and final average compensation. The Personal Retirement Account Formula is based on monthly contributions to an account for each employee based on the employee’s compensation, plus interest.

In early 2009, at Mr. Henrikson’s recommendation, the Auxiliary Pension Plan was amended to cap the final average compensation of each participant, including each Executive Group member. The purpose and effect of this change on Mr. Henrikson’s benefit is to reduce expected future pension accruals, thus limiting future increases in his benefit. Any increases in pension value beyond 2009 will primarily reflect Mr. Henrikson’s additional service, and will not reflect any increases in his final average compensation.

In addition, effective January 1, 2010, the Auxiliary Pension Plan was amended to change the final average compensation formula used for Traditional Formula benefits for officers at the Senior Vice-President level and above. The same formula that applies to qualified pension benefits for all eligible employees under the Retirement Plan will also apply to Traditional Formula benefits under the Auxiliary Pension Plan for these officers. This change was made in order to apply a common formula to all participants, reduce anticipated costs, and continue to provide a competitive level of benefits.

For additional information about pension benefits for the Named Executive Officers, see the table entitled “Pension Benefits” on page 66.

Savings and Investment Program.  The Company sponsors a savings and investment program for U.S. employees, in which each Executive Group member is eligible to participate. The program includes the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates (Savings and Investment Plan), a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k), and the

Metropolitan Life Auxiliary Savings and Investment Plan (Auxiliary Savings and Investment Plan), an unfunded nonqualified deferred compensation plan.

Employee contributions to the Savings and Investment Plan may be made on a before-tax 401(k), Roth 401(k) or after-tax basis. The Company also provides a matching contribution to employees after one year of service in order to encourage and reward such savings. The Auxiliary Savings and Investment Plan provides additional Company contributions to employees who elect to contribute to the Savings and Investment Plan and who have compensation beyond Internal Revenue Code limits. Company contributions for the Named Executive Officers are included in the “All Other Compensation” column of the Summary Compensation Table on page 52. Because the Auxiliary Savings and Investment Plan is a nonqualified deferred compensation plan, the Company’s contributions to the Named Executive Officers’ accounts, and the Named Executive Officers’ accumulated account balances and any payouts made during 2009, are reported in the table entitled “Nonqualified Deferred Compensation” on page 69.

Nonqualified Deferred Compensation.  The Company sponsors a nonqualified deferred compensation program for officer-level employees, including the Executive Group members. Participants may choose from a range of simulated investments, according to which the value of their deferrals may go up or down. See the table entitled “Nonqualified Deferred Compensation” on page 69 for amounts of nonqualified deferred compensation reported for the Named Executive Officers.

Employees choose in advance the amount they want to defer, the date on which payment of their deferred compensation will begin and whether they want to receive payment in a lump sum or in up to 15 annual payments. If the employee becomes Retirement Eligible or Bridge Eligible, the employee’s choice of form and timing of payment are honored. Otherwise, the Company generally pays out the employee’s deferred compensation in a single lump sum after the end of the employee’s service. The continued deferral of income taxation and pre-tax simulated investment earnings through the

MetLife 2010 Proxy Statement

employee’s chosen payment dates encourage employees to remain with the Company.

Perquisites

The Company provides its Executive Group members with limited perquisites.

The Company leases an aircraft for purposes of efficient business travel by the Company’s executives. While the Chief Executive Officer may occasionally use the Company’s aircraft for personal travel, Company policy does not require him to use the Company’s aircraft for all personal and business travel. To maximize the accessibility of Executive Group members, the Company makes leased vehicles and drivers and outside car services available to them for commuting and personal use.

The Company sponsored a medical examination program that was terminated on December 31, 2009. The program was ended in order to eliminate special benefits for Executive Group members and in light of the coverage for such examinations and testing available under the group health program available to all employees. The purpose of the program was to promote the health of Executive Group members through annual comprehensive preventative medical examinations and paid the costs of the medical examinations and certain follow-up testing.

The Company made available to its Executive Group members financial planning services provided by a third party consultant, until the program was terminated on December 31, 2009. The program was designed to keep Executive Group members focused on running the Company’s business rather than on financial planning matters that can be handled by outside professionals. Ms. Weber, formerly President, Individual Business, is contractually entitled to these services during 2010.

For recordkeeping and administrative convenience of the Company, the Company also pays certain costs of travel and meals for family members accompanying Executive Group members on business functions, and costs for a vendor to make personal travel reservations for Executive Group members or their families.

The incremental cost of perquisites provided to the Named Executive Officers during 2009 is included in the “All Other Compensation” column of the Summary Compensation Table on page 52.

Severance Pay and Related Benefits

If an Executive Group member’s employment with the Company ends involuntarily due to job elimination or, in limited circumstances, due to performance, he or she may be eligible for the severance program available to substantially all salaried employees. The program provides employees with severance pay, outplacement services and other benefits. Employees terminated for cause, as defined under the program, are not eligible.

The amount of severance pay reflects the employees’ salary grade, base salary rate and length of service, with longer-service employees receiving greater payments and benefits than shorter-service employees given the same salary grade and base salary. Employees who are not Retirement Eligible or Bridge Eligible and who receive severance pay also receive a prorata cash payment in consideration of their unvested Performance Shares and Restricted Stock Units. The Company also may enter into severance agreements that can differ from the general terms of the program, where business circumstances warrant.

On September 3, 2009, Ms. Weber resigned her executive officer position and all other positions with the Company. Under her separation agreement, Ms. Weber may not work for certain competitors of MetLife, interfere with MetLife’s business relationships, or solicit employees to leave MetLife through 2010. Ms. Weber also agreed to maintain the confidentiality of Company information and cooperate with the Company in any legal proceedings. Ms. Weber remained subject to the same fiduciary duties to the Company as she had as an executive officer through the end of her employment. In exchange, Ms. Weber remained employed and received her salary and employment-related benefits through December 30, 2009 and received severance pay and other benefits. For more details on Ms. Weber’s separation agreement, see the Summary Compensation Table on page 52.

MetLife 2010 Proxy Statement

Change-in-Control Arrangements

The Company has adopted arrangements that would impact the Executive Group members’ compensation and benefits upon a change-in-control of MetLife. None of the Executive Group members is entitled to any excise tax gross-up either on severance pay or on any other benefits payable in connection with a change-in-control of the Company.

Executive Severance Plan.  The Company established the MetLife Executive Severance Plan (Executive Severance Plan) in 2007 to replace individual change-in-control agreements. The Compensation Committee determined the terms of the plan on an overall program basis in light of its judgment of what is appropriate in order to maximize shareholder value should a change-in-control occur. The terms apply in the same manner to each Executive Group member. An Executive Group member who receives benefits under the Executive Severance Plan would not be eligible to receive severance pay under the Company’s severance plan that is available to substantially all salaried employees.

The Executive Severance Plan does not provide for any payments or benefits based solely on a change-in-control of MetLife. Rather, as described beginning on page 75 under “Termination with Severance Pay (Change-in-Control),” the executive’s employment must also terminate under certain circumstances in order for the executive to receive severance pay and related benefits.

During 2009, the Executive Severance Plan was amended to reduce the amount of severance pay that could be paid under the plan from three times annual pay to two times annual pay, and to eliminate the additional service credit of three years (or to age 65, if earlier) for which participants could qualify for purposes of Traditional Formula pension benefits. These changes are effective June 14, 2010 and were made to better align the Company’s practices with evolving market practices for change-in-control severance pay and benefits.

Additional Change-in-Control Arrangements.  The Company’s Stock Option,Performance Share, and Restricted Stock Unit agreements also include change-in-control arrangements. Under these arrangements, MetLife or its successor may substitute an alternative award of equivalent value and vesting provisions no less favorable than the award being replaced. Unless such substitution occurs, the awards vest immediately upon a change-in-control.

For additional information about change-in-control arrangements, including the Company’s definition of change-in-control for these purposes, see ‘‘Potential Payments Upon Termination or Change-in-Control” beginning on page 73. The Company determined the elements of its definition of change-in-control in light of the impact that a change in Board membership, a sale of substantially all assets, or the acquisition of a controlling interest in the Company by a single shareholder or group of shareholders would have on the Company.

MetLife 2010 Proxy Statement

Summary Compensation Table

The amounts reported in the table below for 2009 include elements in addition to compensation paid to the Named Executive Officers in 2009. The table includes items such as salary and cash incentive compensation that have been earned and paid (or earned and deferred), as well as the grant date fair value of Performance Shares and Stock Options granted in 2009. The Performance Shares and Stock Options may never become payable or may ultimately have a value that differs substantially from the values reported in this table. The table also includes for 2009 changes in the value of pension benefits from prior year-end to year-end 2009, which will become payable only after the Named Executive Officer ends his or her employment. In addition, the amounts in the Total column do not represent “Total Compensation” as defined for purposes of the Company’s compensation structure and philosophy, and include elements that do not relate to 2009 performance. For additional information, see “Compensation Discussion and Analysis” beginning on page 36. The items and amounts reported in the table below for 2008 and 2007 bear a similar relationship to performance and amounts paid or payable in those years.

Mr. Kandarian was not a Named Executive Officer in the Company’s 2008 Proxy Statement. Accordingly, only his compensation with respect to 2009 and 2008 is reported. Mr. Mullaney was not a Named Executive Officer in the Company’s 2009 and 2008 Proxy Statements. Accordingly, only his compensation with respect to 2009 is reported.

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)

C. Robert Henrikson,	2009	$1,000,000	$2,898,000	$2,301,600	$3,500,000	$1,620,255	$280,483	$11,600,338
Chairman of the Board,	2008	$1,000,000	$4,056,500	$3,723,300	$3,250,000	$10,043,542	$404,129	$22,477,471
President and	2007	$1,000,000	$4,258,100	$3,708,600	$5,000,000	$7,184,274	$297,985	$21,448,959
Chief Executive Officer

William J. Wheeler,	2009	$608,333	$1,987,200	$1,645,800	$1,300,000	$277,488	$102,156	$5,920,977
Executive Vice President	2008	$568,750	$898,255	$824,445	$1,200,000	$216,945	$109,647	$3,818,012
and Chief Financial Officer	2007	$512,500	$1,003,695	$883,000	$1,800,000	$169,393	$109,849	$4,478,437

Steven A. Kandarian,	2009	$583,333	$1,987,200	$1,519,200	$1,100,000	$173,487	$77,100	$5,440,320
Executive Vice President	2008	$531,250	$840,275	$771,255	$1,000,000	$213,112	$93,297	$3,449,189
and Chief Investment Officer

William J. Toppeta,	2009	$630,000	$621,000	$493,200	$900,000	$1,051,447	$86,671	$3,782,318
President, International	2008	$625,000	$811,300	$735,795	$800,000	$1,760,357	$105,587	$4,838,039
	2007	$600,000	$912,450	$706,400	$1,200,000	$1,165,564	$101,002	$4,685,416

William J. Mullaney,	2009	$562,500	$621,000	$411,000	$1,000,000	$875,838	$76,651	$3,546,989
President, U.S. Business

Lisa M. Weber,	2009	$630,000	$621,000	$509,640	$0	$281,603	$5,222,572	$7,264,815
former President,	2008	$625,000	$840,275	$771,255	$800,000	$211,539	$122,922	$3,370,991
Individual Business	2007	$600,000	$1,003,695	$794,700	$1,600,000	$141,124	$119,715	$4,259,234

MetLife 2010 Proxy Statement

Salary

The amount reported in the Salary column for 2009 represents the amount of base salary earned by each Named Executive Officer in 2009.

For 2009, the relationship of each Named Executive Officer’s base salary payments to the amount in the Total column, rounded to the nearest whole number, is:

Base Salary Payments as a
Executive	Percentage of Total Column

C. Robert Henrikson	9%
William J. Wheeler	10%
Steven A. Kandarian	11%
William J. Toppeta	17%
William J. Mullaney	16%
Lisa M. Weber	9%

Stock Awards

2009 Awards.  On February 24, 2009, the Compensation Committee awarded each Named Executive Officer Performance Shares, payable in Shares after the end of the three-year performance period from January 1, 2009 to December 31, 2011. These awards were made pursuant to the Stock and Incentive Plan.

Shares are payable to eligible award recipients following the completion of the performance period. In order for Performance Shares for the 2009-2011 performance period to be payable, the Company must generate positive net income available to common shareholders for either the third year of the performance period or for the performance period as a whole. The Company’s net income available to common shareholders will be determined with reference to the Company’s Annual Report on Form 10-K on file with the SEC for the third year of the performance period.

If net income is so generated, the number of Shares payable at the end of the performance period is calculated by multiplying the number of Performance Shares by a performance factor (from 0% to 200%). The performance factor is determined by reference to the Company’s performance relative to the Insurance Index Comparators. Such performance is measured on the basis of total shareholder return (TSR) and change in annual net operating earnings available to common shareholders per share (Operating EPS).

The Company’s Operating EPS is measured year over year for each year of the performance period, as compared to the other companies in the Insurance Index Comparators (other than companies which adopt International Financial Reporting Standards before the Company does). For each year, Operating EPS will be defined in the Company’s Quarterly Financial Supplement for the fourth quarter of the prior year. The results for each of the three years of the performance period are averaged.

The Company’s TSR is compared to the composite return of the Insurance Index Comparators during the performance period. Total shareholder return will be determined using the change (plus or minus) from the initial closing price of a Share to the final closing price of a Share, plus reinvested dividends, for the performance period, divided by the initial closing price of a Share. For this purpose, the initial closing price is the average of the closing prices for the 20 trading days before the performance period, and the final closing price is the average of the closing prices for the 20 trading days prior to and including the final trading day of the performance period.

The following are some significant performance percentiles and their corresponding performance factors:

MetLife TSR minus Insurance Index	TSR
Comparators TSR equals:	Performance Factor

30% or above	100%
0%	50%
−25%	25%
−26% or less	0%

MetLife Rank as a Percentile of	Operating EPS
Insurance Index Comparators	Performance Factor

75th or Above	100%
median	50%
25th	25%
below 25th	0%

Each of the two performance elements (TSR and Operating EPS) is weighted equally and added together to produce a total performance factor. If, however, the Company’s TSR for the performance

MetLife 2010 Proxy Statement

period is zero percent or less, the total performance factor will be multiplied by 0.75 to produce the total performance factor.

As a result of Ms. Weber’s discontinuance of employment on December 30, 2009, she forfeited her 2009-2011 Performance Share awards. As a result, Ms. Weber did not and will not receive any payment for those Performance Share awards.

For a further discussion of the performance goals applicable to the Performance Share awards in 2009, see “Compensation Discussion and Analysis” beginning on page 36.

2008 and 2007 Awards.  The method for determining the performance factor for the Performance Share awards made to the Named Executive Officers in 2008 and 2007 will depend on the Company’s change in annual operating earnings and total shareholder return during the three-year performance period, as defined for each award. For a description of the material terms and conditions of these awards, see the table entitled, “Grants of Plan-Based Awards” in the applicable Company Proxy Statement.

Method for Determining Amounts Reported.  The amounts reported in this column were calculated by multiplying the number of Performance Shares by a grant date fair value per share of $20.70 for 2009, $57.95 for 2008, and $60.83 for 2007. Those amounts represent the aggregate grant date fair value of the Performance Shares awarded in each year under Financial Accounting Standards Board ASC Topic 718 (FAS 718), consistent with the estimate of aggregate compensation cost to be recognized over the service period. The amounts are based on target performance, which is a total performance factor of 100%. This is the “probable outcome” of the performance conditions to which Performance Share awards are subject, determined under FAS 718. The grant date fair values of the Performance Share awards assuming the highest level of performance conditions would be double the amounts reported in this column, as the same grant date fair value per share would be used but the total performance factor used would be 200%.

For a description of the assumptions made in determining the expenses, see Notes 1 and 18 in the Notes to Consolidated Financial Statements in

the Company’s Annual Report on Form 10-K for the applicable year. In determining these expenses, it was assumed that each Named Executive Officer would satisfy any service requirements for vesting or payment of the award. As a result, while a discount for the possibility of forfeiture of the award was applied to determine the expenses of these awards as reported in the Company’s Annual Reports on Form 10-K, no such discount was applied in determining the expenses reported in this column. In each case, the grant date of the awards was the date that the Compensation Committee approved the awards.

The amounts reported in this column for 2008 and 2007 differ from the amounts reported in the Company’s 2009 and 2008 Proxy Statements. The amounts reported in those Proxy Statements represented the Company’s accounting expense in 2008 and 2007, respectively, for all outstanding Stock awards. The method for determining the amounts reported in this column in this Proxy Statement reflects revised SEC rules effective on the date of this Proxy Statement.

No monetary consideration was paid by a Named Executive Officer for any Performance Shares. No dividends or dividend equivalents are earned on Performance Shares. For a description of the effect on the awards of a termination of employment or change-in-control of MetLife, see “Potential Payments Upon Termination or Change-in-Control” beginning on page 73.

Option Awards

2009, 2008, and 2007 Awards.  On February 24, 2009, the Compensation Committee awarded each Named Executive Officer Stock Options at a per Share exercise price equal to the closing price of a Share on that date ($23.30). In the case of the Stock Options awarded in 2008 and 2007, the exercise price was also equal to the closing price of Shares on the grant date ($60.51 and $62.80, respectively), which was the date that the Compensation Committee acted to award the Stock Options.

Each of the Stock Option awards was made pursuant to the Stock and Incentive Plan. The Stock Options will normally become exercisable at the rate of one-third of each grant on each of the first three anniversaries of that grant date, and

MetLife 2010 Proxy Statement

expire on the day before the tenth anniversary of that grant date (except for the special grants of 130,000 Stock Options to Mr. Wheeler and 120,000 Stock Options to Mr. Kandarian made in 2009, which will normally become exercisable on the third anniversary of their grant date, and which are discussed in further detail below). No monetary consideration was paid by a Named Executive Officer for the award of any Stock Option.

Method for Determining Amounts Reported.  The amounts reported in this column were calculated by multiplying the number of Stock Options by a grant date fair value per share of $8.22 for 2009 (except for the special grants to Mr. Wheeler and Mr. Kandarian, which had a grant date fair value per share of $8.55, and which are discussed in further detail below), $17.73 for 2008, and $17.66 for 2007. Those amounts represent the aggregate grant date fair value of the Stock Options awarded in each year under FAS 718, consistent with the estimate of aggregate compensation cost to be recognized over the service period.

For a description of the assumptions made in determining the expenses, see Notes 1 and 18 in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the applicable year. In determining these expenses, it was assumed that each Named Executive Officer would satisfy any service requirements for vesting or payment of the award. As a result, while a discount for the possibility of forfeiture of the award was applied to determine the expenses of these awards as reported in the Company’s Annual Reports on Form 10-K, no such discount was applied in determining the expenses reported in this column. In each case, the grant date of the awards was the date that the Compensation Committee approved the awards.

The amounts reported in this column for 2008 and 2007 differ from the amounts reported in the Company’s 2009 and 2008 Proxy Statements. The amounts reported in those Proxy Statements represented the Company’s accounting expense in 2008 and 2007, respectively, for all outstanding Stock Options. The method for determining the amounts reported in this column in this Proxy Statement reflects revised SEC rules effective on the date of this Proxy Statement.

No monetary consideration was paid by a Named Executive Officer for any Stock Options. For a description of the effect on the awards of a termination of employment or change-in-control of MetLife, see “Potential Payments Upon Termination or Change-in-Control” beginning on page 73.

Special Grants of Stock Awards and Stock Options in 2009

On February 24, 2009, the Compensation Committee approved special grants of Stock Options and Performance Shares to Mr. Wheeler and Mr. Kandarian. The grants were in addition to grants determined under the Company’s general executive compensation practices. Mr. Wheeler’s special grants were 130,000 Stock Options and 64,000 Performance Shares. Mr. Kandarian’s special grants were 120,000 Stock Options and 64,000 Performance Shares. The special grant Stock Options will normally become exercisable on the third anniversary of their grant date, rather than at a rate of one-third on each of the first three anniversaries of their grant date as do the Stock Options determined under the Company’s general executive compensation practices.

Non-Equity Incentive Plan Compensation

The amounts reported in the Non-Equity Incentive Plan Compensation column for 2009 are the 2009 Annual Awards made in February 2010 by the Compensation Committee to each of the Named Executive Officers, which are based on 2009 performance. The awards were payable in cash as of March 12, 2010. The factors considered and analyzed by the Compensation Committee in determining the awards are discussed in the Compensation Discussion and Analysis. For a description of the maximum award formula that applied to the awards for tax deductibility purposes, see the table entitled “Grants of Plan-Based Awards in 2009” on page 60.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2009 represent the aggregate increase during 2009 in the present value of

MetLife 2010 Proxy Statement

accumulated pension benefits for each of the Named Executive Officers. This increase reflects additional service in 2009, any increase in base salary compensation rate in 2009, and AVIP awards payable in March 2009 for services in 2008.

Mr. Henrikson and the other Named Executive Officers participate in the same retirement program that applies to other employees. For all employees in the Traditional Formula for their entire career who reach full benefit status (as Mr. Henrikson did in 2009), the program, when combined with social security benefits, generally replaces 60% of final average cash compensation upon retirement. For Mr. Henrikson, the increases in 2009, 2008 and 2007 were the result of the application of the same Traditional Formula rules for determining benefits that apply to other eligible senior officers.

In early 2009, at Mr. Henrikson’s recommendation, the Auxiliary Pension Plan was amended to cap the final average compensation of each participant, including each Executive Group member, at

$4.6 million. The purpose and effect of this change on Mr. Henrikson’s benefit is to reduce expected future pension accruals, thus limiting future increases in his benefit. Any increases in pension value beyond 2009 will primarily reflect Mr. Henrikson’s additional service, and will not reflect any increases in his final average compensation.

For a description of pension benefits, including the formula for determining benefits, see the table entitled “Pension Benefits” on page 66.

The Named Executive Officers’ earnings on their nonqualified deferred compensation in 2009 were not above-market or preferential. As a result, earnings credited on their nonqualified deferred compensation are not required to be, nor are they, reflected in this column. For a description of the Company’s nonqualified deferred compensation plans and the simulated investments used to determine earnings, see the table entitled “Nonqualified Deferred Compensation” on page 69.

All Other Compensation

The amounts reported in this column for 2009 include all other items of compensation:

	Company	Life
	Savings and	Insurance
	Investment	Above	Perquisites and	Severance Pay
	Program	Standard	Other Personal	and
Executive	Contributions	Formula	Benefits	Related Benefits	Total

C. Robert Henrikson	$170,000	$0	$110,483	$0	$280,483
William J. Wheeler	$72,333	$2,748	$27,075	$0	$102,156
Steven A. Kandarian	$63,333	$0	$13,767	$0	$77,100
William J. Toppeta	$57,200	$0	$29,471	$0	$86,671
William J. Mullaney	$54,500	$0	$22,151	$0	$76,651
Lisa M. Weber	$57,200	$2,251	$22,161	$5,140,960	$5,222,572

MetLife 2010 Proxy Statement

Company Savings and Investment Program Contributions

The Company makes matching contributions to the Savings and Investment Plan, which is a tax-qualified 401(k) plan. In 2009, it made $9,800 in matching contributions for each Named Executive Officer. It also makes contributions to the Auxiliary Savings and Investment Plan due to Internal Revenue Code limits on the amount of compensation that is eligible for contributions to the Savings and Investment Plan. The amount of Company contributions for each Named Executive Officer, other than those made to the Savings and Investment Plan, is also reflected in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation table on page 69.

Life Insurance Coverage Above Standard Formula

In 2003, the Company discontinued its split-dollar life insurance programs in which a small group of senior officers and some other employees and agents participated. Former participants in those programs were given the opportunity to continue to receive group life insurance coverage at the levels that were provided under the program. The amounts shown in the table above reflect the additional cost to the Company in 2009 to provide group life insurance coverage at those former levels over and above the cost for the standard group life coverage.

Perquisites and Other Personal Benefits

The Company’s aggregate incremental cost to provide perquisites or other personal benefits to each Named Executive Officer in 2009 is included in the “All Other Compensation” column for 2009. Goods or services provided to the Named Executive Officers are perquisites or personal benefits only if they confer a personal benefit on the executive. However, goods or services that are directly and integrally related to the executive’s job duties, or are offered generally to all employees, or for which the executive fully reimbursed the Company are not perquisites or personal benefits. Each type of perquisite or other personal benefit is discussed below.

Personal Car Service.  These amounts include the cost paid by the Company for car service provided by vendors for personal travel. Where the Company used its own vehicles, the cost of tolls, fuel, and driver overtime compensation is included.

Personal Aircraft Use.  These amounts include the variable costs for personal use of aircraft that were charged to the Company by the vendor that operates the Company’s leased aircraft for trip-related crew hotels and meals, landing and ground handling fees, hangar and parking costs, in-flight catering and telephone usage, and similar items. Fuel costs were calculated based on average fuel cost per flight hour for each hour of personal use. Because the aircraft is leased primarily for business use, fixed costs such as lease payments are not included in these amounts. The cost of personal aircraft use by Mr. Henrikson during 2009 was $81,669. As of early 2009, the Company no longer required the Chief Executive Officer to use the Company’s aircraft for all personal and business travel.

Financial Planning Services.  These amounts include the cost paid by the Company for personal financial planning services provided by a third party consultant to Named Executive Officers, including a proportionate amount of the consultant’s retainer fee. The Company ended this program on December 31, 2009, except for services to which Ms. Weber is contractually entitled in 2010.

Medical Examinations.  These amounts include the Company’s costs to provide annual medical examinations and follow-up testing to the Named Executive Officers. The executives may use their own health care provider for such examinations and testing. The Company ended this program on December 31, 2009.

Personal Conference, Travel and Other.  These amounts include the costs incurred by the Company for the spouse, family members, or other personal guests of the Named Executive Officer to attend a Company business conference or other event. They also reflect the cost of accommodations provided to the Named Executive Officer for personal purposes in connection with a business conference or other event, such as on-site lodging prior to or after the

MetLife 2010 Proxy Statement

conclusion of the conference or other event, and personal hotel charges during the event. Costs paid by the Company to a vendor to make personal travel reservations for the Named Executive Officers or their family members are also included.

Severance Pay and Related Benefits

On September 3, 2009, Ms. Weber resigned her executive officer position and all other positions with the Company. Under her separation agreement approved by MetLife’s Compensation Committee and Board of Directors, Ms. Weber may not work for certain competitors of MetLife, interfere with MetLife’s business relationships, or solicit employees to leave MetLife through 2010, among other terms. Ms. Weber remained employed and available to advise MetLife after her separation agreement became final and through her date of discontinuance, which was December 30, 2009.

Ms. Weber’s separation agreement will assure that, for a reasonable period following her departure, she may not engage in activities on behalf of certain competitors, solicit employees or interfere with the business relationships of MetLife or its affiliates. She agreed not to provide services to, or otherwise become associated with, in any active fashion, whether as an officer, consultant, agent, partner or otherwise, a number of the Company’s competitors or their affiliates or subsidiaries, in the United States or anywhere else the Company now conducts business (or planned to conduct business as of July 1, 2009) until after December 31, 2010. During that same restricted period, she agreed not to solicit for employment or otherwise induce any of the Company’s officers or other employees who have been employed within 18 months prior to the effective date of her separation agreement to leave employment, or hire any such person. Additionally, during the same restricted period, she agreed not to solicit any of the Company’s customers, suppliers, vendors or other business relations on behalf of anyone, or otherwise encourage any such business relations of the Company to cease doing business with the Company, or otherwise lessen the extent of its business relationships with the Company, or interfere with the Company’s business relationships in any way.

Ms. Weber also reaffirmed her commitments under her Agreements to Protect Corporate Property, which provide for a limited period of general non-solicitation of Company employees and general non-interference with the Company’s business following her employment. The temporal restrictions on Ms. Weber in the Agreements to Protect Corporate Property will coincide with those under her separation agreement. She also agreed to maintain the confidentiality of information related to the Company and her employment, subject to exceptions for legal or governmental proceedings, and to return all Company documents and property.

Ms. Weber agreed to cooperate with the Company in connection with any investigations, administrative proceedings, or litigation involving the Company to the extent doing so does not unreasonably interfere with her subsequent employment or business activities, and will give the Company notice of any subpoenas or government requests for any Company information. She was also bound by her executive officer fiduciary duties from the date of her resignation from her executive officer position through the end of her employment.

Ms. Weber’s separation agreement also contains provisions recognizing the Company’s rights to enforce these covenants, including through the issuance of injunctive relief. It also includes a general release of all claims against the Company and its affiliates in connection with Ms. Weber’s employment.

In exchange for her final separation agreement, Ms. Weber:

•	continued to receive her salary at an annual rate of $630,000 through her date of discontinuance;

•	remained eligible for benefits under the Company’s benefit programs through her date of discontinuance (at a cost to the Company of $4,115 determined for financial reporting purposes under GAAP);

•	continued to receive vehicle and driver services through the date of her discontinuance, consistent with those previously provided to her;

MetLife 2010 Proxy Statement

•	was permitted to attend business and professional conferences after her separation agreement became final, but which were previously approved by MetLife;

•	continued to receive Company support staff services for one month following the date she executed her separation agreement;

•	received $1,621,200 in cash, representing payment for her Performance Shares for the 2007-2009 and 2008-2010 performance periods at the grant date closing price of MetLife common stock in accordance with the original terms of those awards (however, Ms. Weber forfeited her Performance Shares for the 2009-2011 performance period, in accordance with the original terms of those awards, because she did not remain employed through the end of the first year of the performance period);

•	received $5 million in severance pay;

•	will be able to exercise each of her outstanding Stock Options when it becomes exercisable and through the remainder of its term (see the table entitled, “Outstanding Equity Awards at 2009 Fiscal Year-End” on page 62 for Ms. Weber’s outstanding Stock Options as of December 31, 2009);

•	will receive financial counseling services at Company expense during 2010 (the Company’s cost to retain the service provider for 2010 was $11,345);

•	will be provided a twelve-month comprehensive senior executive outplacement program by a service provider of her choice (at an anticipated Company cost of $18,500); and

•	will be reimbursed her legal fees in connection with her separation agreement, up to $12,500.

Ms. Weber’s continued salary is included in the “Salary” column of the Summary Compensation Table. The cost of Ms. Weber’s vehicle and driver services and attendance at business and professional conferences is included in Ms. Weber’s perquisites and other personal benefits. The Company incurred no incremental costs in providing support staff services. The payment for her 2007-2009 and 2008-2010 Performance Shares is not reported in the Summary Compensation Table because her Performance Shares for these periods were previously reported in the Summary Compensation Tables of the applicable Company Proxy Statements. The amount shown in the table above for “Severance Pay and Related Benefits” includes each of the other items described above, as well as payout of Ms. Weber’s vested but unused paid time off in the amount of $94,500.

MetLife 2010 Proxy Statement

Grants of Plan-Based Awards in 2009

		Estimated				All Other		Grant
		Possible				Option		Date
		Payouts Under				Awards:	Exercise	Fair
		Non-Equity				Number of	or Base	Value
		Incentive Plan	Estimated Future Payouts Under			Securities	Price of	of Stock
		Awards	Equity Incentive Plan Awards			Underlying	Option	and
		Target	Threshold	Target	Maximum	Options	Awards	Option
Name	Grant Date	($)	(#)	(#)	(#)	(#)	($/Sh)	Awards

C. Robert Henrikson	January 27, 2009	$10,000,000
	February 24, 2009		26,250	140,000	280,000			$2,898,000
	February 24, 2009					280,000	$23.30	$2,301,600
William J. Wheeler	January 27, 2009	$10,000,000
	February 24, 2009		18,000	96,000	192,000			$1,987,200
	February 24, 2009					65,000	$23.30	$534,300
	February 24, 2009					130,000	$23.30	$1,111,500
Steven A. Kandarian	January 27, 2009	$10,000,000
	February 24, 2009		18,000	96,000	192,000			$1,987,200
	February 24, 2009					60,000	$23.30	$493,200
	February 24, 2009					120,000	$23.30	$1,026,000
William J. Toppeta	January 27, 2009	$10,000,000
	February 24, 2009		5,625	30,000	60,000			$621,000
	February 24, 2009					60,000	$23.30	$493,200
William J. Mullaney	January 27, 2009	$10,000,000
	February 24, 2009		5,625	30,000	60,000			$621,000
	February 24, 2009					50,000	$23.30	$411,000
Lisa M. Weber	January 27, 2009	$10,000,000
	February 24, 2009		5,625	30,000	60,000			$621,000
	February 24, 2009					62,000	$23.30	$509,640

Non-Equity Incentive Plan Awards

In January, 2009, the Compensation Committee made Mr. Henrikson eligible for an annual incentive payment for 2009 performance under AVIP in an amount of up to 1% of the Company’s net income, but not more than $10 million, which is the maximum award under AVIP. For 2009, each other Named Executive Officer was eligible for an AVIP award in an amount up to 0.5% of the Company’s net income, but not more than the $10 million maximum award under AVIP. These net income limits were established for the purpose of qualifying AVIP awards to four of the Company’s most highly-compensated executives for 2009 for tax deductibility under Section 162(m). The maximum award must be labeled “target” in this table because no other amounts were established as minimum or target awards.

Since the Company had negative net income for 2009, the Compensation Committee was precluded from making deductible awards to four of the Company’s most highly-compensated executives under AVIP. The factors and analysis of results considered by the Compensation Committee in determining the 2009 Annual Awards are discussed in the Compensation Discussion and Analysis.

Equity Incentive Plan Awards

For a description of the material terms and conditions of these awards, see the Summary Compensation Table on page 52. If the Company’s TSR and Operating EPS performance results in a total performance factor of 25%, and the Company’s TSR for the performance period is zero percent or less, the total performance factor will be 18.75% and each Named Executive Officer would receive the number of Performance Shares reflected in the Threshold column of this table for that officer. If the Company’s performance results in a total performance factor of 100%, the Named Executive Officer would receive the number of Performance Shares reflected in the Target column of the table. If the Company’s performance

MetLife 2010 Proxy Statement

results in a total performance factor of 200%, the Named Executive Officer would receive the number of Performance Shares reflected in the Maximum column of the table.

All Other Option Awards

For a description of the material terms and conditions of these awards, see the Summary Compensation Table on page 52.

Grant Date Fair Value of Stock and Option Awards

For a description of the method used to determine the amounts reported in this column, see the Summary Compensation Table on page 52.

MetLife 2010 Proxy Statement

Outstanding Equity Awards at 2009 Fiscal Year-End

This table presents information about outstanding Stock Options that were granted to the Named Executive Officers from 2001 through 2009. The Stock Options were outstanding because they had not been exercised or forfeited as of December 31, 2009. This table also presents information about outstanding Performance Shares granted to the Named Executive Officers. The Performance Shares were outstanding because they had not vested or become payable as of December 31, 2009 (except for the Performance Shares for the performance period of January 1, 2007 to December 31, 2009, which vested on December 31, 2009, but for which the amounts payable are not yet known). The Stock Options and Performance Shares reported in this table include awards granted in 2009, which are also reported in the Summary Compensation Table on page 52 and the table entitled “Grants of Plan-Based Awards in 2009” on page 60.

					Stock Awards
					Equity	Equity
					Incentive	Incentive
					Plan	Plan
					Awards:	Awards:
					Number of	Market or
	Option Awards(1)				Unearned	Payout Value
	Number of	Number of			Shares,	of Unearned
	Securities	Securities			Units or	Shares, Units
	Underlying	Underlying			Other	or Other
	Unexercised	Unexercised	Option		Rights That	Rights That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(2)(3)	($)(4)

C. Robert Henrikson	140,000	0	$30.35	February 18, 2012	560,000	$19,796,000
	115,000	0	$26.00	February 17, 2013
	90,000	0	$35.26	February 16, 2014
	90,000	0	$38.47	April 14, 2015
	110,000	0	$50.12	February 27, 2016
	140,000	70,000	$62.80	February 26, 2017
	70,000	140,000	$60.51	February 25, 2018
	0	280,000	$23.30	February 23, 2019

William J. Wheeler	19,175	0	$29.95	April 8, 2011	256,000	$9,049,600
	38,200	0	$30.35	February 18, 2012
	28,500	0	$26.00	February 17, 2013
	40,000	0	$35.26	February 16, 2014
	35,000	0	$38.47	April 14, 2015
	45,000	0	$50.12	February 27, 2016
	33,334	16,666	$62.80	February 26, 2017
	15,500	31,000	$60.51	February 25, 2018
	0	195,000	$23.30	February 23, 2019

Steven A. Kandarian	35,000	0	$50.12	February 27, 2016	251,000	$8,872,850
	30,000	15,000	$62.80	February 26, 2017
	14,500	29,000	$60.51	February 25, 2018
	0	180,000	$23.30	February 23, 2019

William J. Toppeta	30,325	0	$29.95	April 8, 2011	118,000	$4,171,300
	110,000	0	$30.35	February 18, 2012
	80,000	0	$26.00	February 17, 2013
	65,000	0	$35.26	February 16, 2014
	55,000	0	$38.47	April 14, 2015
	55,000	0	$50.12	February 27, 2016
	26,668	13,332	$62.80	February 26, 2017
	13,834	27,666	$60.51	February 25, 2018
	0	60,000	$23.30	February 23, 2019

MetLife 2010 Proxy Statement

					Stock Awards
					Equity	Equity
					Incentive	Incentive
					Plan	Plan
					Awards:	Awards:
					Number of	Market or
	Option Awards(1)				Unearned	Payout Value
	Number of	Number of			Shares,	of Unearned
	Securities	Securities			Units or	Shares, Units
	Underlying	Underlying			Other	or Other
	Unexercised	Unexercised	Option		Rights That	Rights That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(2)(3)	($)(4)

William J. Mullaney	10,050	0	$29.95	April 8, 2011	104,000	$3,676,400
	21,500	0	$30.35	February 18, 2012
	16,000	0	$26.00	February 17, 2013
	14,000	0	$35.26	February 16, 2014
	19,000	0	$38.47	April 14, 2015
	20,000	0	$50.12	February 27, 2016
	20,000	10,000	$62.80	February 26, 2017
	12,000	24,000	$60.51	February 25, 2018
	0	50,000	$23.30	February 23, 2019

Lisa M. Weber(5)	55,000	0	$30.35	February 18, 2012	0	$0
	80,000	0	$26.00	February 17, 2013
	70,000	0	$35.26	February 16, 2014
	55,000	0	$38.47	April 14, 2015
	55,000	0	$50.12	February 27, 2016
	30,000	15,000	$62.80	February 26, 2017
	14,500	29,000	$60.51	February 25, 2018
	0	62,000	$23.30	February 23, 2019

(1)	For Mr. Wheeler and Mr. Mullaney, two hundred of the Stock Options with an exercise price of $29.95 became exercisable on the third anniversary of their grant date of April 7, 2001. For Mr. Wheeler, 65,000 of the Stock Options with an exercise price of $23.30, and for Mr. Kandarian, 60,000 of the Stock Options with an exercise price of $23.30 become exercisable on the third anniversary of their grant date of February 24, 2009. All of the other Stock Options for each Named Executive Officer became exercisable (or will do so) at a rate of one-third of each annual grant on each of the first three anniversaries of the grant date. All of the options have an expiration date that is the day before the tenth anniversary of the grant date.

(2)	None of the Performance Shares reflected in this column have been paid. If they are paid, the amount that is paid may be different than the amounts reflected in this table. The number of Performance Shares in this column was determined by multiplying the aggregate Performance Shares awarded to each Named Executive Officer for the performance periods of January 1, 2007 to December 31, 2009, January 1, 2008 to December 31, 2010, and January 1, 2009 to December 31, 2011 by a hypothetical performance factor of 200%. This hypothetical performance factor is the maximum performance factor that could be applied to the awards. The maximum performance factor has been used because it was not possible to determine the Company’s performance in 2009 in comparison to the performance of other Insurance Index Comparators at the time this Proxy Statement was filed. Under the terms of the awards, the number of Shares that will be paid, if any, will be determined based upon a three-year performance period. See the Summary Compensation Table on page 52 for a description of the terms of the Performance Share awards.

(3)	The Performance Shares for the performance period of January 1, 2007 to December 31, 2009 for each of the Named Executive Officers except Ms. Weber have vested, but the actual amount of Performance Shares payable is not yet known. The actual number of Performance Shares payable for that performance period will be determined by the Company’s performance in comparison to the performance of the Insurance Index Comparators over the three-year performance period and be payable in the second

MetLife 2010 Proxy Statement

quarter of 2010. The amount that is payable may be different than the amounts reflected in this table. The hypothetical number of Performance Shares attributable to that performance period reflected in this column for each Named Executive Officer, determined by the methodology described above in note 2 to this table, is:

Maximum 2007-2009
Performance Share Payout
Executive	(# of Shares)

C. Robert Henrikson	140,000
William J. Wheeler	33,000
Steven A. Kandarian	30,000
William J. Toppeta	30,000
William J. Mullaney	20,000

None of the other Performance Shares reflected in this column has vested.

(4)	The hypothetical amount reflected in this column for each Named Executive Officer is equal to the number of Performance Shares reflected in the column entitled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” multiplied by the closing price of a Share on December 31, 2009, the last business day of that year.

(5)	For additional information on the effect of Ms. Weber’s discontinuance during 2009 on her outstanding Stock Options and Performance Shares, see the Summary Compensation Table on page 52.

MetLife 2010 Proxy Statement

Option Exercises and Stock Vested in 2009

	Stock Awards(1)(2)(3)
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)

C. Robert Henrikson	44,000	$1,533,840
William J. Wheeler	17,600	$613,536
Steven A. Kandarian	14,850	$517,671
William J. Toppeta	20,900	$728,574
William J. Mullaney	7,700	$268,422
Lisa M. Weber	20,900	$728,574

(1)	None of the Named Executive Officers exercised any Stock Options in 2009.

(2)	These amounts reflect payouts of Performance Shares for the performance period of January 1, 2006 to December 31, 2008. The number of Shares payable was calculated by multiplying the number of Performance Shares by the performance factor that pertained to the awards, which was 110%. This factor was determined by comparing the Company’s performance with that of other Insurance Index Comparators, as measured by (i) change in annual net operating earnings per share from the year before the beginning of the performance period to the final year of the performance period, and (ii) total shareholder return during the performance period. For this purpose, net operating earnings was determined using income, net of income taxes, less realized investment gains or losses and excluding any cumulative charges or benefits due to changes in accounting principles, divided by the weighted average number of shares outstanding during the performance period determined on a diluted basis under GAAP. The Company’s change in annual net operating earnings per share was in the 50th percentile of the other Insurance Index Comparators, resulting in a change in annual net operating earnings per share performance factor of 50%. Total shareholder return was determined using the change (plus or minus) from the initial closing price of a Share to the final closing price of a Share, plus reinvested dividends, for the performance period, divided by the initial closing price of a share. For this purpose, the initial closing price was the average of the closing prices for the 20 trading days before the performance period, and the final closing price was the average of the closing prices for the 20 trading days prior to and including the final trading day of the performance period. The Company’s total shareholder return was in the 55th percentile of the other Insurance Index Comparators, resulting in a change in annual net operating earnings per share performance factor of 60%. The value realized on vesting was determined using the closing price of Shares on the vesting date, December 31, 2008. Each of the Named Executive Officers had the opportunity to defer any or all Shares payable. Mr. Henrikson, Mr. Wheeler, Mr. Mullaney, and Ms. Weber each deferred receipt of the Shares payable to him or her. Mr. Kandarian deferred receipt of 40% of the Shares payable to him.

(3)	The Performance Shares for the performance period of January 1, 2007 to December 31, 2009 for each of the Named Executive Officers except Ms. Weber have vested, but the actual amount of Performance Shares payable is not yet known and is not reflected in this table. See the table entitled “Outstanding Equity Awards at 2009 Fiscal Year-End” on page 62 for more information about these Performance Shares. The amount of Performance Shares payable for the performance period of January 1, 2007 to December 31, 2009 will be reflected in the table entitled “Option Exercises and Stock Vested in 2010” in the Company’s 2011 Proxy Statement. For additional information on the effect of Ms. Weber’s discontinuance during 2009 on her outstanding Performance Shares, see the Summary Compensation Table on page 52.

MetLife 2010 Proxy Statement

Pension Benefits

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

C. Robert Henrikson	Retirement Plan	37.501	$1,478,783	$0
	Auxiliary Pension Plan	37.501	$33,525,379	$0
William J. Wheeler	Retirement Plan	12.250	$209,776	$0
	Auxiliary Pension Plan	12.250	$1,123,324	$0
Steven A. Kandarian	Retirement Plan	4.750	$78,851	$0
	Auxiliary Pension Plan	4.750	$510,719	$0
William J. Toppeta	Retirement Plan	36.407	$1,415,877	$0
	Auxiliary Pension Plan	36.407	$10,898,255	$0
William J. Mullaney	Retirement Plan	27.668	$562,317	$0
	Auxiliary Pension Plan	27.668	$2,676,038	$0
Lisa M. Weber	Retirement Plan	11.833	$197,175	$0
	Auxiliary Pension Plan	11.833	$1,493,784	$1,274,038

The Named Executive Officers participate in the Retirement Plan and the Auxiliary Pension Plan.

Eligible employees qualify for pension benefits after one year of service and become vested in their benefits after three years of service.

Pension benefits are paid under two separate plans, primarily due to tax requirements. The Retirement Plan is a tax-qualified defined benefit pension plan that provides benefits for employees on the United States payroll. The Internal Revenue Code imposes limitations on eligible compensation and on the amounts that can be paid under the Retirement Plan. The purpose of the Auxiliary Pension Plan is to provide benefits which eligible employees would have received under the Retirement Plan if these limitations were not imposed. Benefits under the Auxiliary Pension Plan are calculated in substantially the same manner as they are under the Retirement Plan. The Auxiliary Pension Plan is unfunded, and benefits under that plan are general promises of payment not secured by any rights to Company property.

An employee’s benefit is calculated under either one or a combination of two different formulas, only one of which applies to any given period of service. The Traditional Formula is based on length of service and final average compensation. The Personal Retirement Account Formula is based on amounts contributed or credited to an account for each participant based on the participant’s compensation, plus interest. The Traditional Formula is used to calculate benefits for each eligible employee’s service before 2002. Employees hired before 2002 who remained employed throughout 2002 accrued benefits for 2002 under the Traditional Formula. These employees were given the opportunity to continue accruing their pension benefits under the Traditional Formula for service in 2003 and later or to begin accruing benefits for 2003 and later under the Personal Retirement Account Formula. All employees hired (or rehired) on or after January 1, 2002 accrue benefits for 2002 and later under the Personal Retirement Account Formula.

The annual benefit under the Traditional Formula is determined by multiplying the employee’s years of service (up to 35) by the sum of (a) 1.1% of the employee’s final average compensation up to the average Social Security wage base over the past 35 years, and (b) 1.7% of the employee’s final average compensation in excess of the average Social Security wage base over the past 35 years. Employees who served more than 35 years also receive 0.5% of final average compensation multiplied by years and months of service in excess of 35 years. An employee’s final average compensation is calculated by looking back at the 10-year period prior to retirement or termination of

MetLife 2010 Proxy Statement

employment and determining the consecutive five-year period during which the employee’s eligible compensation (including base salary and eligible annual incentive awards) produces the highest average annual compensation. When determining Traditional Formula benefits under the Auxiliary Pension Plan for the Named Executive Officers (and other senior officers) for service through December 31, 2009, final average compensation is calculated by looking back at the 10-year period prior to retirement or termination of employment and determining (a) the consecutive five-year period that would produce the highest average base salary, and (b) the average of the highest five AVIP awards, regardless of whether in consecutive years, determined using a projected AVIP award (equal to the highest of the last three AVIP awards paid while the Named Executive Officer was in active service) on a prorated basis for any partial final year of employment. The sum of the highest average annual base salary and the average eligible annual incentive award is the Named Executive Officer’s final average compensation.

The Auxiliary Pension Plan has been amended to change the way that final average compensation for Traditional Formula benefits for the Named Executive Officers (and other senior officers) are determined. Beginning January 1, 2010, the same final average compensation formula that applies to qualified Traditional Formula benefits for all eligible employees will apply to Traditional Formula benefits for senior officers under the Auxiliary Pension Plan: by looking back at the 10-year period prior to retirement or termination of employment and determining the consecutive five-year period during which the employee’s eligible compensation (including base salary and eligible annual incentive awards) produces the highest average annual compensation. Benefits accrued through 2009 will not be affected by this change.

Under the Personal Retirement Account Formula, an employee is credited each month with an amount equal to 5% of eligible compensation up to the Social Security wage base (for 2009, $106,800), plus 10% of eligible compensation in excess of that wage base. In addition, amounts in each employee’s account earn interest at the

U.S. government’s 30-year treasury securities rate. Mr. Henrikson’s, Mr. Toppeta’s, and Mr. Mullaney’s benefit will be determined exclusively under the Traditional Formula. Mr. Wheeler’s and Ms. Weber’s benefit will be determined using the Traditional Formula for benefits for service prior to 2003, and the Personal Retirement Account Formula for benefits for service in 2003 and later. Mr. Kandarian’s benefit will be determined exclusively under the Personal Retirement Account Formula.

For pension benefit purposes, 2009 Annual Awards are considered on the same basis as AVIP awards.

Whether an employee’s pension benefit is determined under the Traditional Formula or the Personal Retirement Account Formula, the employee may choose to receive the benefit as a joint and survivor annuity, life annuity, life annuity with term certain, contingent survivor annuity, or first-to-die annuity. The Traditional Formula benefit may not be paid to employees before they become Retirement Eligible. Employees may choose a lump sum payout of their vested benefits under the Personal Retirement Account Formula at termination of their employment or later. The Named Executive Officers could also have selected, no later than December 31, 2008 and subject to the approval of the Compensation Committee or its designee, the timing and form of the Traditional Formula benefit payment under the Auxiliary Pension Plan, including a lump sum payment. The actuarial value of all forms of payment is substantially equivalent.

The present value of a Named Executive Officer’s accumulated pension benefits is reported in the table above using certain assumptions. In the case of Mr. Henrikson, Mr. Wheeler, Mr. Toppeta, Mr. Mullaney, and Ms. Weber, the assumptions used in the determination of present value as of December 31, 2009 include assumed retirement for each Named Executive Officer at the earliest date the executive could retire with full pension benefits. This was the earlier of the date the executive reached at least age 62 with at least 20 years of service, or the normal retirement date (age 65). Otherwise, the assumptions used were the same as those used for financial reporting under GAAP. For a discussion of the assumptions made regarding this valuation, see Note 17 of the Notes

MetLife 2010 Proxy Statement

to Consolidated Financial Statements included in the Company’s 2009 Annual Report on Form 10-K. In the case of Mr. Kandarian, the present value of his benefit as of December 31, 2009 is equal to his Personal Retirement Account balance. Mr. Kandarian was vested in his benefit as of that date, and vested Personal Retirement Account balances may be paid in full upon termination of employment at any time.

In early 2009, at Mr. Henrikson’s recommendation, the Auxiliary Pension Plan was amended to cap the final average compensation of each participant, including each Executive Group member, at $4.6 million. The purpose and effect of this change on Mr. Henrikson’s benefit is to reduce expected future pension accruals, thus limiting future increases in his benefit. Any increases in pension value beyond 2009 will primarily reflect Mr. Henrikson’s additional service, and will not reflect any increases in his final average compensation.

Amounts that were vested in the Auxiliary Pension Plan after 2004 are subject to the requirements of Internal Revenue Code Section 409A (Section 409A). Each Named Executive Officer had the opportunity to choose his or her form of payment (including a lump sum) through 2008 (so long as the officer did not begin receiving payments in the year of his or her election), which was within the time period permitted for such elections under Section 409A. Payments of amounts that are subject to the requirements of Section 409A to the top 50 highest paid officers in the Company that are due upon separation from service are delayed for six months following their separation, as required by Section 409A.

Traditional Formula participants qualify for normal retirement at age 65 with at least one year of service. An employee is eligible for early retirement beginning at age 55 with 15 years of service. Each year of age over age 57 1/2 reduces the number of years of service required to qualify for early retirement, until normal retirement at age 65 and at least one year of service. Mr. Henrikson and Mr. Toppeta were each eligible for early retirement benefits in 2009. Early retirement payments for Traditional Formula participants are reduced from normal retirement benefits by an early retirement factor that depends on the employee’s age at the time payments begin and years of service at the end of employment. If an employee has 20 years of service or more and is Retirement Eligible, the factors range from 72% at age 55 to 100% at age 62. If an employee does not have 20 years of service at the end of employment, the factors range from 54.8% at age 55 to 100% at age 65.

Personal Retirement Account participants qualify to be paid their full vested account balance when their employment ends. Because Personal Retirement Account benefits are based on account balances and not final average compensation, those benefits are not reduced for any early retirement.

Ms. Weber’s Auxiliary Pension Plan Personal Retirement Account benefit of $1,274,038 was payable upon her separation from service in accordance with her earlier payment election, subject to the six month delay required under Section 409A.

For a discussion of service credit granted under certain terminations of employment, see “Potential Payments Upon Termination or Change-in-Control” beginning on page 73.

MetLife 2010 Proxy Statement

Nonqualified Deferred Compensation

The Company’s nonqualified deferred compensation program offers savings opportunities to the Named Executive Officers, as well as hundreds of other eligible employees. The program consists of a plan for amounts that are subject to the requirements of Section 409A (the MetLife Leadership Deferred Compensation Plan, or Leadership Plan) and a plan for amounts that were vested by December 31, 2004 and are not subject to the requirements of Section 409A (the MetLife Deferred Compensation Plan for Officers, or Officers Plan). Under this program, employees may elect to defer receipt of their base salary and incentive compensation. Income taxation on such compensation is delayed until the employee receives payment. Employees also receive Company contributions under the Auxiliary Savings and Investment Plan.

The following table includes the amount of their own compensation that each Named Executive Officer deferred under the Leadership Plan in 2009 and the amount the Company credited to the Named Executive Officer’s Leadership Plan and Auxiliary Savings and Investment Plan accounts in 2009, as well as aggregate earnings in 2009 on all deferred compensation, any distributions made in 2009, and the aggregate deferred compensation balance at the end of 2009. The aggregate balance includes any deferrals and earnings on deferrals in all years of employment, not limited to 2009. In the table below, the Auxiliary Savings and Investment Plan is referred to as the Auxiliary Plan.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Balance at
		in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	Plan Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

C. Robert Henrikson	Leadership Plan	$1,221,508	$0	$504,621	$0	$6,459,230
	Officers Plan	$0	$0	$360,905	$0	$2,956,149
	Auxiliary Plan	$0	$160,200	$74,650	$0	$1,528,505

William J. Wheeler	Leadership Plan	$488,603	$0	$207,331	$0	$2,748,756
	Officers Plan	$0	$0	$6,928	$0	$208,608
	Auxiliary Plan	$0	$62,533	$18,868	$0	$395,640

Steven A. Kandarian	Leadership Plan	$167,330	$0	$56,401	$0	$501,683
	Officers Plan	$0	$0	$0	$0	$0
	Auxiliary Plan	$0	$53,533	$10,067	$0	$218,667

William J. Toppeta	Leadership Plan	$0	$0	$63,227	$0	$1,903,704
	Officers Plan	$0	$0	$116,591	$0	$1,823,303
	Auxiliary Plan	$0	$47,400	$60,413	$0	$800,577

William J. Mullaney	Leadership Plan	$213,764	$0	$93,949	$0	$1,300,182
	Officers Plan	$0	$0	$10,531	$0	$317,081
	Auxiliary Plan	$0	$44,700	$13,777	$0	$290,568

Lisa M. Weber(5)	Leadership Plan	$580,216	$0	$443,082	$4,977,058	$0
	Officers Plan	$0	$0	$720,638	$4,821,761	$1,003,899
	Auxiliary Plan	$0	$47,400	$30,594	$625,794	$0

(1)	Amounts in this column for Mr. Henrikson, Mr. Wheeler, Mr. Kandarian, Mr. Mullaney, and Ms. Weber include payouts of Performance Shares for the performance period of January 1, 2006 to December 31, 2008. Mr. Henrikson, Mr. Wheeler, Mr. Mullaney, and Ms. Weber each deferred receipt of the Shares payable to him or her. Mr. Kandarian deferred receipt of 40% of the Shares payable to him. The full payout amounts of the payouts are included in the table entitled “Option Exercises and Stock Vested in 2009” on page 65. The amounts reported in this column do not appear in the Summary Compensation Table for 2009. No employee contributions are made under the Auxiliary Plan.

MetLife 2010 Proxy Statement

(2)	Amounts in this column are reported as components of the Company Savings and Investment Program contributions for 2009 in the “All Other Compensation” column of the Summary Compensation Table on page 52.

(3)	None of the amounts in this column are reported for 2009 in the Summary Compensation Table. See the text pertaining to the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of that table on page 52.

(4)	A portion of the amounts reported in this column is attributable to Company Savings and Investment Program contributions in the “All Other Compensation” column of the Summary Compensation Tables in the Company’s Proxy Statements for 2009, 2008, and 2007. The amounts originally credited under the Auxiliary Plan are shown below:

	2009	2008	2007
Executive	Proxy Statement	Proxy Statement	Proxy Statement

C. Robert Henrikson	$230,800	$191,000	$144,200
William J. Wheeler	$85,550	$79,500	$63,533
Steven A. Kandarian	$72,050	—	—
William J. Toppeta	$63,800	$59,000	$64,533
William J. Mullaney	—	—	—
Lisa M. Weber	$79,800	$79,000	$84,533

(5)	Under the terms of each of the plans, all but $1,003,899 of Ms. Weber’s deferred compensation was payable upon the termination of her employment, subject to the six month delay required under Section 409A to the extent applicable. The remainder will be payable in accordance with a payout schedule that applies even though Ms. Weber was not Retirement Eligible or Bridge Eligible at the time of the termination of her employment.

Deferred Compensation Program

Under the Company’s deferred compensation program, Named Executive Officers may elect to defer receipt of up to 75% of their base salary, all of their AVIP awards, and any payouts for Performance Share awards. These deferrals are voluntary contributions of the Named Executive Officers’ own earnings.

In addition, to the extent a Named Executive Officer defers base salary payments or AVIP awards and has elected to participate in the Savings and Investment Plan, the Company will make a 4% matching contribution to the Leadership Plan rather than the Savings and Investment Plan.

Payments that would have been made in Shares, but are deferred, remain payable in Shares. Awards under the Long Term Performance Compensation Plan formerly maintained by the Company that were otherwise payable in cash but were irrevocably deferred in the form of Shares are also payable in Shares. All other deferred compensation is payable in cash.

Named Executive Officers may elect to receive compensation they have deferred at a specified date before, upon or after retirement. In addition, Named Executive Officers may elect to receive payments in a single lump sum or in up to 15 annual installments. However, despite a Named Executive Officer’s election, payment is generally made in full in a single lump sum should the executive terminate employment with the Company before becoming Retirement Eligible or Bridge Eligible. Payments to the top 50 highest paid officers that are due upon separation from service are delayed for six months following their separation, in compliance with Section 409A.

The terms of the Officers Plan and the Leadership Plan are substantially similar, except that under the Officers Plan participants may choose to receive amounts not subject to Section 409A at any time with a 10% reduction, and that payments under the Leadership Plan to the top 50 highest paid officers in the Company that are due upon separation from service are delayed for six months following their separation.

MetLife 2010 Proxy Statement

The Company offers a range of simulated investments under the deferred compensation program. Named Executive Officers may generally choose the simulated investments for their deferred compensation at the time they elect to defer compensation, and may change the simulated investment selections for their existing account balances up to six times each calendar year. The table below reflects the simulated investment returns for 2009 on each of the alternatives offered under the program. The MetLife Deferred Shares Fund is available exclusively for deferred Shares. The MetLife Common Stock Fund is available for deferred cash compensation. Each of these two funds reflects changes in value of Shares plus the value of imputed reinvested dividends.

Simulated Investment	2009 Return

MetLife Savings and Investment Plan Fixed Income Fund	5.30%
Lord Abbett Bond Debenture Fund	37.12%
Oakmark Fund®	44.77%
MetLife Savings and Investment Plan Small Company Stock Fund	40.90%
Oakmark International Fund	56.30%
Standard & Poor’s 500® Index	26.46%
Russell 2000® Index	27.17%
MSCI EAFE® Index	31.78%
Barclay Capital U.S. Aggregate Bond Index	5.93%
Merrill Lynch US High Yield Master II Index	57.51%
MSCI Emerging Markets Indexsm	78.51%
MetLife Deferred Shares Fund	3.44%
MetLife Common Stock Fund	3.44%

Each simulated investment was available for the entirety of 2009.

Auxiliary Savings and Investment Plan

Named Executive Officers and other eligible employees who elected to contribute at least 3% of their eligible compensation under the tax-qualified Savings and Investment Plan in 2009 received a matching contribution of 4% of their eligible compensation in that plan in 2009. However, the Internal Revenue Code limits compensation that is eligible for employer matching contributions under the Savings and Investment Plan. In 2009, the Company could not make matching contributions based on compensation over $245,000. Named Executive Officers and other eligible employees who elected to participate in the Savings and Investment Plan during 2009 were credited with 4% of their eligible compensation beyond that limit. This Company contribution is credited to an account established for the employee under the nonqualified Auxiliary Savings and Investment Plan. The employee’s eligible compensation under the Savings and Investment Plan and Auxiliary Savings and Investment Plan includes base salary and eligible annual incentive awards. Employees can elect to receive their Auxiliary Savings and Investment Plan balances in a lump sum or in up to 15 annual installments, in either case beginning one year after termination of employment. Employees can also elect to delay their payment, or the beginning of their annual payments, up to ten years after termination of employment.

For Auxiliary Savings and Investment Plan purposes, 2009 Annual Awards are considered on the same basis as AVIP awards.

Amounts in the Auxiliary Savings and Investment Plan are subject to the requirements of Section 409A. Participants were able to elect the time and form of their payments through 2008, which was within the time period permitted for such elections under Section 409A. Participants may change the time and form of their payments after 2008, but the election must be made during employment, is not effective until twelve months after it is made, and must delay the start of benefit payments by at least five years. Payments to the top 50 highest paid officers (determined in conformity with the requirements of Section 409A) that are due upon separation from service are delayed for six months following their separation, in compliance with Section 409A.

Employees may choose from a range of simulated investments for their Auxiliary Savings and Investment Plan accounts. These simulated investments were identical to the core funds offered under the Savings and Investment Plan in 2009. Employees may change the simulated investments for new Company contributions to

MetLife 2010 Proxy Statement

their Auxiliary Savings and Investment Plan accounts at any time.

Employees could change the simulated investments for their existing Auxiliary Savings and Investment Plan accounts up to twice a month through December 17, 2009, and up to four times a month thereafter. Through 2009, employees could not allocate more than one-half of their Auxiliary Savings and Investment Plan account balances to the MetLife Company Stock Fund. Beginning January 1, 2010, employees may not allocate more than 10% of their Auxiliary Savings and Investment Plan account balances to the MetLife Company Stock Fund (except for any account balance in the MetLife Company Stock Fund as of that date). Fees are charged to employees for moving existing balances out of certain international simulated investments prior to pre-established holding period requirements.

The table below reflects the simulated investment returns for 2009 on each of the alternatives offered under the Auxiliary Savings and Investment Plan. The MetLife Company Stock Fund includes a limited proportion of simulated investments in instruments other than Shares.

Simulated Investment	2009 Return

Fixed Income Fund	5.30%
Common Stock Index Fund	26.53%
Equity Fund	39.85%
Value Equity Fund	19.67%
Blended Small Company Stock Fund	23.54%
Small Company Stock Fund	40.90%
International Equity Fund	28.46%
Emerging Markets Equity Fund	75.04%
MetLife Company Stock Fund	3.13%

Each simulated investment was available for the entirety of 2009.

MetLife 2010 Proxy Statement

Potential Payments Upon Termination or Change-in-Control

The table and accompanying text below reflect estimated additional payments or benefits that would have been earned or accrued, or that would have vested or been paid out earlier than normal, had any Named Executive Officer (other than Ms. Weber) been terminated from employment or had a change-in-control of the Company occurred on the last business day of 2009 (the Trigger Date). The table reflects hypothetical payments and benefits. None of the payments or benefits has actually been made. It does not include payments or benefits under arrangements available on the same basis generally to all salaried employees. The Named Executive Officers’ pension benefits and nonqualified deferred compensation are described in the tables entitled “Pension Benefits” and “Nonqualified Deferred Compensation,” respectively.

Ms. Weber’s employment ended prior to the Trigger Date, and she was not serving as an executive officer of the Company on the Trigger Date. As a result, Ms. Weber would not have been entitled to any additional benefits had a change-in-control occurred on that day. For a description of Ms. Weber’s separation agreement, see the Summary Compensation Table on page 52.

	No Change-in-Control			Change-in-Control
		Involuntary		Payments Solely on
	Voluntary	Termination With		Account of	Termination With
	Resignation	Severance Pay	Death	Change-in-Control	Severance Pay

C. Robert Henrikson	$0	$1,018,501	$10,797,500	$10,797,500	$16,173,702
William J. Wheeler	$0	$1,870,170	$6,291,275	$6,291,275	$6,670,824
Steven A. Kandarian	$0	$1,733,716	$6,075,175	$6,075,175	$5,764,204
William J. Toppeta	$0	$648,501	$2,278,400	$2,278,400	$5,395,129
William J. Mullaney	$0	$1,355,600	$2,087,200	$2,087,200	$4,438,426

Voluntary Resignation (No Change-in-Control).  None of the Named Executive Officers has an employment agreement or other arrangement that calls for any severance pay in connection with a voluntary resignation from employment prior to a change-in-control. Nor in such a case would any additional payments or benefits have been earned or accrued, or have vested or been paid out earlier than normal, in favor of any Named Executive Officer.

A Named Executive Officer who had resigned but was Retirement Eligible as of the Trigger Date would have continued to receive the benefit of the executive’s existing stock-based awards, unless the executive had been involuntarily terminated for cause. For this purpose, “cause” is defined as engaging in a serious infraction of Company policy, theft of Company property or services or other dishonest conduct, conduct otherwise injurious to the interests of the Company, or demonstrated unacceptable lateness or absenteeism. Each of the executive’s

Performance Shares would have been paid after the conclusion of the performance period as if the executive had remained employed, any unexercised Stock Options granted to the executive in 2001 would have remained exercisable for three years from the end of the executive’s employment, and all of the Named Executive Officers’ other unexercised Stock Options would have continued to vest and remain exercisable for their full ten-year term. The executive would also have been eligible for an annual award for 2009, at the discretion of the Compensation Committee. These terms apply to all employees of the Company who meet the age and service qualifications to become Retirement Eligible and have received such awards. See the table entitled “Outstanding Equity Awards at 2009 Fiscal Year-End” on page 62 for details on the Performance Shares and Stock Options.

Any Named Executive Officer who had resigned but was not Retirement Eligible as of the Trigger Date would have received the 2007-2009

MetLife 2010 Proxy Statement

Performance Shares that vested on December 31, 2009, and would have had 30 days from the Trigger Date to exercise any Stock Options that had vested as of the Trigger Date. The Named Executive Officer would have forfeited all other outstanding stock-based compensation awards.

Involuntary Termination With Severance Pay (No Change-in-Control).  None of the Named Executive Officers has an employment agreement or other arrangement that calls for any severance pay in connection with a termination of employment for cause. If the Named Executive Officer had been terminated for cause, the executive’s unvested Performance Shares and all of the executive’s Stock Options would have been forfeited and the executive would have received no annual award for 2009 performance. For the definition of cause for this purpose, see above under “Voluntary Resignation (No Change-in- Control).”

Had a Named Executive Officer’s employment been terminated due to job elimination without a change-in-control having occurred, the executive would have been eligible for severance pay equal to 28 weeks base salary plus one week for every year of service, up to 52 weeks base salary. In order to receive any severance pay, the executive would have had to enter into a separation agreement that would have included a release of employment-related claims against the Company (a Separation Agreement). Each executive would also have been entitled to outplacement services. The cost of these payments and services is reflected in the table above.

If the Named Executive Officer’s termination had been due to performance, the amount of severance pay and the length of the Severance Period would have each been one-half of what it would have been in the case of job elimination.

Had a Named Executive Officer been Bridge Eligible on the Trigger Date, the executive would have received the benefit of all stock-based awards made in 2005 or later on the same basis as those who were Retirement Eligible. In order to be Bridge Eligible, the executive would have had to enter into a Separation Agreement.

Any Named Executive Officer who was neither Retirement Eligible nor Bridge Eligible as of the

Trigger Date would have received the 2007-2009 Performance Shares, which vested at the end of the performance period on December 31, 2009, and would have had 30 days from the Trigger Date to exercise any Stock Options that had vested as of the Trigger Date. The Named Executive Officer would have been offered prorata payments in consideration of any 2008-2010 and 2009-2011 Performance Shares. The amount of payment would have been determined using the amount of time that had passed in the performance period through the date of the termination of employment, the number of Performance Shares granted, and the closing price of a Share on the date the Performance Shares were granted. The estimated cost of these payments for each Named Executive Officer who was not Retirement Eligible or Bridge Eligible on the Trigger Date is reflected in the table above.

For Performance Shares granted in 2010 or later, the formula for pro-rata payments in consideration of otherwise forfeited Performance Shares, and the timing of such payments, will change. The amount of payment will continue to be determined using the amount of time that had passed in the performance period through the date of the termination of employment and the number of Performance Shares granted. However, the lesser of the performance factor ultimately determined for that three-year performance period (0-200%) or target performance (100%) will be used. In addition, the lesser of the closing price of Company common stock on the date of grant and the closing price of Company common stock on the date the Compensation Committee determined that performance factor will be used. Such payments will not be made until after the end of the applicable performance period.

Death (No Change-in-Control).  In the unlikely event that a Named Executive Officer had died on the Trigger Date, that executive’s stock-based awards would have vested and become payable immediately. The Company would have paid the executive’s unvested Performance Shares using 100% of Performance Shares granted (Target Performance). All of the executive’s Stock Options would have become immediately exercisable. These terms apply to all employees of the Company who have been made such

MetLife 2010 Proxy Statement

awards. The payment on stock-based awards was calculated using the closing price of Shares on the Trigger Date (the Trigger Date Closing Price).

Payments Solely on Account of a Change-in-Control.  The Company’s definition of change-in-control is: any person acquires beneficial ownership of 25% or more of MetLife’s voting securities (for this purpose, persons include any group under Rule 13d-5(b) under the Exchange Act, not including MetLife, any affiliate of MetLife, any Company employee benefit plan, or the MetLife Policyholder Trust); a change in the majority of the membership of MetLife’s Board of Directors (other than any director nominated or elected by other directors) occurs within any 24-month period; or a completed transaction after which the previous shareholders of MetLife do not own the majority of the voting shares in the resulting company, or do not own the majority of the voting shares in each company that holds more than 25% of the assets of MetLife prior to the transaction.

Had a change-in-control occurred on the Trigger Date, the Company could have chosen to substitute an award with at least the same value and at least equivalent material terms that complies with Section 409A (an Alternative Award), rather than accelerate or pay out the existing award. Otherwise, the Company would have paid out the executive’s unvested Performance Shares in cash using Target Performance and the change-in-control price of Shares. Payment would have been made within thirty (30) days after the change-in-control, except that if the event did not qualify as a change-in-control as defined in Section 409A, then payment would have been made following the end of the three-year performance period originally applicable to the Performance Shares. In addition, if no Alternative Award had been made, each executive’s unvested Stock Options would have become immediately exercisable, and the Compensation Committee could have chosen to cancel each option in exchange for a cash payment equal to the difference between the exercise price of the Stock Option and the change-in-control price.

The estimated cost of these payments and benefits (assuming no Alternative Award) is reflected in the table above. The payment related to unvested Stock Options and unvested Performance Shares was calculated using the Trigger Date Closing Price.

Termination with Severance Pay (Change-in-Control).  Each of the Named Executive Officers is eligible to participate in the Executive Severance Plan. Under this plan, had a change-in-control occurred on the Trigger Date, and the Named Executive Officer’s terms and conditions of employment during the three-year period beginning with the Trigger Date (Employment Period) not satisfied specified standards, the Named Executive Officer could have terminated employment and received severance pay and related benefits. These standards include:

•	base pay no lower than the level paid before the change-in-control;

•	annual bonus opportunities at least as high as other Company executives;

•	participation in all long-term incentive compensation programs for key executives at a level at least as high as for other executives of the Company of comparable rank;

•	aggregate annual bonus and long-term compensation awards at least equal to the aggregate value of such awards for any of three years prior to the change-in-control;

•	a prorata annual bonus for any fiscal year that extends beyond the end of the three-year period at least equal to the same prorata portion of any of the three annual bonuses awarded prior to the change-in-control;

•	participation in all Company pension, deferred compensation, savings, and other benefit plans at the same level as or better than those made available to other similarly-situated officers;

•	vacation, indemnification, fringe benefits, and reimbursement of expenses on the same basis as other similarly-situated officers; and

•	a work location at the same office as the executive had immediately prior to the change-in-control, or within 50 miles of that location.

MetLife 2010 Proxy Statement

In addition, if the Company had involuntarily terminated the Named Executive Officer’s employment without cause during the Employment Period, the executive would have received severance pay and related benefits. For these purposes, cause is defined as the executive’s conviction or plea of nolo contendere to a felony, dishonesty or gross misconduct which results or is intended to result in material damage to the Company’s business or reputation, or repeated, material, willful and deliberate violations by the executive of the executive’s obligations.

Had a Named Executive Officer qualified for severance pay as of the Trigger Date, the amount would have been three times the sum of the executive’s annual salary rate plus the average of the executive’s annual incentive awards for the three fiscal years prior to the change-in-control. If the executive would have received a greater net after-tax benefit by reducing the amount of severance pay below the change-in-control excise tax threshold, the severance pay would have been reduced to an amount low enough to avoid that excise tax. The executive’s related benefits would have included up to three years continuation of existing medical, dental, and long-term disability plan benefits, as well as additional service credit for Traditional Formula pension benefits for up to three years or until the executive’s 65th birthday (whichever comes first). The estimated cost of these payments and benefits is reflected in the table above, using the Trigger Date Closing Price and the actuarial present value of continuation of benefits and additional service credit using the same assumptions that are used by the Company for financial reporting purposes under GAAP.

Effective June 14, 2010 the amount of severance pay that could be paid under the plan will be two times the sum of the executive’s annual salary rate plus the average of the executive’s annual incentive awards for the three fiscal years prior to the change-in-control. Also effective in June, 2010, no additional service credit for pension benefits would be awarded.

If severance pay and related benefits had become due because the executive voluntarily terminated employment, payment would have been delayed for six months in order to comply with Section 409A.

MetLife 2010 Proxy Statement

Security Ownership of Directors and Executive Officers

The table below shows the number of equity securities of MetLife beneficially owned by each of the Directors and Named Executive Officers of MetLife and all the Directors and Executive Officers, as a group. Information reported in this table is given as of March 1, 2010, except that information for Ms. Weber is as of September 3, 2009.

Securities beneficially owned include shares held in each Director’s or Executive Officer’s name, shares held by a broker for the benefit of the Director or Executive Officer, shares which the Director or Executive Officer could acquire within 60 days (as described in notes (3) and (4) below), shares held indirectly in the Savings and Investment Plan and other shares for which the Director or Executive Officer may directly or indirectly have or share voting power or investment power (including the power to direct the disposition of the shares). None of the Directors or Executive Officers of the Company beneficially owned Floating Rate Non-Cumulative Preferred Stock, Series A, of the Company or 6.50% Non-Cumulative Preferred Stock, Series B, of the Company as of March 1, 2010.

	Common Stock
	Amount and
	Nature of
	Beneficial
	Ownership	Percent of
Name	(1)(2)(3)(4)	Class

C. Robert Henrikson	1,046,102	*
Sylvia M. Burwell	11,586	*
Eduardo Castro-Wright	6,464	*
Burton A. Dole, Jr.	27,922	*
Cheryl W. Grisé	9,216	*
R. Glenn Hubbard	13,456	*
John M. Keane	17,256	*
Alfred F. Kelly, Jr.	9,351	*
James M. Kilts	4,536	*
Catherine R. Kinney	10,535	*
Hugh B. Price	12,620	*
David Satcher	2,757	*
Kenton J. Sicchitano	19,554	*
William C. Steere, Jr.	32,144	*
Lulu C. Wang	6,296	*
Steven A. Kandarian	133,730	*
William J. Mullaney	177,323	*
William J. Toppeta	552,492	*
Lisa M. Weber(5)	513,384	*
William J. Wheeler	318,368	*
Board of Directors of MetLife, but not in each Director’s individual capacity(6)	231,759,896	28.3%
All Directors and Executive Officers, as a group(7)	2,901,077	*

*	Number of shares represents less than one percent of the number of shares of common stock outstanding at March 1, 2010.

MetLife 2010 Proxy Statement

(1)	Each Director and Executive Officer has sole voting and investment power over the shares shown in this column opposite his or her name, except as indicated in notes (2), (3) and (4) below.

(2)	Includes shares held by the MetLife Policyholder Trust allocated to the Directors and Named Executive Officers in their individual capacities as beneficiaries of the trust, as follows:

	Shares Held in		Shares Held in		Shares Held in
	Policyholder		Policyholder		Policyholder
Name	Trust	Name	Trust	Name	Trust

Henrikson	509	Satcher	260	Toppeta	344
Dole	15	Steere	10	Weber	10
Price	10	Mullaney	111	Wheeler	10

Directors and Executive Officers as of March 1, 2010, as a group, were allocated 1,269 shares as beneficiaries of the MetLife Policyholder Trust in their individual capacities. The beneficiaries have sole investment power and shared voting power with respect to such shares. Note (6) below describes additional beneficial ownership attributed to the Board of Directors as an entity, but not to any Director in an individual capacity, of shares held by the MetLife Policyholder Trust.

(3)	Includes shares that are subject to options which were granted under the MetLife, Inc. 2000 Directors Stock Plan, the MetLife, Inc. 2000 Stock Incentive Plan or the MetLife, Inc. 2005 Stock and Incentive Compensation Plan and are exercisable within 60 days of March 1, 2010 (within 60 days of September 3, 2009 in the case of Ms. Weber). The number of such options held by each Director and Named Executive Officer is shown in the following table:

	Number of		Number of		Number of
	Options		Options		Options
	Exercisable		Exercisable		Exercisable
Name	within 60 days	Name	within 60 days	Name	within 60 days

Henrikson	988,334	Price	6,836	Toppeta	482,993
Burwell	553	Sicchitano	1,536	Weber	359,500
Dole	6,836	Steere	6,836	Wheeler	308,542
Grisé	178	Kandarian	129,000
Keane	1,210	Mullaney	168,242

All Directors and Executive Officers as of March 1, 2010, as a group, held 2,538,916 options exercisable within 60 days of March 1, 2010.

(4)	Includes shares deferred under the Company’s nonqualified deferred compensation program (Deferred Shares) that the Director or Executive Officer could acquire within 60 days of March 1, 2010 (within 60 days of September 3, 2009 in the case of Ms. Weber), such as by ending employment or service as a Director, or by taking early distribution of the shares with a 10% reduction as described on page 70. The number of such Deferred Shares held by each Director and Named Executive Officer is shown in the following table:

	Number of		Number of		Number of
	Deferred		Deferred		Deferred
	Shares		Shares		Shares
	That Can Be		That Can Be		That Can Be
	Acquired		Acquired		Acquired
Name	within 60 Days	Name	within 60 Days	Name	within 60 Days

Henrikson	47,259	Keane	12,800	Steere	24,298
Burwell	11,033	Kelly	651	Mullaney	8,970
Castro-Wright	6,139	Kilts	4,536	Toppeta	43,403
Dole	17,834	Kinney	4,166	Weber	152,045
Grisé	4,480	Price	5,774
Hubbard	8,456	Satcher	1,477

MetLife 2010 Proxy Statement

Does not include Deferred Shares to the extent the Company would delay payment in order to comply with Internal Revenue Code Section 409A, as described on page 70.

(5)	Ms. Weber resigned her Executive Officer position with the Company as of September 3, 2009. Information reported in this table and the notes hereto with respect to Ms. Weber is given as of such date and is based solely on the records of the Company.

(6)	The Board of Directors of MetLife, as an entity, but not any Director in his or her individual capacity, is deemed to beneficially own the shares of MetLife common stock held by the MetLife Policyholder Trust because the Board will direct the voting of those shares on certain matters submitted to a vote of shareholders. This number of shares deemed owned by the Board of Directors is reflected in Amendment No. 40 to Schedule 13D referred to below under the heading “Security Ownership of Certain Beneficial Owners” on page 81.

(7)	Does not include shares of MetLife common stock held by the MetLife Policyholder Trust that are beneficially owned by the Board of Directors, as an entity, as described in note (6), but includes the shares allocated to the Directors in their individual capacities, as described in note (2). Includes 2,538,916 shares that are subject to options that are exercisable within 60 days of March 1, 2010 by all Directors and Executive Officers of the Company as of March 1, 2010, as a group, including the shares that are subject to options described in note (3), but does not include the shares described in note (5).

Deferred Shares Not Beneficially Owned and Deferred Share Equivalents.

Deferred Shares that could not be acquired within 60 days of March 1, 2010 are not considered beneficially owned. Deferred cash compensation or auxiliary benefits measured in share value (Deferred Share Equivalents) are also not deemed beneficially owned because their payment is not made in MetLife common stock. Each, however, aligns the Directors’ and Named Executive Officers’ interests with the interests of the Company’s shareholders since the value of Deferred Shares and Deferred Share Equivalents depends upon the price of MetLife common stock. The table below sets forth information on the Directors’ and Named Executive Officers’ (other than Ms. Weber’s) Deferred Shares that could not be acquired within 60 days and their Deferred Share Equivalents, as of March 1, 2010.

Deferred Shares
Not Beneficially Owned
Name	and/or Deferred Share Equivalents

C. Robert Henrikson	187,973
Sylvia M. Burwell	4,809
Cheryl W. Grisé	8,320
R. Glenn Hubbard	2,411
Alfred F. Kelly, Jr.	2,603
James M. Kilts	16,903
Hugh B. Price	37,315
David Satcher	7,409
Kenton J. Sicchitano	1,171
William C. Steere	36,315
Steven A. Kandarian	14,192
William J. Mullaney	36,780
William J. Toppeta	56,511
William J. Wheeler	77,758

MetLife 2010 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires the Company’s Directors, certain officers of the Company, and holders of more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person with respect to the Company. The Company believes that during fiscal year 2009, except for one report not timely filed by Gwenn L. Carr, Executive Vice President of the Company, regarding a sale of 1,100 shares of the Company’s common stock, all filings required to be made by reporting persons were timely made in accordance with the requirements of the Exchange Act.

MetLife 2010 Proxy Statement

Security Ownership of Certain Beneficial Owners

The following persons have reported to the SEC beneficial ownership of more than 5% of MetLife common stock:

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class

Beneficiaries of the MetLife Policyholder Trust(1)	231,759,896	28.3%
c/o Wilmington Trust Company, as Trustee Rodney Square North 1100 North Market Street Wilmington, DE 19890

(1)	The Board of Directors of the Company has reported to the SEC that, as of February 22, 2010, it, as an entity, had shared voting power over 231,759,896 shares of MetLife common stock held in the MetLife Policyholder Trust. The Board’s report is in Amendment No. 40, filed on February 26, 2010, to the Board’s Schedule 13D. MetLife created the trust when Metropolitan Life Insurance Company, a wholly-owned subsidiary of MetLife, converted from a mutual insurance company to a stock insurance company in April 2000. At that time, eligible Metropolitan Life Insurance Company policyholders received beneficial ownership of shares of MetLife common stock, and MetLife transferred these shares to a trust, which is the record owner of the shares. Wilmington Trust Company serves as trustee. The trust beneficiaries have sole investment power over the shares, and can direct the trustee to vote their shares on matters identified in the trust agreement that governs the trust. However, the trust agreement directs the trustee to vote the shares held in the trust on some shareholder matters as recommended or directed by MetLife’s Board of Directors and, on that account, the Board, under SEC rules, shares voting power with the trust beneficiaries and the SEC has considered the Board, as an entity, a beneficial owner under the rules.

MetLife 2010 Proxy Statement

Appendix A

Non-GAAP Financial Measures

Operating earnings is defined as operating revenues less operating expenses, net of income tax. Operating earnings available to common shareholders is defined as operating earnings less preferred stock dividends.

Operating revenues is defined as GAAP revenues (i) less net investment gains (losses), (ii) less amortization of unearned revenue related to net investment gains (losses), (iii) plus scheduled periodic settlement payments on derivative instruments that are hedges of investments but do not qualify for hedge accounting treatment, (iv) plus income from discontinued real estate operations, and (v) plus, for operating joint ventures reported under the equity method of accounting, the aforementioned adjustments and those identified in the definition of operating expenses, net of income tax, if applicable to these joint ventures.

Operating expenses is defined as GAAP expenses (i) less changes in experience-rated contractholder liabilities due to asset value fluctuations, (ii) less costs related to business combinations (since January 1, 2009) and noncontrolling interests, (iii) less amortization of deferred policy acquisition costs and value of business acquired and changes in the policyholder dividend obligation related to net investment gains (losses), and (iv) plus scheduled periodic settlement payments on derivative instruments that are hedges of policyholder account balances but do not qualify for hedge accounting treatment.

Earnings Per Share refers to operating earnings per diluted share, which is determined by dividing operating earnings available to common shareholders by the number of weighted average diluted common shares outstanding.

Return on Equity refers to operating return on adjusted common equity, which is determined by dividing operating earnings available to common shareholders by average common equity excluding accumulated other comprehensive income (loss).

Book Value refers to book value per actual common share excluding accumulated other comprehensive income (loss), which is determined by dividing GAAP equity less accumulated other comprehensive income (loss) by the number of actual common shares outstanding.

Calculation of the following non-GAAP financial measures may be found in Note 22 in the Notes to Consolidated Financial Statements in the Company’s 2009 Annual Report on Form 10-K: International operating earnings, International operating revenue, and U.S. Business operating earnings. U.S. Business expense ratio may be calculated from Note 22 in the Notes to Consolidated Financial Statements in the Company’s 2009 Annual Report on Form 10-K from other expenses, net of capitalization of deferred policy acquisition costs, divided by the sum of premiums, universal life and investment-type product policy fees, and other revenues.

Other non-GAAP financial measures referenced in the discussion of the Named Executive Officers’ performance goals are not calculated from the Company’s audited financial statements.

A-1

MetLife 2010 Proxy Statement

	2009		2008(1)
	(In millions, except Share and per Share data)

Reconciliation of Operating Earnings to Net Income
(in total and per Share)
Income (loss) from continuing operations, net of income tax	$(2,318)	$(2.82)	$3,481	$4.67
Less: Net investment gains (losses)	(7,772)	(9.45)	1,812	2.43
Less: Other adjustments to continuing operations	284	0.35	(662)	(0.89)
Less: Provision for income tax expense	2,683	3.26	(488)	(0.66)

Operating earnings	2,487	3.02	2,819	3.79
Less: Preferred stock dividends	122	0.15	125	0.17

Operating earnings available to common shareholders	$2,365	2.87	$2,694	3.62

Weighted average common stock outstanding for basic operating earnings		818,462,150		735,184,337
Incremental common shares from assumed:
Stock purchase contracts underlying common equity units				2,043,553
Exercise or issuance of stock-based awards		4,213,700		7,557,540

Weighted average common stock outstanding for diluted operating earnings		822,675,850		744,785,430

Actual common stock outstanding		818,833,810		793,629,070

Calculation of Operating Earnings After Adjustment
Operating earnings available to common shareholders	$2,365
Less:
Variable income adjustment to eliminate the impact of after-tax variable investment income lower than business plan target by more than 10%	(364)

Operating earnings available to common shareholders after adjustment	$2,729

Calculation of Operating Return on Adjusted Common Equity
MetLife, Inc.’s common equity	$31,078		$21,691
Less: Accumulated other comprehensive income (loss)	(3,058)		(14,253)

Adjusted common equity	$34,136		$35,944

Average adjusted common equity	$35,040		$34,001
Operating return on adjusted common equity	6.7%		7.9%

(1)	The 2008 performance measures shown in this appendix differ from those shown in the Company’s 2009 Proxy Statement because they reflect the policy the Company adopted in 2009 to adjust, on an operating earnings basis, net investment income related to operating joint ventures reported under the equity method of accounting.

A-2

YOUR VOTE IS IMPORTANT. PLEASE REMEMBER TO CAST YOUR BALLOT TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting are available through 11:59 PM Eastern Daylight Time, April 26, 2010. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/met Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your proxy card must be received prior to the 2010 Annual Meeting. Electronic Delivery : Please ensure that the return address on the reverse side of the proxy card appears in the You may consent to receive MetLife, Inc.’s Annual Reports to Shareholders, window. Proxy Statements, and other shareholder communications electronically at: www.bnymellon.com/shareowner/isd FOLD AND DETACH HERE THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES IN PROPOSAL 1, Please mark your votes as A VOTE “FOR” PROPOSAL 2, AND A VOTE “AGAINST” PROPOSAL 3. indicated in this example X 1. Election of Class II Directors FOR WITHHOLD ALL* FOR ALL FOR AGAINST ABSTAIN The Class II nominees for election as Directors are: 2. Ratification of the appointment of (01) R. Glenn Hubbard Deloitte & Touche LLP as independent (02) Alfred F. Kelly, Jr. auditor for 2010 (03) James M. Kilts 3. Shareholder proposal on cumulative (04) David Satcher voting (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the name(s) or number(s) as listed above in the space provided below.) If you plan to attend the meeting, please mark this box *Exceptions ___Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or in another representative capacity, please give full title as such.

FOLD AND DETACH HERE MetLife, Inc. Proxy Card Proxy solicited on behalf of the Board of Directors of MetLife, Inc. for the 2010 Annual Meeting, April 27, 2010 The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) Gwenn L. Carr, Richard S. Collins, and Jeffrey A. Welikson, or any of them, each with full power of substitution, as proxies to vote all shares of MetLife, Inc. Common Stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the 2010 Annual Meeting and at any adjournments or postponements thereof. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse of this proxy card. If this proxy card is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors of MetLife, Inc. If this proxy card is signed and returned, the proxies appointed thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the 2010 Annual Meeting and at any adjournments or postponements thereof. Address Change/Comments BNY MELLON SHAREOWNER SERVICES (Mark the corresponding box on the reverse side) P.O. BOX 3523 SOUTH HACKENSACK, NJ 07606-9223 (Continued and to be marked, dated and signed, on the other side)

YOUR VOTE IS IMPORTANT. PLEASE REMEMBER TO CAST YOUR BALLOT TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting are available until 6:00 PM Eastern Daylight Time, April 23, 2010. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Voting Instruction Form. INTERNET http://www.proxyvoting.com/met Use the Internet to vote. Have your Voting Instruction Form in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote. Have your Voting Instruction Form in hand when you call. If you provide your voting instructions by Internet or by telephone, you do NOT need to mail back your Voting Instruction Form. To vote by mail, mark, sign and date your Voting Instruction Form and return it in the enclosed postage-paid envelope. Your Voting Instruction Form must be received by 6:00 p.m., Eastern Daylight Time, on April 23, 2010. FOLD AND DETACH HERE THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES IN PROPOSAL 1, A VOTE “FOR” PROPOSAL 2, AND A VOTE “AGAINST” PROPOSAL 3. Please mark your votes as indicated in this example X 1. Election of Class II Directors FOR WITHHOLD ALL* FOR ALL FOR AGAINST ABSTAIN The Class II nominees for election as Directors are: 2. Ratification of the appointment of (01) R. Glenn Hubbard Deloitte & Touche LLP as independent (02) Alfred F. Kelly, Jr. auditor for 2010 (03) James M. Kilts 3. Shareholder proposal on cumulative (04) David Satcher voting (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the name(s) or number(s) as listed above in the space provided below.) *Exceptions ___ Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or in another representative capacity, please give full title as such.

FOLD AND DETACH HERE MetLife, Inc. Voting Instruction Form Proxy solicited on behalf of the Board of Directors of MetLife, Inc. for the 2010 Annual Meeting, April 27, 2010 The Bank of New York Mellon is the Trustee (the “Plan Trustee”) for the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates Trust (the “Plan”). As a Plan participant, you have the right to direct the Plan Trustee how to vote the shares of MetLife, Inc. Common Stock that are allocated to your Plan account and shown on the reverse of this Voting Instruction Form. The Plan Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements. You may instruct the Plan Trustee how to vote by telephone, Internet or by signing and returning this Voting Instruction Form. See the reverse side of this form for instructions on how to vote. A postage-paid envelope is enclosed. The Plan Trustee must receive your voting instructions no later than 6:00 p.m., Eastern Daylight Time, April 23, 2010, to vote in accordance with the instructions. The Plan Trustee will vote your Plan shares in accordance with the specifications indicated by you on the reverse of this Voting Instruction Form. If the Plan Trustee does not receive your instructions by 6:00 p.m., Eastern Daylight Time, April 23, 2010, the Plan Trustee will vote your Plan shares in the same proportion as the Plan shares for which it has received instructions. If you sign and return this Voting Instruction Form and no specifications are indicated, your Plan shares will be voted as recommended by the Board of Directors of MetLife, Inc. On any matters other than those described on the reverse of this Voting Instruction Form that may be presented for a vote at the 2010 Annual Meeting and any adjournments or postponements thereof, your Plan shares will be voted in the discretion of the proxies appointed by the shareholders of MetLife, Inc. You will receive a separate set of proxy solicitation materials for any shares of Common Stock you own other than as a Plan participant. Your non-Plan shares must be voted separately from your Plan shares. (Continued and to be signed and dated on the reverse side.)

YOUR VOTE IS IMPORTANT. PLEASE REMEMBER TO CAST YOUR BALLOT TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting are available until 6:00 PM Eastern Daylight Time, April 23, 2010. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Voting Instruction Form. INTERNET http://www.proxyvoting.com/met Use the Internet to vote. Have your Voting Instruction Form in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote. Have your Voting Instruction Form in hand when you call. If you provide your voting instructions by Internet or by telephone, you do NOT need to mail back your Voting Instruction Form. To vote by mail, mark, sign and date your Voting Instruction Form and return it in the enclosed postage-paid envelope. Your Voting Instruction Form must be received by 6:00 p.m., Eastern Daylight Time, on April 23, 2010. FOLD AND DETACH HERE THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES IN PROPOSAL 1, A VOTE “FOR” PROPOSAL 2, AND A VOTE “AGAINST” PROPOSAL 3. Please mark your votes as indicated in this example X 1. Election of Class II Directors FOR WITHHOLD ALL* FOR ALL FOR AGAINST ABSTAIN The Class II nominees for election as Directors are: 2. Ratification of the appointment of (01) R. Glenn Hubbard Deloitte & Touche LLP as independent (02) Alfred F. Kelly, Jr. auditor for 2010 (03) James M. Kilts 3. Shareholder proposal on cumulative (04) David Satcher voting (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the name(s) or number(s) as listed above in the space provided below.) *Exceptions ___ Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or in another representative capacity, please give full title as such.

FOLD AND DETACH HERE MetLife, Inc. Voting Instruction Form Proxy solicited on behalf of the Board of Directors of MetLife, Inc. for the 2010 Annual Meeting, April 27, 2010 The Bank of New York Mellon is the Trustee (the “Plan Trustee”) of the New England Life Insurance Company 401(k) Savings Plan and Trust (the “NESP”), New England Life Insurance Company Agents’ Retirement Plan and Trust (the “ARP”) and New England Life Insurance Company Agents’ Deferred Compensation Plan and Trust (the “ADC”). Each of the NESP, ARP and ADC is referred to herein individually as a “Plan”. As a Plan participant, you have the right to direct the Plan Trustee how to vote the shares of MetLife, Inc. Common Stock that are allocated to your Plan account and shown on the reverse of this Voting Instruction Form. The Plan Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements. You may instruct the Plan Trustee how to vote by telephone, Internet or by signing and returning this Voting Instruction Form. See the reverse side of this form for instructions on how to vote. A postage-paid envelope is enclosed. The Plan Trustee must receive your voting instructions no later than 6:00 p.m., Eastern Daylight Time, April 23, 2010, to vote in accordance with the instructions. The Plan Trustee will vote your Plan shares in accordance with the specifications indicated by you on the reverse of this Voting Instruction Form. If the Plan Trustee does not receive your instructions by 6:00 p.m., Eastern Daylight Time, April 23, 2010, the Plan Trustee will vote your Plan shares in the same proportion as the Plan shares for which it has received instructions. If you sign and return this Voting Instruction Form and no specifications are indicated, your Plan shares will be voted as recommended by the Board of Directors of MetLife, Inc. On any matters other than those described on the reverse of this Voting Instruction Form that may be presented for a vote at the 2010 Annual Meeting and any adjournments or postponements thereof, your Plan shares will be voted in the discretion of the proxies appointed by the shareholders of MetLife, Inc. You will receive a separate set of proxy solicitation materials for any shares of Common Stock you own other than as a Plan participant. Your non-Plan shares must be voted separately from your Plan shares. (Continued and to be signed and dated on the reverse side.)